                                                                   EXHIBIT 10.42

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                             AMENDED AND RESTATED

                               CREDIT AGREEMENT

                                     among

                         PHYSICIAN HEALTH CORPORATION,

                           PHC HOLDING CORPORATION,

                                 VARIOUS BANKS

                                      and

                                BANQUE PARIBAS,

                                   as Agent

                                  $62,500,000

               ________________________________________________

                         Dated as of October 27, 1997

                                      and

                 Amended and Restated as of December 11, 1997

               ________________________________________________

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                               TABLE OF CONTENTS
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
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Section 1.  Amount and Terms of Credit....................................     1
        1.01  The Commitments.............................................     1
        1.02  Minimum Amount of Each Borrowing............................     5
        1.03  Notice of Borrowing.........................................     5
        1.04  Disbursement of Funds.......................................     6
        1.05  Notes.......................................................     7
        1.06  Conversions.................................................     8
        1.07  Pro Rata Borrowings.........................................     9
        1.08  Interest....................................................     9
        1.09  Interest Periods............................................    11
        1.10  Increased Costs, Illegality, etc............................    12
        1.11  Compensation................................................    14
        1.12  Replacement of Banks........................................    15

Section 2.  Letters of Credit.............................................    16
        2.01  Letters of Credit...........................................    16
        2.02  Minimum Stated Amount.......................................    17
        2.03  Letter of Credit Requests...................................    17
        2.04  Letter of Credit Participations.............................    18
        2.05  Agreement to Repay Letter of Credit Drawings................    20
        2.06  Increased Costs.............................................    20

Section 3.  Fees; Reductions of Commitment................................    21
        3.01  Fees........................................................    21
        3.02  Voluntary Termination of Unutilized Commitments.............    22
        3.03  Mandatory Reduction of Commitments..........................    23

Section 4.  Prepayments; Payments; Taxes..................................    25
        4.01  Voluntary Prepayments.......................................    25
        4.02  Mandatory Repayments and Commitment Reductions..............    27
        4.03  Method and Place of Payment.................................    33
        4.04  Net Payments................................................    33

Section 5.  Conditions Precedent to Loans on the Initial Borrowing Date...    35
        5.01  Execution of Agreement; Notes...............................    35
        5.02  Officer's Certificate.......................................    35

                                      (i)
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
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        5.03  Opinions of Counsel.........................................    36
        5.04  Corporate Documents; Proceedings............................    36
        5.05  Plans; Shareholders' Agreements; Management Agreements;
                Employment Agreements; Collective Bargaining Agreements;
                Debt Agreements; Affiliate Contracts; Tax Sharing
                Agreements and Material Contracts.........................    36
        5.06  Consummation of the Acquisitions............................    38
        5.07  Pledge Agreement............................................    39
        5.08  Security Agreement..........................................    39
        5.09  Subsidiaries Guaranty.......................................    40
        5.10  Material Adverse Change, etc................................    40
        5.11  Litigation..................................................    40
        5.12  Fees, etc...................................................    40
        5.13  Solvency Certificate; Insurance Analyses....................    40
        5.14  Approvals...................................................    41
        5.15  Financial Statements; Projections; Management Letter
               Reports....................................................    41
        5.16  Refinancing.................................................    42
        5.17  Issuance of Senior Subordinated Notes.......................    43
        5.18  Consent Letter..............................................    43
        5.19  Borrowing Base Certificate..................................    44
        5.20  Equity Amendments...........................................    44
        5.21  Subordinated Debt...........................................    44

Section 6.  Conditions Precedent to All Credit Events.....................    44
        6.01  No Default; Representations and Warranties..................    44
        6.02  Material Adverse Change, etc................................    44
        6.03  Litigation..................................................    45
        6.04  Notice of Borrowing; Letter of Credit Request...............    45
        6.05  Acquisition/Term Loans......................................    45
        6.06  Additional Conditions.......................................    45

Section 7.  Representations, Warranties and Agreements....................    46
        7.01  Corporate Status............................................    46
        7.02  Corporate Power and Authority...............................    46
        7.03  No Violation................................................    47
        7.04  Governmental Approvals......................................    47
        7.05  Financial Statements; Financial Condition; Undisclosed
               Liabilities; Projections; etc..............................    47
        7.06  Litigation..................................................    49
        7.07  True and Complete Disclosure................................    49
        7.08  Use of Proceeds; Margin Regulations.........................    49

                                     (ii)

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        7.09  Tax Returns and Payments....................................    50
        7.10  Compliance with ERISA.......................................    50
        7.11  The Security Documents......................................    51
        7.12  Representations and Warranties in Documents.................    52
        7.13  Properties..................................................    52
        7.14  Capitalization..............................................    52
        7.15  Subsidiaries................................................    53
        7.16  Compliance with Statutes, etc...............................    53
        7.17  Investment Company Act......................................    53
        7.18  Public Utility Holding Company Act..........................    54
        7.19  Environmental Matters.......................................    54
        7.20  Labor Relations.............................................    55
        7.21  Patents, Licenses, Franchises and Formulas..................    55
        7.22  Indebtedness................................................    56
        7.23  Restrictions on or Relating to Subsidiaries.................    56
        7.24  The Transaction.............................................    56
        7.25  Material Contracts..........................................    57
        7.26  Senior Subordinated Notes...................................    57
        7.27  Defaults....................................................    57
        7.28  Unwind Provisions...........................................    57
        7.29  Practice Management Agreements..............................    57
        7.30  Contemporaneous Acquisitions................................    57
        7.31  Post-Closing Acquisitions...................................    58
        7.32  Repurchase Obligations......................................    58

Section 8.  Affirmative Covenants.........................................    58
        8.01  Information Covenants.......................................    58
        8.02  Books, Records and Inspections..............................    62
        8.03  Maintenance of Property, Insurance..........................    62
        8.04  Corporate Franchises........................................    63
        8.05  Compliance with Statutes, etc...............................    63
        8.06  Compliance with Environmental Laws..........................    63
        8.07  ERISA.......................................................    64
        8.08  End of Fiscal Years; Fiscal Quarters........................    65
        8.09  Performance of Obligations..................................    65
        8.10  Payment of Taxes............................................    65
        8.11  Interest Rate Protection....................................    66
        8.12  Use of Proceeds.............................................    66
        8.13  UCC Searches................................................    66
        8.14  Intellectual Property Rights................................    66
        8.15  Permitted Acquisitions and Repayment of DVI Indebtedness....    67

                                     (iii)
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        8.16  Registry....................................................    72
        8.17  Further Actions.............................................    72
        8.18  Concentration Account.......................................    73
        8.19  Subsidiary Metroplex Note...................................    74
        8.20  Assignment of Practice Management Agreement.................    74
        8.21  Corporate Separateness......................................    74
        8.22  MHOA Pledged Securities.....................................    74

Section 9.   Negative Covenants...........................................    74
        9.01  Liens.......................................................    74
        9.02  Consolidation, Merger, Purchase or Sale of Assets, etc......    76
        9.03  Dividends...................................................    77
        9.04  Leases......................................................    78
        9.05  Indebtedness................................................    78
        9.06  Advances, Investments and Loans.............................    79
        9.07  Transactions with Affiliates................................    80
        9.08  Capital Expenditures........................................    81
        9.09  Fixed Charge Coverage Ratio.................................    81
        9.10  Interest Coverage Ratio.....................................    82
        9.11  Leverage Ratios                                                 82
        9.12  Minimum Consolidated Net Worth..............................    84
        9.13  Minimum EBITDA..............................................    84
        9.14  Accounts Receivable Days....................................    84
        9.15  Limitation on Voluntary Payments and Modification;
               Limitation on Modifications of Certificate of
               Incorporation, By-Laws and  Certain Other Agreements; etc..    84
        9.16  Limitation on Certain Restrictions on Subsidiaries..........    85
        9.17  Limitation on Issuance of Capital Stock.....................    85
        9.18  Business....................................................    86
        9.19  Limitation on Creation of Subsidiaries......................    86
        9.20  Concentration Account.......................................    86
        9.21  Unwind Provisions...........................................    87

Section 10.  Events of Default............................................    87
        10.01 Payments....................................................    87
        10.02 Representations, etc........................................    87
        10.03 Covenants...................................................    87
        10.04 Default Under Other Agreements..............................    87
        10.05 Bankruptcy, etc.............................................    88
        10.06 ERISA.......................................................    88
        10.07 Security Documents..........................................    89

                                     (iv)


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        10.08 Guaranties..................................................    89
        10.09 Judgments...................................................    89
        10.10 Event Constituting a Material Adverse Change................    90
        10.11 Physician Turnover..........................................    90
        10.12 Change in Control...........................................    90

Section 11.  Definitions and Accounting Terms.............................    91
        11.01 Defined Terms...............................................    91

Section 12.  The Agent....................................................   120
        12.01 Appointment.................................................   120
        12.02 Nature of Duties............................................   121
        12.03 Lack of Reliance on the Agent...............................   121
        12.04 Certain Rights of the Agent.................................   122
        12.05 Reliance....................................................   122
        12.06 Indemnification.............................................   122
        12.07 The Agent in Its Individual Capacity........................   122
        12.08 Holders.....................................................   123
        12.09 Resignation by the Agent....................................   123

Section 13.  Guaranty.....................................................   123
        13.01 The Guaranty................................................   123
        13.02 Bankruptcy..................................................   124
        13.03 Nature of Liability.........................................   124
        13.04 Guaranty Absolute...........................................   125
        13.05 Independent Obligation......................................   125
        13.06 Authorization...............................................   125
        13.07 Reliance....................................................   126
        13.08 Subordination...............................................   126
        13.09 Waiver......................................................   126
        13.10 Guaranty Continuing.........................................   127
        13.11 Binding Nature of Guaranties................................   128
        13.12 Judgments Binding...........................................   128

Section 14.  Miscellaneous................................................   128
        14.01 Payment of Expenses, etc....................................   128
        14.02 Right of Setoff.............................................   129
        14.03 Notices.....................................................   129
        14.04 Benefit of Agreement........................................   130
        14.05 No Waiver; Remedies Cumulative..............................   131
        14.06 Payments Pro Rata...........................................   132
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                                      (v)
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     14.07  Calculations; Computations....................................   132
     14.08  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF
            JURY TRIAL....................................................   132
     14.09  Counterparts..................................................   134
     14.10  Effectiveness.................................................   134
     14.11  Headings Descriptive..........................................   135
     14.12  Amendment or Waiver...........................................   135
     14.13  Survival......................................................   137
     14.14  Domicile of Loans.............................................   137
     14.15  Post-Closing Obligations......................................   137
     14.16  Addition of New Banks; Original Notes.........................   137

SCHEDULE I     Commitments
SCHEDULE II    Insurance
SCHEDULE III   Financial Statements
SCHEDULE IV    Intentionally Omitted
SCHEDULE V     Real Property
SCHEDULE VI    ERISA
SCHEDULE VII   Capitalization
SCHEDULE VIII  Subsidiaries
SCHEDULE IX    Existing Indebtedness
SCHEDULE X     Material Contracts
SCHEDULE XI    Unwind Provisions and Mandatory Distributions
SCHEDULE XII   Practice Management Agreements
SCHEDULE XIII  Pre-Closing Acquisitions
SCHEDULE XIV   Contemporaneous Acquisitions
SCHEDULE XV    Post-Closing Acquisitions
SCHEDULE XVI   Existing Liens
SCHEDULE XVII  Acquisitions
SCHEDULE XVIII Dividend Restrictions
SCHEDULE XIX   Outstanding Indebtedness Evidenced by Capital Lease Obligations


EXHIBIT A-1    Notice of Borrowing
EXHIBIT A-2    Notice of Conversion
EXHIBIT B-1    Term Note
EXHIBIT B-2    Acquisition Note
EXHIBIT B-3    Revolving Note
EXHIBIT B-4    Swingline Note
EXHIBIT C      Letter of Credit Request

                                     (vi)

EXHIBIT D      Section 4.04(b)(ii) Certificate
EXHIBIT E      Form of Opinion of Jackson Walker, L.L.P.
EXHIBIT F      Officers' Certificate of Credit Parties
EXHIBIT G-1    Form of Corporate Pledge Agreement
EXHIBIT G-2    Form of LLC Pledge Agreement
EXHIBIT H      Form of Security Agreement
EXHIBIT I      Subsidiaries Guaranty
EXHIBIT J      Consent Letter
EXHIBIT K      Borrowing Base Certificate
EXHIBIT L      Bank Assignment and Assumption Agreement
EXHIBIT M      Cash Collateral Agreement
EXHIBIT N      Solvency Certificate

                                     (vii)

          CREDIT AGREEMENT, dated as of October 27, 1997, and amended and restated as of December 12, 1997, among PHYSICIAN HEALTH CORPORATION, a corporation organized and existing under the laws of Delaware ("Holdings"), PHC Holding Corporation, a corporation organized and existing under the laws of Georgia and a Wholly-Owned Subsidiary of Holdings (the "Borrower"), the financial institutions party hereto from time to time (each a "Bank" and, collectively, the "Banks"), and BANQUE PARIBAS, as agent (the "Agent"). Unless other wise defined herein, all capitalized terms used herein and defined in
Section 11 are used herein as therein defined.

                             W I T N E S S E T H:

          WHEREAS, Holdings, the Borrower, the Original Bank and the Agent are parties to a Credit Agreement, dated as of October 27, 1997 (as the same has been amended, modified or supplemented to, but not including, the Restatement Effective Date, the "Original Credit Agreement");

          WHEREAS, the Borrower has requested that the Original Credit Agreement be amended and restated and the Banks and the Agent are willing to amend and restate the same upon the terms and conditions set forth below;

          NOW, THEREFORE, the parties hereto agree that the Original Credit Agreement shall be and hereby is amended and restated in its entirety as follows:

          Section 1.  Amount and Terms of Credit.
                      --------------------------

          1.01  The Commitments.  (a)  Subject to and upon the terms and
                ---------------
conditions set forth herein, each Bank with a Term Loan Commitment severally agrees to make, on the Initial Borrowing Date and on the DVI Payment Date (so long as the DVI Payment Date occurs prior to the Term Loan Commitment Termination Date), a term loan (each, a "Term Loan" and, collectively, the "Term Loans") to the Borrower, which Term Loans (i) shall be Base Rate Loans or Eurodollar Loans; provided that (x) except as otherwise specifically provided in
                  --------
Section 1.10(b), all Term Loans comprising the same Borrowing shall at all times be of the same Type and (y) no Eurodollar Loans may be incurred prior to the Syndication Termination Date and (ii) shall not exceed for any Bank, in initial aggregate principal amount, that amount which equals the Term Loan Commitment of such Bank on such date (before giving effect to any reductions thereto on such date pursuant to Section 3.03(b)(i), 3.03(b)(iii) and 3.03(b)(v) but after giving effect to any reductions thereto on or prior to such date pursuant to Section 3.03(b)(ii) and 3.03(b)(iv)) less such Bank's Term Loan Commitment Percentage of the Blocked Commitment; provided,
                                                                  --------
however that Term Loans made after the Initial Borrowing Date shall be made from
-------
the Blocked Commitment for each Bank and shall be in an amount equal to such Bank's Term Loan Commitment Percentage of the Blocked Commitment. Once repaid, Term Loans incurred hereunder may not be reborrowed. In addition, on the Restatement Effective Date, the Borrower and Banque Paribas agree that $2 million of the Acquisition Loans which had been made pursuant to the Original Credit Agreement prior to the Restatement Effective Date shall be deemed automatically converted into an additional Borrowing of Term Loans.

          (b) Subject to and upon the terms and conditions set forth herein, each Bank with an Acquisition Loan Commitment severally agrees to make, at any time and from time to time after the Acquisition Loan Commencement Date and prior to the Acquisition Loan Termination Date, a loan or loans (each an "Acquisition Loan" and, collectively, the "Acquisition Loans") to the Borrower, which Acquisition Loans (i) shall, at the option of the Borrower, be Base Rate Loans or Eurodollar Loans; provided that (x) except as otherwise specifically
                           --------
provided in Section 1.10(b), all Acquisition Loans comprising the same Borrowing shall at all times be of the same Type and (y) no Eurodollar Loans may be incurred prior to the Syndication Termination Date and (ii) shall not exceed for any Bank, in initial aggregate principal amount, that amount which equals the Acquisition Loan Commitment of such Bank at such time (before giving effect to any reductions thereto on such date pursuant to Section 3.03(c)(i) or Section 3.03(c)(ii) but after giving effect to any reductions thereto on or prior to such date pursuant to Section 3.03(c)(iii)). Once repaid, Acquisition Loans incurred may not be reborrowed; provided, however that the $2 million of
                                --------  -------
Acquisition Loans converted to Term Loans or Revolving Loans in accordance with the next succeeding sentence and any Acquisition Loans repaid in accordance with
Section 4.02(A)(e)(i) from the proceeds of the initial public offering of common equity of Holdings shall be permitted to be reborrowed. After giving effect to the conversion of $2 million of the Acquisition Loans to Term Loans in accordance with Section 1.01(a) on the Restatement Effective Date, Acquisition Loans in an amount set forth on Part B of Schedule I shall be outstanding on the Restatement Effective Date. No Acquisition Loans may be incurred on the Restatement Effective Date.

          (c) Subject to and upon the terms and conditions set forth herein, each Bank with a Revolving Loan Commitment severally agrees at any time and from time to time after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, to make a loan or loans (each a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower, which Revolving Loans (i) shall, at the option of the Borrower, be Base Rate Loans or Eurodollar Loans; provided that (x) except as otherwise specifically provided in Section 1.10(b),
--------
all Revolving Loans comprising the same Borrowing shall at all times be of the same Type and (y) no Eurodollar Loans may be incurred prior to the Syndication Termination Date, (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall not exceed for any Bank at any time outstanding that aggregate principal

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amount which, when added to the product of (x) such Bank's Percentage and (y)
the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) and (II) the aggregate principal amount of all Swingline Loans then outstanding (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans), equals the Revolving Loan Commitment of such Bank at such time and (iv) shall not exceed for all Banks at any time that aggregate principal amount which, when added to the aggregate principal amount of all Swingline Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time, equals the Borrowing Base at such time.

          (d) Subject to and upon the terms and conditions herein set forth, the Swingline Bank agrees to make at any time and from time to time after the Initial Borrowing Date and prior to the Swingline Expiry Date, a loan or loans to the Borrower (each a "Swingline Loan," and collectively, the "Swingline Loans"), which Swingline Loans (i) shall be made and maintained as Base Rate Loans; (ii) may be repaid and reborrowed in accordance with the provisions hereof; (iii) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of (x) all Revolving Loans then outstanding and (y) all Letter of Credit Outstandings at such time (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Swingline Loans), an amount equal to the lesser of (A) the Total Revolving Loan Commitment at such time (after giving effect to any reductions to the Total Revolving Loan Commitment on such date) and (B) the Borrowing Base at such time; and (iv) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. The Swingline Bank shall not be obligated to make any Swingline Loans at a time when a Bank Default exists unless the Swingline Bank has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Bank's risk with respect to the Defaulting Bank's or Banks' participation in such Swingline Loans, including by cash collateralizing such Defaulting Bank's or Banks' Percentage of the outstanding Swingline Loans. The Swingline Bank shall not make any Swingline Loan after receiving a written notice from the Borrower or the Required Banks stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Bank shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice, (ii) the waiver of such Default or Event of Default by the Required Banks, (iii) the Agent in good faith believes that such Default or Event of Default has ceased to exist or (iv) the consent of the Required Banks to make Swingline Loans notwithstanding the existence of such Default or Event of Default.

          (e) On any Business Day, the Swingline Bank may, in its sole discretion, give notice to the Banks that its outstanding Swingline Loans shall be funded with a

Borrowing of Revolving Loans, provided that such notice shall be deemed to have
                              --------
been automatically given upon the occurrence of a Default or an Event of Default under Section 10.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 10, in which case a Borrowing of Revolving Loans constituting Base Rate Loans (each such Borrowing, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day from all Banks with a Revolving Loan Commitment (without giving effect to any terminations and/or reductions thereto pursuant to the last paragraph of Section 10) pro rata on the
                                                                 --- ----
basis of their respective Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of
Section 10) and the proceeds thereof shall be applied directly to the Swingline Bank to repay the Swingline Bank for such outstanding Swingline Loans. Each such Bank hereby irrevocably agrees to make Revolving Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Bank notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the minimum amount for Borrowings otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing and (v) any reduction in the Total Revolving Loan Commitment after any such Swingline Loans were made. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each such Bank hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Bank (without recourse or warranty) such participations in the outstanding Swingline Loans as shall be necessary to cause such Banks to share in such Swingline Loans ratably based upon their respective Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last para graph of
Section 10); provided that (x) all interest payable on the Swingline Loans shall
             --------
be for the account of the Swingline Bank until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Bank shall be required to pay the Swingline Bank interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate otherwise applicable to Revolving Loans maintained as Base Rate Loans here under for each day thereafter.

          (f) (i) Each New Bank shall purchase by assignment and assumption from Banque Paribas on the Restatement Effective Date (without recourse to, representation or warranty by (other than as expressly provided in this Section 1.01(f)), Banque Paribas), outstanding Loans made by Banque Paribas to the Borrower pursuant to the Original Credit Agreement, with each New Bank to purchase Loans in an aggregate principal amount so that after giving effect to all such assignments the outstanding principal amount of Loans of each Bank under each facility shall be as set forth on Part B of Schedule I. Each of the Banks hereby further agree that such assignments shall be effected on the Restatement Effective Date as a result of the New Banks making to Agents for the account of Banque Paribas payments in an amount equal to the total outstanding amount of Loans of such Bank as set forth on Part B of Schedule I.

          (ii) (x) on the Restatement Effective Date all accrued (but theretofore unpaid) interest with respect to all outstanding Loans under the Original Credit Agreement immediately prior to the Restatement Effective Date shall be paid by the Borrower and (y) all Fees under, and as defined in, the Original Credit Agreement (including, without limitation, Commitment Commissions (as defined in the Original Credit Agreement)) accrued prior to the Restatement Effective Date shall be paid on the Restatement Effective Date by the Borrower.

          (iii) Banque Paribas hereby represents and warrants to each New Bank purchasing Loans from Banque Paribas by way of assignment pursuant to this Section that it is the legal and beneficial owner of such Loans being assigned by it under this Section to such New Bank and that such Loans are free and clear of any adverse claim with respect to its legal and beneficial ownership thereof.

          1.02  Minimum Amount of Each Borrowing.  The aggregate principal
                --------------------------------
amount of each Borrowing under a Facility hereunder shall not be less than the Minimum Borrowing Amount for such Facility and, if greater, shall be in integral multiples of $100,000 in the case of all Loans (other than Swingline Loans) and $50,000 in the case of Swingline Loans. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than five Borrowings of Eurodollar Loans.

          1.03  Notice of Borrowing.  (a)  Whenever the Borrower desires to make
                -------------------
a Borrowing hereunder (excluding Borrowings of Swingline Loans and Mandatory Borrowings), it shall give the Agent at its Notice Office, prior to 11:00 A.M. (New York time) at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans and at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans. Each such notice (each a "Notice of Borrowing"), except as otherwise expressly provided in
Section 1.10, shall be irrevocable and shall be given by the Borrower in the form of Exhibit A-1, appropriately completed to specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of such Borrow ing (which shall be a Business Day), (iii) whether the Loans being made pursuant to such Borrowing shall constitute Term Loans, Revolving Loans or Acquisition Loans and (iv) whether the Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. Any notice received after 11:00 A.M. (New York time) shall be deemed to be received on the next succeeding Business Day. The Agent shall promptly give each Bank which is required to make Loans of the Tranche specified in the respective Notice of Borrowing notice of such proposed Borrowing, of such Bank's proportionate share thereof and of the other matters specified in the Notice of Borrowing.

          (b) (i) Whenever the Borrower desires to make a Borrowing of Swingline Loans hereunder, it shall give the Swingline Bank not later than 11:00 A.M. (New York time) on the date that the Swingline Loan is to be made, written notice (or telephonic notice confirmed in writing) of each Swingline Loan to be made hereunder. Each such notice shall be irrevocable and specify in each case
(A) the date of Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of Swingline Loans to be made pursuant to such Borrowing.

          (ii) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Agent, the respective Issuing Bank (in the case of Letters of Credit) or the Swingline Bank, as the case may be, may, prior to receipt of written confirmation, act without liability upon the basis of telephonic notice believed by the Agent, the respective Issuing Bank (in the case of Letters of Credit) or the Swingline Bank, as the case may be, in good faith to be from the Chief Executive Officer, President, Chief Financial Officer or Controller of the Borrower. In each such case, the Agent's, such Issuing Bank's or the Swingline Bank's record of the terms of such telephonic notice shall be conclusive absent manifest error.

          (iii) Mandatory Borrowings shall be made upon the notice specified in
Section 1.01(e), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in
Section 1.01(e).

          1.04  Disbursement of Funds.  No later than 12:00 Noon (New York time)
                ---------------------
on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than the close of business on the date specified pursuant to Section 1.03(b)(i) or (y) in the case of Mandatory Borrowings, not later than 12:00 Noon (New York time) on the date specified in Section 1.01(e)), each Bank with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 1.07) of each such
--- ----
Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Bank shall make available the full amount thereof). All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office, and the Agent will immediately make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Banks. Unless the Agent shall have been notified in writing by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Agent such Bank's portion of any Borrowing to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date of Borrowing and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower, and Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover on demand from such Bank or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to such Borrower, until the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (i) if recovered from such Bank, the Federal Funds Rate and (ii) if recovered from either Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Bank from its obligation to make Loans hereunder or to prejudice any rights which Borrower may have against any Bank as a result of any failure by such Bank to make Loans hereunder.

          1.05  Notes.  (a)  The Borrower's obligation to pay the principal of,
                -----
and interest on, the Loans made by each Bank shall be evidenced (i) if Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1 with blanks appropriately completed in conformity herewith (each, a "Term Note" and, collectively, the "Term Notes"),
(ii) if Acquisition Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each an "Acquisition Note" and collectively, the "Acquisition Notes"), (iii) if Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (each a "Revolving Note" and, collectively, the "Revolving Notes"), and (iv) if Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-4, with blanks appropriately completed in conformity herewith (the "Swingline Note").

          (b) The Term Note issued to each Bank shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank or its registered assigns and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Term Loan Commitment of such Bank on the Initial Borrowing Date and be payable in the principal amount of the Term Loans evidenced thereby, (iv) mature on the Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary repayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the Guaranties and be secured by the Security Documents.


          (c) The Acquisition Note issued to each Bank with an Acquisition Loan Commitment shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank or its registered assigns and be dated the Initial Borrowing Date,
(iii) be in a stated principal amount equal to the Acquisition Loan Commitment of such Bank and be payable in the principal amount of the Acquisition Loans evidenced thereby, (iv) mature on the Acquisition Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby,
(vi) be subject to voluntary repayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the Guaranties and be secured by the Security Documents.

          (d) The Revolving Note issued to each Bank with a Revolving Loan Commitment shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank or its registered assigns and be dated the Initial Borrowing Date,
(iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Bank and be payable in the principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Revolving Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby,
(vi) be subject to voluntary repayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the Guaranties and be secured by the Security Documents.

          (e) The Swingline Note issued to the Swingline Bank shall (i) be executed by the Borrower, (ii) be payable to the order of the Swingline Bank or its registered assigns and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of the outstanding Swingline Loans evidenced thereby from time to time, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to voluntary repayment as provided in
Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the Guaranties and be secured by the Security Documents.

          (f) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or the making of an incorrect notation shall not affect the Borrower's obligations in respect of such Loans.

          1.06  Conversions.  The Borrower shall have the option to convert, on
                -----------
any Business Day, all or a portion at least equal to the applicable Minimum Borrowing Amount for such Tranche of the outstanding principal amount of the Loans (other than Swingline Loans, which may not be converted pursuant to this
Section 1.06), made pursuant to one or more Borrowings (so long as of the same Tranche) of one Type of Loan into a Borrowing or Borrowings (of the same Tranche) of the other Type of Loan; provided that:
                                    --------

          (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the applicable Minimum Borrowing Amount for such Tranche applicable thereto;

          (ii) Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion;

          (iii) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings than is permitted under Section 1.02; and

          (iv) prior to the Syndication Termination Date, no Loan may be converted into Eurodollar Loans.

Each such conversion shall be effected by the Borrower by giving the Agent at its Notice Office prior to 12:00 Noon (New York time) at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) (each a "Notice of Conversion") which notice shall be in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing(s) pursuant to which such Loans were made and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans.

          1.07  Pro Rata Borrowings.  All Borrowings of Loans (other than
                -------------------
Swingline Loans) under this Agreement shall be incurred from the Banks pro rata
                                                                       --- ----
on the basis of their respective Term Loan Commitments, Acquisition Loan Commitments or Revolving Loan Commitments, as the case may be; provided that all
                                                               --------
Borrowings of Revolving Loans made pursuant to a Mandatory Borrowing shall be incurred by the Borrower from the Banks pro rata on the basis of their
                                        --- ----
Percentages. It is understood that no Bank shall be responsible for any default by any other Bank of its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder regardless of the failure of any other Bank to make its Loans hereunder.

          1.08  Interest.  (a)  The Borrower agrees to pay interest in respect
                --------
of the unpaid principal amount of each Base Rate Loan made to it from the date of the Borrowing thereof (or with respect to Loans incurred prior to the Restatement Effective Date, from the Restatement Effective Date,) until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) of such Base Rate Loan and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06, at a rate per annum which shall at all times be equal to the sum of the Applicable Margin plus the Base Rate in effect from time to time.

          (b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan made to it from the date of the Borrowing thereof (or with respect to Loans incurred prior to the Restatement Effective Date, from the Restatement Effective Date) until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) of such Eurodollar Loan and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10(b), as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the Quoted Rate for such Interest Period.

          (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum equal to the greater of
(x) 2% per annum in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche of Loans from time to time and (y) the rate which is 2% in excess of the rate borne by such Loans. Interest which accrues under this
Section 1.08(c) shall be payable on demand.

          (d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Day, (ii) in respect of each Eurodollar Loan on (x) the date of any prepayment or repayment thereof (on the amount prepaid or repaid), (y) the date of any conversion into a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10(b), as applicable (on the amount converted) and (z) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iii) in respect of each Loan, at maturity (whether by acceleration or otherwise) and, after such maturity, on demand. Notwithstanding anything to the contrary in this Agreement or in the Original Credit Agreement, all accrued (but theretofore unpaid) interest with respect to Loans which were outstanding prior to the Restatement Effective Date shall be payable on the Restatement Effective Date.

          (e) Upon each Interest Determination Date, the Agent shall determine the Quoted Rate for the Interest Period applicable to Eurodollar Loans and shall promptly notify the Borrower and the Banks thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

          (f) All computations of interest hereunder shall be made in accordance with Section 14.07(b).

          1.09  Interest Periods.  At the time it gives any Notice of Borrowing
                ----------------
or Notice of Conversion in respect of the making of, or conversion into, a Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect, by giving the Agent notice thereof, the interest period (each an "Interest Period") applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be a one, two, three or six-month period; provided that:
                                                                  --------

          (i) all Eurodollar Loans comprising a single Borrowing shall at all times have the same Interest Period;

          (ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Loan (including the date of any conversion thereto from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

          (iii) if any Interest Period relating to a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

          (iv)  if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for
                              --------  -------
     a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (v) no Interest Period for a Borrowing under a Tranche shall be selected which extends beyond the respective Maturity Date of such Tranche;

          (vi) no Interest Period may be selected at any time when any Default or Event of Default is then in existence;


          (vii) no Interest Period in respect of any Borrowing of Term Loans or Acquisition Loans, as the case may be, shall be selected which extends beyond any date upon which a mandatory repayment of such Term Loans or Acquisition Loans will be required to be made under Section 4.02(A)(c) or (d), as the case may be, if, after giving effect to the selection of such Interest Period, the aggregate principal amount of such Term Loans or Acquisition Loans, as the case may be, maintained as Eurodollar Loans which have Interest Periods expiring after such date will be in excess of the aggregate principal amount of such Term Loans or Acquisition Loans, as the case may be, then outstanding less the aggregate amount of such required prepayment; and

          (viii) no Interest Period may be selected prior to the Syndication Termination Date.

If upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans the Borrower has failed to elect a new Interest Period to be applicable to such Eurodollar Loans as provided above or a Default or Event of Default then exists, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

          1.10  Increased Costs, Illegality, etc.  (a)  In the event that any
                ---------------------------------
Bank shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Agent):

          (i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Quoted Rate; or

          (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the date of this Agreement in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payments to any Bank of the principal of or interest on the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Bank imposed by the jurisdiction in which its principal office or applicable lending office is located) or (B) a change in official reserve requirements (but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Quoted Rate) and/or (y) other circumstances since the date of this Agreement affecting such Bank or the interbank Eurodollar market or the position of such Bank in such market; or

          (iii) at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Bank in good faith with any governmental request (whether or not having the force of law) or
     (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Bank (or the Agent, in the case of clause (i) above) shall promptly give notice (if by telephone, promptly confirmed in writing) to the Borrower, and, except in the case of clause (i) above, to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Bank shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

          (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected by the circumstances described in
Section 1.10(a)(iii) shall) either (i) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, by giving the Agent telephonic notice (confirmed in writing) on the same date that such Borrower was notified by the affected Bank or the Agent pursuant to Section 1.10(a)(ii) or (iii), cancel the respective Borrowing or conversion, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' written notice to the Agent, require the affected Bank to convert such Eurodollar Loan into a Base Rate Loan; provided that if more than one Bank is affected at any
                       --------
time, then all affected Banks must be treated the same pursuant to this Section 1.10(b).

          (c) If any Bank shall have determined that after the date hereof, the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank or any corporation controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's or such other corporation's capital or assets as a consequence of such Bank's Commitment or Commitments hereunder or its obligations hereunder to a level below that which such Bank or such other corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank's or such other corporation's policies with respect to capital adequacy), then from time to time, upon written demand by such Bank (with a copy to the Agent), accompanied by the notice referred to in the second to the last sentence of this clause (c), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such other corporation for such reduction. In determining such additional amounts, each Bank will act reasonably and in good faith and will use reasonable averaging and attribution methods. Each Bank, upon determining that any additional amounts will be payable pursuant to this
Section 1.10(c), will give prompt written notice thereof to the Borrower (a copy of which shall be sent by such Bank to the Agent), which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice. A Bank's reasonable good faith determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.

          1.11  Compensation.  The Borrower shall compensate each Bank, upon its
                ------------
written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by such Borrower or deemed withdrawn pursuant to Section 1.10(a));
(ii) if any repayment (including any repayment made pursuant to Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10 or as a result of the replacement of a Bank pursuant to Section 1.12) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by such Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Loans when required by the terms of this Agreement or any Note held by such Bank or (y) any election made pursuant to Section 1.10(b). A Bank's basis for requesting compensation pursuant to this Section, and a Bank's calculations of the amount thereof, shall, absent manifest error, be final and conclusive and binding on all the parties hereto.

          1.12  Replacement of Banks.  (x) If any Bank becomes a Defaulting Bank
                --------------------
or otherwise defaults in its obligations to make Loans or fund Unpaid Drawings, or (y) if any Bank (other than the Agent) refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as provided in Section 14.12(b), then the Borrower shall have the right, if no Default or Event of Default then exists, to replace such Bank (the "Replaced Bank") with any other Bank or with one or more Eligible Transferee or Transferees, none of whom shall constitute a Defaulting Bank or shall be in default in its obligations to make Loans or fund Unpaid Drawings at the time of such replacement (collectively, the "Replacement Banks") reasonably acceptable to the Agent, the Swingline Bank and each Issuing Bank with outstanding Letters of Credit (unless the respective Replacement Bank is not acquiring any Revolving Loan Commitment); provided that:
                                                 --------

          (i) at the time of any replacement pursuant to this Section 1.12, the Replacement Bank shall enter into one or more assignment agreements pursuant to Section 14.04(b) (and with all fees payable pursuant to said
     Section 14.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire all of the Commitments and outstanding Loans of, and participations in Letters of Credit by, the Replaced Bank and, in connection therewith, shall pay to (x) the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Bank, and
     (B) an amount equal to such Replaced Bank's Percentage of all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to Section 3.01 hereof, (y) the Issuing Bank or Banks an amount equal to such Replaced Bank's Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Bank and (z) the Swingline Bank an amount equal to such Bank's Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Bank; and

          (ii) all obligations of the Borrower owing to the Replaced Bank (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full by the Borrower to such Replaced Bank concurrently with such replacement.

Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Agent pursuant to Section 8.16 and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Notes executed by the Borrower, the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder with respect to the Loans and Commitments so transferred, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Bank and the Percentages of the Banks shall be automatically adjusted at such time to the extent necessary to give effect to such replacement.

          Section 2.  Letters of Credit.
                      -----------------

          2.01  Letters of Credit.  (a)  Subject to and upon the terms and
                -----------------
conditions herein set forth, the Borrower may request any Issuing Bank at any time and from time to time after the Initial Borrowing Date and prior to the tenth Business Day immediately preceding the Revolving Loan Maturity Date to issue, for the account of the Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Indebtedness, an irrevocable standby letter of credit in a form customarily used by such Issuing Bank or in such other form as has been approved by such Issuing Bank in support of said L/C Supportable Indebtedness (each such letter of credit, a "Letter of Credit" and, collectively, the "Letters of Credit"). All Letters of Credit shall be denominated in Dollars.

     (b) Each Issuing Bank (other than Banque Paribas) may agree in its sole discretion and Banque Paribas hereby agrees that it will (subject to the terms and conditions contained herein), at any time and from time to time after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of the Borrower one or more Letters of Credit in support of such L/C Supportable Indebtedness as is permitted to remain outstanding without giving rise to a Default or Event of Default hereunder; provided that the respective Issuing Bank
                                       --------
shall be under no obligation to issue any Letter of Credit if at the time of such issuance:

          (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Bank as of the date hereof and which such Issuing Bank in good faith deems material to it;

          (ii) such Issuing Bank shall have received a notice of the type described in the second sentence of Section 2.03(b) from any Bank prior to the issuance of such Letter of Credit; or

          (iii) a Bank Default exists, unless such Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Bank's risk with respect to the Bank which is the subject of the Bank Default, including by cash collateralizing such Bank's Percentage of the Letter of Credit Outstandings.

          (c) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, prior to the issuance of, the respective Letter of Credit) at such time, would exceed (x) $2,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans then outstanding and Swingline Loans then outstanding, the lesser of (A) the Total Revolving Loan Commitment then in effect (after giving effect to any reductions to the Total Revolving Loan Commitment on such date) or
(B) the Borrowing Base at such time and (ii) each Letter of Credit shall by its terms terminate on or before the earlier of (x) the date which occurs 12 months after the date of the issuance thereof (although the Letter of Credit issued in connection with the acquisition of the Greater Cincinnati Gastro-Intestinal Medical Practice may terminate 18 months after the date of the issuance thereof and any other Letter of Credit may be renewable for successive periods of up to 12 months, but not beyond the Revolving Loan Maturity Date, on terms acceptable to the Issuing Bank) and (y) the tenth Business Day immediately preceding the Revolving Loan Maturity Date.

          2.02  Minimum Stated Amount.  The Stated Amount of each Letter of
                ---------------------
Credit shall be not less than $100,000 or such lesser amount as is acceptable to the Issuing Bank and in no event shall there be more than five Letters of Credit outstanding at any time or such greater amount as is acceptable to the Issuing Bank.

          2.03  Letter of Credit Requests.  (a)  Whenever the Borrower desires
                -------------------------
that a Letter of Credit be issued for its account, the Borrower shall give the Agent and the respective Issuing Bank at least 10 Business Days' (or such shorter period as is acceptable to the respective Issuing Bank in any given case) written notice prior to the proposed date of issuance (which shall be a Business Day). Each notice shall be in the form of Exhibit C (each a "Letter of Credit Request").

          (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.01(c). Unless the Issuing Bank has received notice from any Bank before it issues a Letter of Credit that one or more of the conditions specified in
Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.01(c), then such Issuing Bank may issue the requested Letter of Credit for the account of the Borrower in accordance with the Issuing Bank's usual and customary practices.

          2.04 Letter of Credit Participations.  (a)  Immediately upon the
               -------------------------------
issuance by the respective Issuing Bank of any Letter of Credit, such Issuing Bank shall be deemed to have sold and transferred to each Bank with a Revolving Loan Commitment, other than such Issuing Bank (each such Bank, in its capacity under this Section 2.04, a "Participant"), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Participant's Percentage in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments of the Banks pursuant to Section 14.04 or on the Restatement Effective Date, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.04 to reflect the new Percentages of the assignor and assignee Bank or of all Banks with Revolving Loan Commitments, as the case may be.

          (b) In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation relative to the respective Participants other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Issuing Bank any resulting liability to the Borrower, any Bank, any Participant or any other Person.

          (c) In the event that any Issuing Bank makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the Issuing Bank pursuant to Section 2.05(a), such Issuing Bank shall promptly notify the Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Agent for the account of such Issuing Bank the amount of such Participant's Percentage of such unreimbursed payment in Dollars and in same day funds. If the Agent so notifies, prior to 11:00 A.M. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Agent at the Payment Office of the Agent for the account of such Issuing Bank in Dollars such Participant's Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Percentage of the amount of such payment available to the Agent for the account of such Issuing Bank, such Participant agrees to pay to the Agent for the account of such Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent for the account of such Issuing Bank at the Federal Funds Rate. The failure of any Participant to make available to the Agent for the account of such Issuing Bank its Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Agent for the account of such Issuing Bank its Percentage of any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Agent for the account of such Issuing Bank such other Participant's Percentage of any such payment.

          (d) Whenever any Issuing Bank receives a payment of a reimbursement obligation as to which the Agent has received for the account of such Issuing Bank any payments from the Participants pursuant to clause (c) above, such Issuing Bank shall pay to the Agent and the Agent shall promptly pay each Participant which has paid its Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant's share (based on the proportionate aggregate amount funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

          (e) The obligations of the Participants to make payments to the Agent for the account of each Issuing Bank with respect to Letters of Credit issued shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

          (i) any lack of validity or enforceability of this Agreement or any of the Credit Documents;

          (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

          (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

          (v)   the occurrence of any Default or Event of Default.

          2.05  Agreement to Repay Letter of Credit Drawings.  (a)  The Borrower
                --------------------------------------------
hereby agrees to reimburse the respective Issuing Bank, by making payment to the Agent in immediately available funds at the Payment Office (or by making the payment directly to such Issuing Bank at such location as may otherwise have been agreed upon by the Borrower and such Issuing Bank), for any payment or disbursement made by such Issuing Bank under any Letter of Credit (each such amount so paid until reimbursed, an "Unpaid Drawing"), immediately after, and in any event on the date of, notification by the Issuing Bank to the Borrower of such payment or disbursement, with interest on the amount so paid or disbursed by such Issuing Bank, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Bank is reimbursed by the Borrower therefor at a rate per annum which shall be the Base Rate in effect from time to time plus 1-3/4% until the date on which the Borrower is so notified and 3-3/4% thereafter, in each case with such interest to be payable on demand.

          (b) The obligations of the Borrower under this Section 2.05 to reimburse the respective Issuing Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Bank (including in its capacity as Issuing Bank or as Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit (each a "Drawing") to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be
                          --------  -------
obligated to reimburse any Issuing Bank for any wrongful payment made by such Issuing Bank under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Bank.

          2.06  Increased Costs.  If at any time after the date hereof any
                ---------------
Issuing Bank or any Participant determines that the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by such Issuing Bank or any Participant, or any corporation controlling such

Person, with any request or directive by any such authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by such Issuing Bank or participated in by any Participant, or
(ii) impose on such Issuing Bank or any Participant, or any corporation controlling such Person, any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to such Issuing Bank or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by such Issuing Bank or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon demand to the Borrower by such Issuing Bank or any Participant (a copy of which demand shall be sent by such Issuing Bank or such Participant to the Agent), the Borrower shall pay to such Issuing Bank or such Participant such additional amount or amounts as will compensate such Bank for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Such Issuing Bank or any Participant, upon determining that any additional amounts will be payable pursuant to this
Section 2.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Bank or such Participant (a copy of which certificate shall be sent by such Issuing Bank or such Participant to the Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Bank or such Participant, although failure to give any such notice shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this Section 2.06. The certificate required to be delivered pursuant to this Section 2.06 shall, absent manifest error, be final, conclusive and binding on Holdings.

          Section 3.  Fees; Reductions of Commitment.
                      ------------------------------

          3.01  Fees.  (a)  The Borrower agrees to pay to the Agent for
                ----
distribution to each Bank with a Revolving Loan Commitment, a Term Loan Commitment or an Acquisition Loan Commitment a commitment commission (the "Commitment Commission") for the period from and including the Restatement Effective Date to and excluding the Revolving Loan Maturity Date (or such earlier date as the Total Commitment shall have been terminated) computed at a rate for each day equal to 1/2 of 1% per annum with respect to the Revolving Loan Commitment and the Acquisition Loan Commitment and 3% per annum with respect to the Term Loan Commitment on the daily Aggregate Unutilized Commitment of such Bank. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Revolving Loan Maturity Date or such earlier date upon which the Total Commitment is terminated.

          (b) The Borrower agrees to pay to each Issuing Bank, for its own account, a facing fee in respect of each Letter of Credit issued by such Issuing Bank hereunder (the

"Facing Fee"), for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit, equal to 1/4 of 1% per annum of the daily Stated Amount of such Letter of Credit; provided that in no event shall the annual Facing Fee with respect to each Letter of Credit be less than $1,000. Accrued Facing Fees shall be due and payable in arrears to the Issuing Bank in respect of each Letter of Credit issued by it on each Quarterly Payment Date and the first date after the termination of the Total Revolving Loan Commitment on which no Letters of Credit remain outstanding.

          (c) The Borrower agrees to pay to the Agent for distribution to each Bank with a Revolving Loan Commitment a fee in respect of each Letter of Credit issued hereunder (the "Letter of Credit Fee"), for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin for Revolving Loans which are maintained as Eurodollar Loans of the daily Stated Amount of such Letter of Credit. Letter of Credit Fees shall be distributed by the Agent to the Banks on the basis of the respective Percentages as in effect from time to time. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first date after the termination of the Total Revolving Loan Commitment on which no Letters of Credit remain outstanding.

          (d) The Borrower hereby agrees to pay in immediately available funds directly to the Issuing Bank upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by the Issuing Bank such amount as shall at the time of such issuance, drawing or amendment be the administrative charge which the Issuing Bank is customarily charging for issuances of, drawings under (including wire charges) or amendments of, letters of credit issued by it or such alternative amounts as may have been agreed upon in writing by the Borrower and the Issuing Bank.

          (e) The Borrower shall pay to the Agent when and as due, for its own account, such fees as may be agreed to in writing from time to time between the Borrower and the Agent.

          (f) Notwithstanding anything to the contrary contained in this Agreement or in the Original Credit Agreement, all unpaid Fees under, and as defined in, the Original Credit Agreement (including, without limitation, Commitment Commissions (as defined in the Original Credit Agreement)) accrued prior to the Restatement Effective Date shall be payable on the Restatement Effective Date.

          (g) All computations of Fees shall be made in accordance with Section 14.07(b).

          3.02  Voluntary Termination of Unutilized Commitments.  (a)  Upon at
                -----------------------------------------------
least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, without premium or penalty, to terminate or reduce the Total Acquisition Loan Commitment and/or the Total Revolving Loan Commitment, in whole or in part; provided that (i) each such reduction shall apply proportionately to reduce the
--------
Acquisition Loan Commitment or Revolving Loan Commitment, as the case may be, of each Bank with such a Commitment and (ii) any partial reduction pursuant to this Section 3.02 shall be in integral multiples of at least $500,000.

          (b) In the event of certain refusals by a Bank to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as provided in Section 14.12(b), the Borrower shall have the right, upon five Business Days' prior written notice to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks), to terminate all of the Acquisition Loan Commitment and/or the Revolving Loan Commitment of such Bank, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Bank (other than amounts owing in respect of any Tranche of Term Loans or Acquisition Loans maintained by such Bank, if such Term Loans or Acquisition Loans are not being repaid pursuant to Section 14.12(b)) are repaid concurrently with the effectiveness of such termination pursuant to
Section 4.01(b) and the Borrower shall pay to the Agent at such time an amount in cash and/or Cash Equivalents equal to such Bank's applicable Percentage of the outstanding Letters of Credit (which cash and/or Cash Equivalents shall be held by the Agent as security for the obligations of the Borrower hereunder in respect of the outstanding Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent (at which time Part A of Schedule I shall be deemed modified to reflect such changed amounts), and at such time, unless the respective Bank continues to act as a Bank with respect to any Tranche of Term Loans or Acquisition Loans or has a Revolving Loan Commitment, or Acquisition Loan Commitment hereunder, such Bank shall no longer constitute a "Bank" for purposes of this Agreement, except with respect to indemnifications and similar provisions under this Agreement, which shall survive as to such repaid Bank.

          3.03  Mandatory Reduction of Commitments.  (a)  The Total Commitment
                ----------------------------------
(and the Term Loan Commitment, the Revolving Loan Commitment and the Acquisition Loan Commitment of each Bank with such a Commitment) shall terminate on November 15, 1997 unless the Initial Borrowing Date has occurred on or before such date.

          (b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Term Loan Commitment (and the Term Loan Commitment of each Bank with such a Commitment) shall (i) be reduced on the Initial Borrowing Date

(after giving effect to the making of the Term Loans on such date) by an amount equal to the amount of such Borrowing of Term Loans made on such date, (ii) prior to the reduction of the Total Term Loan Commitment as provided in clause
(i) of this Section 3.03(b), be reduced from time to time to the extent required by Section 4.02, (iii) be reduced on the Initial Borrowing Date (after giving effect to all other reductions on such date) to an amount not to exceed the amount of the Blocked Commitment, (iv) on each date on which any payment of principal is made on the DVI Indebtedness, be reduced in an amount equal to the amount of such payment, and (v) terminates in its entirety on the Term Loan Commitment Termination Date (after giving effect to the making of Term Loans on such date). Notwithstanding anything to the contrary contained in this Agreement, after giving effect to the Restatement Effective Date and the conversion of Acquisition Loans to Term Loans the Total Term Loan Commitment shall be $8 million.

          (c) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Acquisition Loan Commitment (and the Acquisition Loan Commitment of each Bank with such a Commitment) shall (i) be reduced on each date on which a Borrowing of Acquisition Loans is effected by an amount equal to the amount of such Borrowing of Acquisition Loans made on such date,
(ii) terminate in its entirety on the Acquisition Loan Termination Date (after giving effect to the making of Acquisition Loans on such date) and (iii) prior to the termination of the Total Acquisition Loan Commitment as provided in clause (ii) of this Section 3.03(c), be reduced from time to time to the extent required by Section 4.02; provided, however notwithstanding any mandatory
                          --------  -------
commitment reductions pursuant to this Section 3.03, the Total Acquisition Loan Commitment on the Restatement Effective Date shall be $32.5 million. In addition, notwithstanding any other mandatory commitment reduction pursuant to this Section 3.03, on the date that Holdings applies any proceeds from the initial public offering of common equity of Holdings to repay Acquisition Loans, the Total Acquisition Loan Commitment (and the Acquisition Loan Commitment of each Bank with such a Commitment) shall be increased by an amount equal to the amount of Acquisition Loans repaid on such date.

          (d) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Bank) shall terminate on the Revolving Loan Maturity Date.

          (e) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Bank with such a Commitment) shall be reduced at the time any payment is required to be made on the principal amount of Revolving Loans (or would be required to be made if Revolving Loans were then outstanding) pursuant to Section 4.02(B)(a) (except in the case of proceeds from the initial public offering of Holdings common stock), by an amount equal to the maximum amount of Revolving Loans that would be required to be repaid pursuant to
Section 4.02(B)(a) assuming that Revolving

Loans were outstanding in an aggregate principal amount equal to the Total Revolving Loan Commitment.

          (f) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Acquisition Loan Commitment (and the Acquisition Loan Commitment of each Bank with such a Commitment) shall be reduced at the time any payment is required to be made on the principal amount of Acquisition Loans (or would be required to be made of Acquisition Loans then outstanding) pursuant to Section 4.02(B)(a) (except in the case of proceeds from the initial public offering of Holdings common stock), by an amount equal to the maximum amount of Acquisition Loans that would be required to be repaid pursuant to
Section 4.02(B)(a) assuming that Acquisition Loans were outstanding in an aggregate principal amount equal to the Total Acquisition Loan Commitment.

          (g) Each reduction (or increase in accordance with Section in 3.03) to the Total Term Loan Commitment, the Total Acquisition Loan Commitment and the Total Revolving Loan Commitment, pursuant to this Section 3.03 shall be applied proportionately to reduce (or increase, as the case may be) the Term Loan Commitment, the Acquisition Loan Commitment or the Revolving Loan Commitment, as the case may be, of each Bank with such a Commitment.

          Section 4.  Prepayments; Payments; Taxes.
                      ----------------------------

          4.01    Voluntary Prepayments.  (a)  The Borrower shall have the right
                  ---------------------
to prepay Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions:

             (i) the Borrower shall give the Agent prior to 11:00 A.M. (New York time) at its Notice Office at least three Business Days' prior written notice in the case of Eurodollar Loans and one Business Day's prior written notice in the case of Base Rate Loans (and on the date of such prepayment in the case of Swingline Loans) of its intent to prepay the Loans, whether Term Loans, Acquisition Loans, Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, which notice the Agent shall promptly transmit to each of the Banks;

             (ii) each prepayment shall be in an aggregate principal amount of at least $250,000 and, if greater, in integral multiples of $100,000, in the case of all Loans (other than Swingline Loans), and $50,000, in the case of Swingline Loans; provided that no partial prepayment of Eurodollar
                              --------
     Loans made pursuant to any

     Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount;

             (iii)  no prepayments of Eurodollar Loans made pursuant to this
     Section 4.01 may be made on a day other than the last day of an Interest Period applicable thereto;

             (iv) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied (I) if made prior to the earlier of (x) the Acquisition Loan Termination Date and (y) the date on which the Total Acquisition Loan Commitment is zero, at the option of the Borrower, to the Term Loans, the Acquisition Loans, the Revolving Loans or the Swingline Loans and (II) if made on or after the earlier of (x) the Acquisition Loan Termination Date and (y) the date on which the Total Acquisition Loan Commitment is zero, at the option of the Borrower, either (A) to repay Term Loans or Acquisition Loans in accordance with Section 4.01(a)(v), or (B) to repay Revolving Loans or Swingline Loans;

             (v) each prepayment of Term Loans or Acquisition Loans made on or after the earlier of (x) the Acquisition Loan Termination Date and (y) the date on which the Total Acquisition Loan Commitment is zero pursuant to this Section 4.01 must consist of a prepayment of Term Loans (in an amount equal to the Term TL Percentage of such prepayment) and Acquisition Loans (in an amount equal to the Acquisition TL Percentage of such prepayment); and

             (vi) each prepayment of Term Loans pursuant to this Section 4.01 and each prepayment of Acquisition Loans shall be applied to reduce the then remaining Scheduled Repayments of the respective Tranche being repaid on a pro rata basis (based upon the then remaining principal amount of each
          --- ----
     such Scheduled Repayment); provided that the amount of the reduction to each Scheduled Repayment of Acquisition Loans shall not be determined until the earlier of (x) the Acquisition Loan Termination Date and (y) the date on which the Total Acquisition Loan Commitment is zero and shall then be based on the amount of each Scheduled Repayment at such time (after giving effect to the incurrence of Acquisition Loans on such date) and provided further that the amount of the reduction to each Scheduled Repayment of Terms Loans shall not be determined until the earlier of the (x) Term Loan Commitment Termination Date and (y) the date on which the Total Term Loan Commitment is zero and shall then be based on the amount of each Scheduled Repayment at such time (after giving effect to the incurrence of Term Loans on such date).

             (b) In the event of certain refusals by a Bank to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as provided in Section 14.12(b), the Borrower shall have the right, upon five Business Days' prior written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Banks) to repay all Loans, together with accrued and unpaid interest, Fees and all other amounts owing to such Bank (or owing to such Bank with respect to each Tranche which gave rise to the need to obtain such Bank's individual consent) in accordance with said Section 14.12(b) so long as (A) in the case of the repayment of Revolving Loans of any Bank with a Revolving Loan Commitment pursuant to this clause (b) the Revolving Loan Commitment of such Bank is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Part A of Schedule I shall be deemed modified to reflect the changed Commitments), and (B) in the case of the repayment of Loans of any Bank the consents required by Section 14.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.

          4.02  Mandatory Repayments and Commitment Reductions.
                ----------------------------------------------

          (A)   Requirements:
                ------------

          (a) If any Borrowing Base Certificate shall disclose the existence of a Borrowing Base Deficiency, the Borrower shall on the date of delivery of the Borrowing Base Certificate in accordance with Section 8.01(k), repay the principal of the Swingline Loans outstanding in an aggregate amount equal to the Borrowing Base Deficiency and, to the extent such Swingline Loans have been repaid in full and, to the extent such Borrowing Base Deficiency continues to exist after such repayment, the Borrower shall repay the principal of the Revolving Loans outstanding in an aggregate amount equal to the remaining Borrowing Base Deficiency and, to the extent such Swingline and Revolving Loans have been repaid in full, and, to the extent such Borrowing Base Deficiency continues to exist after such repayments, the Borrower shall pay to the Administrative Agent at the Payment Office an amount of cash or Cash Equivalents equal to such excess, such cash or Cash Equivalents to be held as security for all Obligations of the Borrower hereunder with respect to the Letter of Credit Outstandings in a cash collateral account established and maintained (including the investments made pursuant thereto) by the Administrative Agent pursuant to a cash collateral agreement in form and substance satisfactory to the Administrative Agent (the "Letter of Credit Cash Collateral Account").

          (b) On any day on which the sum of (x) the aggregate outstanding principal amount of the Revolving Loans, (y) the aggregate amount of all Swingline Loans and (z) Letter of Credit Outstandings at such time, exceeds the Total Revolving Loan Commitment as then in effect, the Borrower shall prepay the principal of Swingline Loans and after the Swingline Loans have been repaid in full, the principal of Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment as then in effect, the Borrower shall pay to the Agent at its Payment Office on such date an amount of cash or Cash Equivalents equal to the amount of such excess, such cash or Cash Equivalents to be held as security for all Obligations of the Borrower hereunder in the Letter of Credit Cash Collateral Account.

          (c) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02(A), the Borrower shall be required to repay on each date set forth below the principal amount of Term Loans set forth opposite the dates set forth below, to the extent such Term Loans are then outstanding (provided, however Term Loans incurred to repay the DVI Indebtedness
             --------  -------
shall amortize at the same rate as the DVI Indebtedness which was repaid would have amortized in accordance with the DVI Debt Documents; provided, further,
                                                          --------  -------
however, to the extent the DVI Indebtedness matures after the Term Loan Maturity
-------
Date then all Loans made to refinance the DVI Indebtedness still outstanding on that date shall be repaid on that date; provided, however, if Term Looans are incurred to epay DVI Indebtedness then the payment set forth below shall be reduced on a pro rata basis (based on the remaining Scheduuled Term Loan
             --- ----
Repayments) in an aggregate amount equal to the amount of such Term Loans (each such repayment as the same may be reduced as provided in Sections 4.01 and 4.02(B), a "Scheduled Term Loan Repayment"):

     Fiscal Year                               Amount
     -----------                               ------

     Each Quarterly Payment Date in 1998     $  250,000
     Each Quarterly Payment Date in 1999     $  500,000
     Each Quarterly Payment Date in 2000     $  750,000
     Each Quarterly Payment Date in 2001,    $1,000,000
     The First Quarterly Payment Date in
      2002 and the Term Loan Maturity Date   $5,000,000

          (d) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02(A), the Borrower shall be required to repay on each date set forth below a principal amount of Acquisition Loans, to the extent then outstanding, equal to (i) the aggregate principal amount of the maximum amount of Acquisition Loans outstanding at any time on or prior to the Acquisition Loan Termination Date (after giving effect to any Acquisition Loans made on such date) multiplied by (ii) the percentage set forth below opposite such date (each such repayment as the same may be reduced as provided in Sections 4.01 and 4.02(B), a "Scheduled Acquisition Loan Repayment" and the Scheduled Term Loan Repayments, together with the Scheduled Acquisition Loan Repayments, collectively referred to as the "Scheduled Repayments"):

Scheduled Acquisition Loan Repayment Dates  Percentage
------------------------------------------  ----------

Each Quarterly Payment Date                   5.00%
occurring during the 12 month period
commencing on the second anniversary of the Initial Borrowing Date

Each Quarterly Payment Date                   7.50%
occurring during the 12 month period
commencing on the third anniversary of the Initial Borrowing Date

Each Quarterly Payment Date                  12.50%
occurring during the 12 month period
commencing on the fourth anniversary of the Initial Borrowing Date (with the fourth such payment during such period to be on the Acquisition Loan Maturity Date)

          (e) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on the date of the receipt thereof by Holdings or any of its Subsidiaries, an amount equal to:

             (i) 100% of the cash proceeds (net of underwriting discounts and commissions and all other reasonable costs associated with such transaction) from any sale or issuance on or after the Effective Date of equity of Holdings or any Subsidiary of Holdings (other than (a) equity issued by Holdings on the Initial Borrowing Date, (b) equity issued after the Initial Borrowing Date as consideration to be paid for Post-Closing Acquisitions, (c) Permitted Equity Issuances, (d) the equity issued under the Equity Call Agreement and (e) Excluded Public Offering Proceeds); and

             (ii) 100% of the cash proceeds (net of underwriting discounts and commissions, loan fees and all other reasonable costs associated with such transaction) from any incurrence of any Indebtedness by Holdings or any Subsidiary of Holdings (other than Indebtedness permitted by Section 9.05 as said Section is in effect on the Effective Date), shall be applied as provided in Section 4.02(B).

          (f) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, no later than 90 days after the last day of each fiscal year of Holdings (beginning with fiscal year 1998), an amount equal to 75% of Excess Cash Flow of Holdings and its Subsidiaries for the relevant Excess Cash Flow Payment Period shall be applied as provided in Section 4.02(B).

          (g) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date on or after the Effective Date on which Holdings or any Subsidiary of Holdings receives cash proceeds from any sale of assets or other dispositions (including capital stock and securities other than capital stock the proceeds from the sale of which is recaptured under
Section 4.02(A)(e) or would be recaptured but for the exclusions contained therein, but excluding (1) sales of inventory in the ordinary course of business and (2) other sales of assets so long as the aggregate amount of Net Sale Proceeds excluded pursuant to this clause (2) does not exceed $100,000 in the aggregate for all such asset sales in any fiscal year of the Borrower), an amount equal to 100% of the Net Sale Proceeds thereof shall be applied as provided in Section 4.02(B); provided that such proceeds not in excess of
                             --------
$500,000 in the aggregate for all dispositions occurring during one fiscal year of Holdings shall not be required to be so applied on such date to the extent that Holdings delivers a certificate to the Agent on or prior to such date stating that such proceeds shall be used to replace or restore any properties or assets in respect of which such proceeds were paid within a period specified in such certificate not to exceed 180 days after the date of receipt of such proceeds (which certificate shall set forth estimates of the proceeds to be so expended); and provided further, that if all or any portion of such proceeds not
               ----------------
so applied pursuant to Section 4.02(B) are not so used within the period specified in the proviso, such remaining portion shall be applied on the last day of such specified period as provided in Section 4.02(B).

          (h) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date on or after the Effective Date of the receipt thereof by Holdings or any Subsidiary of Holdings, an amount equal to 100% of the cash proceeds of any Recovery Event (net of reasonable costs incurred in connection with such Recovery Event (including the estimated marginal increase in income taxes which will be payable as a result of such Recovery Event by Holdings or any Subsidiary of Holdings)) shall be applied as provided in Section 4.02(B); provided that such proceeds not in excess of
                             --------
$250,000 in the aggregate for all Recovery Events occurring during one fiscal year of Holdings shall not be required to be so applied on such date to the extent that Holdings delivers a certificate to the Agent on or prior to such date stating that such proceeds shall be used to replace or restore any properties or assets in respect of which such proceeds were paid within a period specified in such certificate not to exceed 180 days after the date of receipt of such proceeds (which certificate shall set forth estimates of the proceeds to be so expended); and provided further, that if all or any portion of such
                     ----------------
proceeds not so applied pursuant to Section 4.02(B) are not so used within the period specified in the proviso, such remaining portion shall be applied on the last day of such specified period as provided in Section 4.02(B).

          (i) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02(A), on each date upon which Holdings or any of its Subsidiaries receives cash proceeds pursuant to any Acquisition Agreement or any other agreement or understanding relating to any Acquisition or Permitted Acquisition, including, without limitation, indemnification or similar payments and post-closing adjustments, but excluding in each case (i) reimbursement of out-of-pocket costs and expenses, an amount equal to 100% of such proceeds (net of reasonable expenses incurred in connection with obtaining such proceeds and the estimated marginal increase in income taxes payable in respect thereof) and (ii) up to $100,000 of such proceeds received per annum, shall be applied as provided in Section 4.02(B).

          (j) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date upon which Holdings or any of its Subsidiaries receives cash proceeds from any physician or physician practice group pursuant to the termination of personal guarantees, the leaving of or termination of employment or any unwind agreement of the type described in
Section 7.28, an amount equal to 100% of such proceeds (net of reasonable expenses incurred in connection with obtaining such proceeds) shall be applied as provided in Section 4.02(B).

          (k) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding Loans of a Tranche shall be repaid in full on the Maturity Date for such Tranche.

          (B)  Application:
               -----------

          (a) Each mandatory repayment of Loans pursuant to Section 4.02(A)(e) through (j), inclusive, shall be applied:

          (i) first, to prepay the principal of outstanding Term Loans and Acquisition Loans on a pro rata basis, with the Term Loan Facility to
                            --- ----
     receive the Term TL Percentage and the Acquisition Loan Facility to receive the Acquisition TL Percentage, in each case, of the total amount to be applied as a mandatory repayment of Term Loans and Acquisition Loans pursuant to this Section 4.02(B), and which prepayments of such Term Loans and Acquisition Loans shall be applied to reduce the then remaining Scheduled Repayments of the respective Tranche pro rata (based on the then
                                                    --- ----
     remaining Scheduled Repayments of the respective Tranche); provided that the amount of the reduction to each Scheduled Repayment of Acquisition Loans shall not be determined until the earlier of (x) the Acquisition Loan Termination Date and (y) the date on which the Total Acquisition Loan Commitment is zero and shall then be based on the amount of each Scheduled Repayment at such time (after giving effect to the incurrence of Acquisition Loans on such date); provided further that the amount of the reduction to each Scheduled

     Repayment of Term Loans shall not be determined until the earlier of (x) the Term Loan Commitment Termination Date and (y) the date on which the total Term Loan Commitment is zero and shall then be based on the amount of each Scheduled Repayment at such time (after giving effect to the incurrence of Term Loans on such date); provided, however, that prior to
                                             --------  -------
     the earlier of (x) the Acquisition Loan Termination Date and (y) the date on which the Total Acquisition Loan Commitment is zero, the Borrower may elect whether such mandatory repayments of Loans shall be applied to the Acquisition Loan Facility or the Term Loan Facility and the amounts, if any, which shall be applied to such Facilities; provided further, however,
                                                     -------- -------  -------
     if there shall be no Term Loans outstanding or no Acquisition Loans outstanding, then the Borrower shall apply such mandatory repayments to the Facility with respect to which there are outstanding Loans; provided,
                                                                 --------
     further, however, that with respect to Term Loans, application of
     -------  -------
     prepayments shall not be applied against the last two $5,000,000 Scheduled Term Loan Repayments unless and to the extent that the DVI Indebtedness has been funded;

            (ii) second, to reduce the Total Acquisition Loan Commitment (it being understood and agreed that the amount of such reduction shall be deemed to be an application of proceeds for purposes of this Section 4.02(B)(a)(ii) even though cash is not actually applied); provided,
                                                               --------
     however, that the proceeds from the initial public offering of Holdings
     -------
     common stock shall not reduce the Total Acquisition Loan Commitment (although such proceeds shall be applied as set forth in clauses (iii) through (vi) of this Section 4.02(B)(a)

            (iii) third, to prepay the principal of outstanding Swingline Loans (with, except in the case of proceeds from the initial public offering of Holdings common stock, a corresponding reduction to the Total Revolving Loan Commitment);

            (iv) fourth, to prepay the principal of outstanding Revolving Loans (with, except in the case of proceeds from the initial public offering of Holdings common stock, a corresponding reduction to the Total Revolving Loan Commitment);

            (v) fifth, to cash collateralize Letter of Credit Outstandings by depositing cash in the Letter of Credit Cash Collateral Account in an amount equal to such Letter of Credit Outstandings (it being understood that the Total Revolving Loan Commitment shall be reduced by the amount of cash collateral required to be deposited by this clause (v) except to the extent that the amount of cash collateral deposited relates to proceeds from the initial public offering of Holdings common stock); and

            (vi)   sixth, to reduce the remaining (i.e., after giving effect to
                                                   ---
     all prior reductions thereto, including, without limitation, to the reductions theretofore effected pursuant to the preceding clauses (iii), (iv) and (v)) Total Revolving Loan Commitment (it being understood and agreed that the amount of such reduction shall be deemed to be an application of proceeds for purposes of this Sections 4.02(B)(a)(vi) even though cash is not actually applied); provided, however, that proceeds from the initial public offering
               --------  -------
     of Holdings common stock shall not reduce the Total Revolving Loan Commitment.

          (b) With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the Types of Loans which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which made; provided that: (i) repayments of
                                           --------
Eurodollar Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount, such Borrowing shall immediately be converted into Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a single Borrowing shall be applied pro
                                                                            ---
rata among such Loans.  In the absence of a designation by such Borrower as
----
described in the preceding sentence, the Agent shall, subject to the above, make such designation in its sole discretion.

          4.03  Method and Place of Payment.  Except as otherwise specifically
                ---------------------------
provided herein, all payments under this Agreement or any Note shall be made to the Agent for the account of the Bank or Banks entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Agent. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

          4.04  Net Payments.  (a)  All payments made by Holdings or the
                ------------
Borrower hereunder, or by the Borrower under any Note, will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or here after imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income of a Bank pursuant to the laws of the jurisdiction or any political subdivision or taxing authority thereof or therein in which the principal office or applicable lending office of such Bank is located) and all interest, penalties or similar liabilities with respect thereto (collectively, "Taxes").

If any Taxes are so levied or imposed, the Borrower and Holdings jointly and severally agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due hereunder or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, then the Borrower and Holdings shall jointly and severally be obligated to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income of such Bank pursuant to the laws of the jurisdiction or any political subdivision or taxing authority thereof or therein in which the principal office or applicable lending office of such Bank is located as such Bank shall determine are payable by such Bank in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence. The Borrower or Holdings, as the case may be, will furnish to the Agent within 45 days after the date of the payment of any Taxes due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower or Holdings. The Borrower and Holdings jointly and severally agree to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

          (b) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Agent on or prior to the Effective Date, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to
Section 14.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Bank is not a "bank" within the meaning of
Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a "Section 4.04(b)(ii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Bank agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to Holdings and the Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify Holdings and the Agent of its inability to deliver any such Form or Certificate, in which case such Bank shall not be required to deliver any such form of certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Bank has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United States if (I) such Bank has not provided the Borrower the Internal Revenue Service Forms required to be provided the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Bank described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04, the Borrower agrees to pay additional amounts and to indemnify each Bank in the manner set forth in
Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

          Section 5.  Conditions Precedent to Loans on the Initial Borrowing
                      ------------------------------------------------------
Date.  The obligation of each Bank to make Loans on the Initial Borrowing Date
----
is subject at the time of such Loan to the satisfaction of the following conditions:

          5.01  Execution of Agreement; Notes.  On or prior to the Initial
                -----------------------------
Borrowing Date (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Agent for the account of each of the Banks the appropriate Term Note, Acquisition Note or Revolving Note executed by the Borrower and for the account of the Swingline Bank, the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

          5.02  Officer's Certificate.  On the Initial Borrowing Date, the Agent
                ---------------------
shall have received a certificate dated the Initial Borrowing Date signed on behalf of Holdings by the Chief Executive Officer, President, Chief Financial Officer or any Vice President of Holdings stating that all of the conditions in Sections 5.06, 5.10, 5.11, 5.14, 5.16, 5.17,

5.20, 5.21, 6.01, 6.02 and 6.03 have been satisfied on such date; provided the
                                                                  --------
certificate shall not be required to certify as to the acceptability of any items to the Agent and/or the Banks or as to whether the Agent and/or the Banks are satisfied with any of the matters described in said Sections.

          5.03  Opinions of Counsel.  On the Initial Borrowing Date, the Agent
                -------------------
shall have received from (i) Jackson Walker L.L.P., counsel to Holdings and its Subsidiaries, an opinion addressed to the Agent, the Collateral Agent and each of the Banks and dated the Initial Borrowing Date covering the matters set forth in Exhibit E and (ii) counsel rendering such opinions, reliance letters addressed to the Agent, the Collateral Agent and each of the Banks dated the Initial Borrowing Date with respect to all legal opinions delivered in connection with the Acquisitions, which legal opinions and reliance letters shall be in form and substance satisfactory to the Agent.

          5.04  Corporate Documents; Proceedings.  (a)  On the Initial Borrowing
                --------------------------------
Date, the Agent shall have received a certificate, dated the Initial Borrowing Date, signed by the Chief Executive Officer, President, Chief Financial Officer, President or any Vice President of each Credit Party, and, to the extent required by the Agent, attested to by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and the foregoing shall be acceptable to the Agent and the Required Banks in their sole discretion.

          (b) All corporate and legal proceedings and all instruments and agreements relating to the transactions contemplated by this Agreement and the other Documents shall be satisfactory in form and substance to the Agent and the Required Banks, and the Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams, if any, which the Agent or the Required Banks may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

          5.05  Plans; Shareholders' Agreements; Management Agreements;
                ------------------------------------------------------
Employment Agreements; Collective Bargaining Agreements; Debt Agreements;
-------------------------------------------------------------------------
Affiliate Contracts; Tax Sharing Agreements and Material Contracts.  On or
------------------------------------------------------------------
prior to the Initial Borrowing Date, there shall have been delivered to the Agent true and correct copies, certified as true and complete by an appropriate officer of Holdings or the Borrower of:

           (i) all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), required by the Agent and for each such Plan that is a "single-employer plan," as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and any other "employee benefit plans," as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of Holdings or any of its Subsidiaries or any ERISA Affiliate (provided that the foregoing shall apply in the case of any multiemployer plan, as defined in 4001(a)(3) of ERISA, only to the extent that any document described therein is in the possession of Holdings or any Subsidiary of Holdings or any ERISA Affiliate or reasonably available thereto from the sponsor or trustee of any such plan) (collectively, the "Employee Benefit Plans");

             (ii) all agreements entered into by Holdings or any Subsidiary of Holdings governing the terms and relative rights of its capital stock and any agreements entered into by shareholders relating to any such entity with respect to their capital stock (collectively, the "Shareholders' Agreements");

             (iii) all agreements with members of, or with respect to the, management of Holdings or any Subsidiary of Holdings other than Employment Agreements (collectively, the "Management Agreements");

             (iv) any employment agreements entered into by Holdings or any Subsidiary of Holdings with any physician or with any officer or director of Holdings, or any Subsidiary of Holdings (collectively, the "Employment Agreements");

             (v) all collective bargaining agreements applying or relating to any employee of Holdings or any Subsidiary of Holdings (collectively, the "Collective Bargaining Agreements");

             (vi) all agreements evidencing or relating to Indebtedness of Holdings or any Subsidiary of Holdings in excess of $100,000 whether or not such agreement is to remain outstanding after giving effect to the incurrence of Loans on the Initial Borrowing Date (collectively, the "Debt Agreements");

             (vii) all tax sharing, tax allocation and other similar agreements entered into by Holdings or any Subsidiary of Holdings (collectively, the "Tax Sharing Agreements");

            (viii) all contracts, agreements or understandings entered into between Holdings or any of its Subsidiaries on the one hand, and any of its Affiliates, on the other hand (collectively, the "Affiliate Contracts"); and

            (ix) all material contracts and licenses of Holdings or any of its Subsidiaries that are to remain in effect after giving effect to the consummation of the Transaction, including, without limitation, all material management service contracts, practice management agreements, and all personal guarantees from physicians guaranteeing the revenues of their practices and all material securities purchase agreements (collectively, the "Material Contracts");

all of which Employee Benefit Plans, Shareholders' Agreements, Management Agreements, Employment Agreements, Collective Bargaining Agreements, Debt Agreements, Tax Sharing Agreements, Affiliate Contracts and Material Contracts shall be in form and substance satisfactory to the Agent and the Required Banks and shall be in full force and effect on the Initial Borrowing Date.

            5.06    Consummation of the Acquisitions.  (a)  On or prior to the
                    --------------------------------
Initial Borrowing Date, there shall have been delivered to the Banks true and correct copies of all Acquisition Documents and all terms and provisions of such Acquisition Documents shall be in form and substance satisfactory to the Agent and the Required Banks andshall not have been amended without the consent of the Agent and the Required Banks; provided, however, in the case of the
                                  --------  -------
Acquisition Documents relating to Post-Closing Acquisitions, there shall have been delivered to the Banks true and correct copies of substantially final forms of the Acquisition Documents and the final forms of such Acquisition Documents shall not vary materially therefrom. Each Acquisition, including all of the terms and conditions thereof, shall have been duly approved by the board of directors and (if required by applicable law) the shareholders of the parties thereto, and all Acquisition Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect. The representations and warranties set forth in the Acquisition Documents shall be true and correct in all material respects as if made on and as of the Initial Borrowing Date. Each of the conditions precedent to Holdings' and the Borrower's obligations to consummate each Pre-Closing Acquisition and each Contemporaneous Acquisition as set forth in the applicable Acquisition Documents shall have been satisfied to the satisfaction of the Agent and the Required Banks or waived with the consent of the Agent and the Required Banks, and each Pre-Closing Acquisition and each Contemporaneous Acquisition shall have been consummated in accordance with all applicable law and the respective Acquisition Documents and the consideration payable in connection therewith shall not exceed the Purchase Price for such Acquisition.

            (b) On the Initial Borrowing Date after giving effect to the Transaction, the ownership and capital structure (including, without limitation, the terms of any capital stock, options, warrants or other securities issued or to be issued by Holdings or any of its Subsidiaries) as of the Initial Borrowing Date and management of Holdings and its Subsidiaries shall be in form and substance satisfactory to the Agent and the Required Banks.

          5.07  Pledge Agreement.  On the Initial Borrowing Date, each Credit
                ----------------
Party (other than Immaterial Subsidiaries) shall have duly authorized, executed and delivered a Pledge Agreement substantially in the form of Exhibit G-1 (together with the Pledge Agreement in the form of Exhibit G-2 referred to in
Section 8.22 as modified, supplemented or amended from time to time, collectively, the "Pledge Agreement") and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledged Securities referred to therein then owned by Holdings and each Subsidiary of Holdings (x) endorsed in blank in the case of promissory notes constituting Pledged Securities and (y) together with executed and undated irrevocable stock powers, in the case of capital stock constituting Pledged Securities; provided, however, Pledged Securities of
                                 --------  -------
Immaterial Subsidiaries and of MHOA Texas I, L.L.C. shall not be required to be pledged.

          5.08  Security Agreement.  On the Initial Borrowing Date, each Credit
                ------------------
Party (other than the Immaterial Subsidiaries) shall have duly authorized, executed and delivered a Security Agreement in the form of Exhibit H (as modified, supplemented or amended from time to time, the "Security Agreement") covering all of such Credit Party's present and future Security Agreement Collateral, together with:

          (i) proper financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local law) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement;

          (ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all judgment liens, tax liens or effective financing statements that name Holdings or any of its Subsidiaries, or a division or other operating unit of any such Person, as debtor and that are filed in the jurisdictions referred to in said clause
     (i), together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which the Collateral Agent shall receive termination statements (Form UCC-3 or such other termination statements as shall be required by local law) fully executed for filing);

          (iii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by such Security Agreement; and

            (iv) evidence that all other actions necessary or, in the opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken.

           5.09   Subsidiaries Guaranty.  On the Initial Borrowing Date, each
                  ---------------------
Subsidiary of Holdings (other than the Borrower and Immaterial Subsidiaries) shall have duly authorized, executed and delivered a Guaranty in the form of
Exhibit I (as modified, supplemented or amended from time to time, the "Subsidiaries Guaranty").

           5.10   Material Adverse Change, etc.  Since June 30, 1997, nothing
                  ----------------------------
shall have occurred (and the Banks shall have become aware of no facts or conditions not previously known) which the Agent or the Required Banks shall determine (a) could reasonably be expected to have a material adverse effect on the rights or remedies of the Banks or the Agent, or on the ability of Holdings or any of its Subsidiaries to perform their obligations to the Agent and the Banks under this Agreement or any other Credit Document, (b) could reasonably be expected to have a materially adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole or (c) indicates the inaccuracy in any material respect of the information previously provided to the Agent or the Banks (taken as a whole) in connection with their analysis of the transactions contemplated hereby or indicates that the information previously provided omitted to disclose any material information.

           5.11   Litigation.  On the Initial Borrowing Date, no litigation by
                  ----------
any entity (private or governmental) shall be pending or threatened with respect to this Agreement, any other Document or any documentation executed in connection herewith or with respect to the transactions contemplated hereby, or which the Agent or Required Banks shall determine could reasonably be expected to have a materially adverse effect on the Transaction or on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole.

           5.12   Fees, etc.  On the Initial Borrowing Date, the Borrower shall
                  ----------
have paid in full to the Agent and the Banks all costs, fees and expenses (including, without limitation, all reasonable legal fees and expenses) payable to the Agent to the extent then due pursuant hereto or as otherwise agreed between Holdings and the Agent.

           5.13   Solvency Certificate; Insurance Analyses.  On the Initial
                  ----------------------------------------
Borrowing Date, Holdings shall cause to be delivered to the Agent and the Banks:
(i) a solvency
certificate from the Chief Financial Officer of Holdings, in the form of Exhibit N hereto, which shall be addressed to the Agent and each of the Banks and dated the Initial Borrowing Date and in form and substance satisfactory to the Agent and the Required Banks, setting forth the conclusion that, after giving effect to the Transaction and the incurrence of all financings contemplated herein, each of Holdings and its Subsidiaries (on a consolidated basis) and each subsidiary of the Borrower and its Subsidiaries (on a consolidated basis), are not insolvent and will not be rendered insolvent by the Indebtedness incurred in connection herewith, will not be left with unreasonably small capital with which to engage in their respective businesses and will not have incurred debts beyond their ability to pay such debts as they mature and become due and (ii) evidence (including, without limitation, certificates with respect to each insurance policy listed on Schedule II) of insurance, complying with the requirements of
Section 8.03, with respect to the business and properties of Holdings and its Subsidiaries, in scope, form and substance satisfactory to the Agent and the Required Banks and naming each of the Collateral Agent, the Agent and the Banks as an additional insured and the Collateral Agent as loss payee and stating that such insurance shall not be cancelled or revised without 30 days' prior written notice by the insurer to the Collateral Agent.

          5.14  Approvals.  All necessary governmental and third party approvals
                ---------
in connection with the Transaction and the transactions contemplated by the Documents and otherwise referred to herein or therein (including, but not limited to, those approvals required in respect of existing permits, landlord consents and transfers of contract rights) shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes, in the sole judgment of the Agent or the Required Banks, adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Documents and otherwise referred to herein or therein. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunction relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the consummation of the Transaction, the transactions contemplated by the Documents, the making of the Loans or the issuance of Letters of Credit.

          5.15  Financial Statements; Projections; Management Letter Reports.
                ------------------------------------------------------------
(a)  On or prior to the Initial Borrowing Date, the Banks shall have received:

             (i) the audited consolidated balance sheets of the Holdings for the fiscal years, ended December 31, 1995 and December 31, 1996 and the audited consolidated balance sheet of Holdings at June 30, 1997 and the related consolidated statements of operations and cash flows of Holdings for the fiscal year or six month period, as the case may be, ended as of such dates and consolidated balance sheet of each of the Companies as at the respective dates set forth on Schedule III annexed hereto and the related statements of earnings and stockholders' equity and cash flows of each of such companies (or similar financial statements as specified on such Schedule), as applicable for the fiscal periods ended as of the dates specified in such Schedule, which, in the case of the annual statements, have been audited by Arthur Andersen L.L.P., in the case of the financial statements of Holdings and have been examined or reviewed by the independent certified public accountants as specified on such Schedule in the case of the other financial statements, who delivered unqualified opinions in respect thereto except as specified on such Schedule; and

             (ii) the pro forma (after giving effect to the Transaction and the related financing thereof) consolidated balance sheet of Holdings as at the Initial Borrowing Date, all of which financial statements in clauses (i) and (ii) shall be prepared in accordance with generally accepted accounting principles consistent with past practices and shall be in form and substance satisfactory to the Agent and the Required Banks, and shall not disclose any material adverse differences in the business, properties, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole from that previously disclosed to the Agent and the Required Banks.

             (b) On the Initial Borrowing Date, the Banks shall have received detailed consolidated financial projections, certified by the Chief Financial Officer of Holdings, for Holdings and its Subsidiaries, which include the projected results of the Borrower, after giving effect to the Transaction and the other transactions contemplated herein, for the period commencing on the Initial Borrowing Date and ending after the fifth anniversary of the Initial Borrowing Date (the "Projections"), which Projections, and the supporting assumptions and explanations thereto, and the accounting practices and procedures to be utilized by Holdings following the Initial Borrowing Date, shall be satisfactory in form and substance to the Agent and the Required Banks.

             (c) On or prior to the Initial Borrowing Date, the Agent shall have received a copy of any "management letter" received by the Borrower or any of its Subsidiaries from its certified public accountants.

             5.16  Refinancing.  (a)  On the Initial Borrowing Date and after
                   -----------
giving effect to the Loans incurred on the Initial Borrowing Date, the Acquisitions and the other transactions contemplated hereby, neither Holdings nor any of its Subsidiaries shall have any Indebtedness or preferred stock outstanding except for the Loans, the Existing Indebtedness, which Existing Indebtedness shall not exceed $26,565,002 and the Holdings Preferred Stock set forth on Schedule VII. All of the Existing Indebtedness shall remain outstanding after the transactions contemplated hereby without any defaults or events of default existing thereunder or arising as a result of the transactions contemplated hereby. None of the

Existing Indebtedness shall have been incurred in anticipation of the transactions contemplated hereby, except to finance the Acquisitions.

          (b) The Agent and the Required Banks shall be reasonably satisfied with the amount of and the terms and conditions of the repayment of, and termination of all commitments and documentation relating to, all Indebtedness repaid by Holdings or its Subsidiaries, in connection with the transactions contemplated hereby (collectively, the "Refinanced Indebtedness") and the amount of all accrued interest, premiums, fees, commissions and expenses owing in connection with the repayment of such Refinanced Indebtedness. In no event shall the aggregate amount paid pursuant to the preceding sentence exceed $29,565,002. All Liens arising in connection with such Refinanced Indebtedness shall have been terminated (and all appropriate releases, termination statements or other instruments of assignment with respect thereto shall have been obtained and filed promptly), in each case to the satisfaction of the Agent and the Required Banks.

          (c) The Agent shall have received copies, certified as true and complete by an appropriate officer of Holdings, of all documents executed in connection with the repayment and termination of the Refinanced Indebtedness and the release of the Liens thereunder (the "Debt Termination Documents") all of which shall be in form and substance satisfactory to the Agent and the Required Banks.

          5.17  Issuance of Senior Subordinated Notes.  On the Initial Borrowing
                -------------------------------------
Date and prior to the Acquisitions, (a) Holdings shall have received gross cash proceeds of at least $9,000,000 from the issuance of the Senior Subordinated Notes and the Borrower shall have utilized the full amount of such cash consideration to make payments owing in connection with the Transaction prior to utilizing any proceeds of any Loans for such purpose and (b) Holdings shall have received a binding commitment from the purchaser of the Senior Subordinated Notes to purchase up to an additional $6,000,000 of Senior Subordinated Notes. On or prior to the Initial Borrowing Date, there shall have been delivered to the Banks true and correct copies of all Senior Subordinated Loan Documents (certified as such by an appropriate officer of Holdings), and all of the terms and conditions of such Senior Subordinated Loan Documents (including, without limitation, the maturity, subordination provisions, covenants, events of default, interest rate and limitations on cash interest payable and conditions pursuant to which the additional Senior Subordinated Notes are required to be issued) shall be in form and substance satisfactory to the Agent and the Required Banks.

          5.18  Consent Letter.  The Agent shall have received a letter from CT
                --------------
Corporation System, presently located at 1633 Broadway, New York, New York 10019, substantially in the form of Exhibit J hereto, indicating its consent to its appointment by Holdings and its Subsidiaries as their agent to receive service of process as specified in Section 14.08 of this Agreement and Section 21 of the Subsidiaries Guaranty.

          5.19  Borrowing Base Certificate.  On the Initial Borrowing Date, the
                --------------------------
Borrower shall have delivered to each Bank its initial Borrowing Base Certificate meeting the requirements of Section 8.01(k).

          5.20  Equity Amendments.  Holdings shall obtain amendments to the
                -----------------
terms of its capital stock (the "Equity Amendments"), in form and substance satisfactory to the Agent and the Required Banks, subordinating any put rights, mandatory redemption provisions or similar provisions which require the payment by Holdings or any of its Subsidiaries of any amounts with respect to such capital stock while any "senior debt" (to be defined in a manner acceptable to the Agent) remains outstanding and such other amendments as may be reasonably requested by the Agent.

          5.21  Subordinated Debt.  All indebtedness of any subsidiary of
                -----------------
Holdings required by the Agent to be subordinated to the Loans (the "Other Subordinated Debt") shall have been amended (the "Subordinated Debt Amendments") to provide that such Subsidiary shall be released from all of its obligations under such indebtedness and such indebtedness is assumed by Holdings and shall be subordinated to all indebtedness under this Agreement and refinancings thereof and under Interest Rate Protection or Other Hedging Agreements with such subordination provisions to be in form and substance satisfactory to the Required Banks.

          Section 6.  Conditions Precedent to All Credit Events.  The obligation
                      -----------------------------------------
of each Bank to make Loans (including Loans made on the Initial Borrowing Date) and the obligation of an Issuing Bank to issue any Letter of Credit and the occurrence of the Restatement Effective Date, is subject, at the time of each such Credit Event or at the time of the Restatement Effective Date, as the case may be, (except as hereinafter indicated), to the satisfaction of the following conditions:

          6.01  No Default; Representations and Warranties.  On the Restatement
                ------------------------------------------
Effective Date and at the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of the Restatement Effective Date and/or the date of making of such Credit Event except for representations and warranties expressly stated to relate to a specific earlier date, which shall be true and correct in all material respects as of such date.

          6.02  Material Adverse Change, etc.  Nothing shall have occurred since
                -----------------------------
June 30, 1997 (and the Banks shall have become aware of no facts or conditions not previously known) which the Agent or the Required Banks shall determine (i) could reasonably be expected to have a material adverse effect on the rights or remedies of the Banks or the

Agent, or on the ability of Holdings or any Subsidiary of Holdings to perform its obligations to the Banks under this Agreement or any other Credit Document or (ii) which could reasonably be expected to have a materially adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole.

          6.03  Litigation.  At the time of each such Credit Event and also
                ----------
after giving effect thereto, no litigation by any entity (private or governmental) shall be pending or threatened with respect to this Agreement or any other Credit Document executed in connection herewith or the transactions contemplated hereby or which the Required Banks shall determine could reasonably be expected to have a materially adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole.

          6.04  Notice of Borrowing; Letter of Credit Request.  (a)  Prior to
                ---------------------------------------------
the making of each Loan (other than a Swingline Loan or a Mandatory Borrowing), the Agent shall have received a Notice of Borrowing meeting the requirements of
Section 1.03. Prior to the making of each Swingline Loan, the Swingline Bank shall have received the notice referred to in Section 1.03(b)(i).

          (b) Prior to the issuance of each Letter of Credit, the Issuing Bank shall have received a Letter of Credit Request meeting the requirements of
Section 2.03.

          6.05  Acquisition/Term Loans.  Prior to the making of each Acquisition
                ----------------------
Loan and each Term Loan after the Initial Borrowing Date, all conditions to the Permitted Acquisition or the repayment of the DVI Indebtedness to be funded with the proceeds of such Loans set forth in Section 8.15 and, in the case of Permitted Acquisitions, in the definition thereof, shall have been satisfied and the president or any other senior executive officer of Holdings shall have delivered an officer's certificate certifying that such conditions have been met.

          6.06  Additional Conditions.  Prior to the making of each Loan after
                ---------------------
the Initial Borrowing Date, all conditions to Borrowing contained in Section 5 which, in the Agent's judgement, had not previously been adequately satisfied, shall have been satisfied in the judgment of the Agent.

          The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to each of the Banks that all the conditions specified in Section 5 and in this Section 6 and applicable to such Credit Event exist as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this
Section 6, unless otherwise specified, shall be delivered to the Agent at the Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts for each of the Banks and, unless otherwise specified, shall be in form and substance satisfactory to the Banks.


          Section 7.  Representations, Warranties and Agreements.  In order to
                      ------------------------------------------
induce the Banks to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each of Holdings and the Borrower makes the following representations, warranties and agreements as to itself and as to each of its Subsidiaries, as of the Initial Borrowing Date (both before and after giving effect to the Credit Events occurring on such date, the Transaction and the other transactions contem plated by the Documents, and all references to Holdings and the Borrower herein and elsewhere in this Agreement, shall, unless otherwise specifically indicated, be references to Holdings and the Borrower after giving effect to the Transaction) and as of the date of each subsequent Credit Event which representations, warranties and agreements shall sur vive the execution and delivery of this Agreement and the Notes and any subsequent Credit Event, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct on and as of the Initial Borrowing Date and on the date of each such Credit Event:

          7.01  Corporate Status.  Each of Holdings and its Subsidiaries (other
                ----------------
than Physician Network of Brevard Inc., a Florida corporation) (i) is a duly organized and validly existing corporation (or a limited liability company or partnership if so designated in Schedule VIII) in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualifications except for failures to be so qualified which, in the aggregate, could not reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole.

          7.02  Corporate Power and Authority.  Each of Holdings and its
                -----------------------------
Subsidiaries has the corporate power to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary corporate action (or limited liability company or partnership action, as applicable) to authorize the execution, delivery and performance by it of each of such Documents. Each of Holdings and its Subsidiaries has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

          7.03  No Violation.  Neither the execution, delivery or performance by
                ------------
Holdings or any of its Subsidiaries of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any applicable law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of Holdings or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument to which Holdings or its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the Certificate of Incorporation or By-Laws (or similar organizational documents) of Holdings or any of its Subsidiaries.

          7.04  Governmental Approvals.  No order, consent, approval, license,
                ----------------------
authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Initial Borrowing Date and are in full force and effect), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document.

          7.05  Financial Statements; Financial Condition; Undisclosed
                ------------------------------------------------------
Liabilities; Projections; etc.  (a)  (i) The audited consolidated balance sheets
------------------------------
of Holdings for the fiscal years ended December 31, 1995 and December 31, 1996 and the audited consolidated balance sheet of Holdings at June 30, 1997 and the related consolidated statements of operations and cash flows of Holdings for the fiscal year or six month period, as the case may be, ended as of such dates, and the financial statements of each Company listed on Schedule III at the dates listed on Schedule III and for the fiscal periods ended as of the dates listed on Schedule III, which, in the case of the annual statements, have been audited by Arthur Andersen L.L.P., in the case of the financial statements of Holdings and have been examined or reviewed by the independent certified public accountants listed on Schedule III, in the case of the other financial statements, who delivered unqualified opinions in respect thereto and (ii) the pro forma (after giving effect to the Transaction and the related financing thereof) consolidated balance sheet of Holdings as at the Initial Borrowing Date, copies of all of which financial statements referred to in the preceding clauses (i) and (ii) have heretofore been furnished to the Agent, present fairly the financial position of the respective entities at the dates of said statements and the results of operations for the period covered thereby (or, in the case of the pro forma balance sheet, present a good faith estimate of the pro forma financial condition of Holdings and its Subsidiaries (after giving effect to the Transaction) on a consolidated basis at the date thereof). All such financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently applied except to the extent provided in the notes to said financial statements and with respect to interim financial statements, subject to normal year end adjustments. Since June 30, 1997, there has been no material adverse change in the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole.

          (b) On and as of the Initial Borrowing Date, on a pro forma basis after giving effect to the Transaction and all other transactions contemplated by the Documents as of such date and to all Indebtedness (including, without limitation, the Loans) being incurred in connection with the Transaction, and Liens created, and to be created, by each Credit Party in connection therewith:
(a) the sum of the assets (including all contribution and subrogation rights and other intangible assets), at a fair valuation, of each Credit Party will exceed its debts; (b) no Credit Party has incurred or intends to, or believes that it will, incur debts beyond its ability to pay such debts as such debts mature; and
(c) each Credit Party will have sufficient capital with which to conduct its business. For purposes of this Section 7.05(b) "debt" means any liability on a claim, and "claim" means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or
(ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, subordinated, disputed, undisputed, secured or unsecured.

          (c) Except as fully reflected in the financial statements and the notes related thereto described in Section 7.05(a), there were as of the Initial Borrowing Date (and after giving effect to the Transaction and the other transactions contemplated hereby and by the Documents) no liabilities or obligations with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, could reasonably be expected to be material to Holdings and its Subsidiaries taken as a whole. As of the Initial Borrowing Date, neither Holdings nor any of its Subsidiaries knows of any basis for the assertion against Holdings or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully reflected in the financial statements and the notes related thereto described in
Section 7.05(a) which, either individually or in the aggregate, could reasonably be expected to be material to Holdings and its Subsidiaries taken as a whole.
As of the Initial Borrowing Date (and after giving effect to the Transaction) none of Holdings or any of its Subsidiaries will have any outstanding Indebtedness or preferred stock other than (i) the Loans, (ii) the Existing Indebtedness, (iii) the Senior Subordinated Notes and (iv) Holdings Preferred Stock set forth on Schedule VII.

          (d) On and as of the Initial Borrowing Date, the Projections have been prepared in good faith by Holdings and there are no statements or conclusions in any of the Projections which are based upon or include information known to Holdings or the Borrower to be misleading or which fail to take into account material information regarding the matters reported therein. On the Initial Borrowing Date, each of Holdings and the Borrower believes that the Projections were reasonable and attainable (although actual results may differ from the Projections and no representation is made that the Projections will in fact be attained).

          7.06  Litigation.  There are no actions, suits or proceedings pending
                ----------
or, to the best knowledge of Holdings, threatened (i) with respect to any Document, or (ii) that are reasonably likely to materially and adversely affect the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole.

          7.07  True and Complete Disclosure.  All factual information (taken as
                ----------------------------
a whole) heretofore or contemporaneously furnished by or on behalf of Holdings or any Subsidiary of Holdings in writing to any Bank (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole with all information previously furnished) hereafter furnished by or on behalf of Holdings or any Subsidiary of Holdings in writing to any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact.

          7.08  Use of Proceeds; Margin Regulations.  (a)  All proceeds of the
                -----------------------------------
Term Loans incurred on the Initial Borrowing Date shall be used to finance, in part, the Purchase Price of the Contemporaneous Acquisitions, directly or indirectly to repay the Indebtedness of the Companies incurred to finance the Pre-Closing Acquisitions and to pay Transaction Fees and Expenses. All proceeds of the Term Loans incurred on a DVI Payment Date shall be used to repay DVI Indebtedness. In addition, proceeds of the Term Loans incurred on the Initial Borrowing Date in excess of the amounts used in accordance with the first sentence of this Section 7.08 shall be deposited in the Cash Collateral Account to be utilized solely to pay the Purchase Price and closing costs with respect to the Post-Closing Acquisitions or other acquisitions approved by the Required Banks or to pay amounts owing pursuant to the DVI Revolver in accordance with the terms of the Cash Collateral Agreement.

          (b) All proceeds of Revolving Loans and Swingline Loans shall be used by the Borrower for general corporate and working capital purposes of the Borrower and its Subsidiaries but shall not be permitted to be used to effect Permitted Acquisitions.

          (c) All proceeds of Acquisition Loans shall be used by the Borrower only to effect Permitted Acquisitions and to pay fees, costs and expenses related to such acquisitions; provided, however, proceeds of Acquisition Loans may be dividended by the Borrower to Holdings to be used by Holdings to effect Permitted Acquisitions.

          (d) No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

          7.09  Tax Returns and Payments.  Each of Holdings and its Subsidiaries
                ------------------------
has timely filed or caused to be timely filed (including pursuant to any valid extensions of time for filing) with the appropriate taxing authority, all material returns, statements, forms and reports for taxes (the "Returns") required to be filed by or with respect to the income, properties or operations of Holdings and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of Holdings and its Subsidiaries as a whole for the periods covered thereby. Each of Holdings and its Subsidiaries have paid all material taxes payable by them which have become due other than those contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles. There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of Holdings or any of its Subsidiaries, threatened by any authority regarding any taxes relating to Holdings or any of its Subsidiaries. As of the Initial Borrowing Date, neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither Holdings nor any of its Subsidiaries has provided, with respect to themselves or property held by them, any consent under Section 341 of the Code. None of Holdings or any of its Subsidiaries has incurred, or will incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of Holdings or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).

          7.10  Compliance with ERISA.  Schedule VI sets forth each Plan; each
                ---------------------
Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred; no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of
Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan have been timely made; neither Holdings nor any Subsidiary of Holdings nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or
4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to Holdings or any Subsidiary of Holdings or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of Holdings and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not exceed $100,000; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of Holdings, any Subsidiary of Holdings, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of Holdings or any Subsidiary of Holdings or any ERISA Affiliate exists or is likely to arise on account of any Plan; and Holdings and its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any material liability.

          7.11  The Security Documents.  (a)  The provisions of the Security
                ----------------------
Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the respective Credit Parties in the Collateral described therein and the Collateral

Agent, for the benefit of the Secured Creditors, has a fully perfected Lien on, and security interest in, all right, title and interest of the respective Credit Parties, in all of the Collateral described therein, subject to no other Liens other than Permitted Liens. The recordation of the Security Agreement in the United States Patent and Trademark Office together with filings on Form UCC-1 made pursuant to the Security Agreement will be effective, under federal and state law, to perfect the security interest granted to the Collateral Agent in the trademarks and patents, if any, covered by the Security Agreement and the filing of the Security Agreement with the United States Copyright Office together with filings on Form UCC-1 made pursuant to the Security Agreement will be effective under federal and state law to perfect the security interest granted to the Collateral Agent in the copyrights covered by the Security Agreement. Each of the Credit Parties party to the Security Agreement has good and merchantable title to all Collateral described therein, free and clear of all Liens except those described above in this clause (a).

          (b) The security interests created in favor of the Collateral Agent, as Pledgee for the benefit of the Secured Creditors, under the Pledge Agreement constitute first perfected security interests in the Pledged Securities described in the Pledge Agreement, subject to no security interests of any other Person. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledged Securities and the proceeds thereof under the Pledge Agreement.

          7.12  Representations and Warranties in Documents.  All
                -------------------------------------------
representations and warranties set forth in the Documents are true and correct in all material respects at the time as of which such representations and warranties were made and on the Initial Borrowing Date.

          7.13  Properties.  Each of Holdings and its Subsidiaries has good and
                ----------
merchantable title to all properties owned by them, including all property reflected in the consolidated pro forma balance sheet (after giving effect to the Transaction) referred to in Section 7.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by Section 9.02), free and clear of all Liens, other than (i) as referred to in the consolidated balance sheet or in the notes thereto or in the pro forma balance sheet or (ii) otherwise permitted by Section
9.01. Schedule V contains a true and complete list of each parcel of Real Property owned or leased by Holdings and each of its Subsidiaries on the Initial Borrowing Date, and the type of interest therein held by Holdings and/or its Subsidiaries.

          7.14  Capitalization.  On the Initial Borrowing Date, after giving
                --------------
effect to the Transaction, the authorized capital stock of Holdings consists of
(i) 100,000,000 shares of common stock, $.0025 par value per share ("Holdings Common Stock"), 4,968,572 of which shares are issued and outstanding; (ii) 40,000,000 shares of Non-Voting Common

Stock, $.0025 par value, of which no shares are issued and outstanding; (iii) 20,000,000 shares of Prime Common Stock, $.0025 par value ("Holdings Prime Stock"), of which 4,955,904 shares are issued and outstanding; (iv) 500,000 shares of Class A Stock, $0.01 par value, of which 200,000 shares are issued and outstanding; and (v) 18,000,000 shares of preferred stock, $0.01 par value per share ("Holdings Preferred Stock"), of which 9,000,000 shares consist of Series B Redeemable Convertible Preferred Stock of which 3,460,362 shares are issued and outstanding, and of which 6,000,000 shares consist of Series B Non-Voting Redeemable Convertible Preferred Stock of which 917,814 shares are issued and outstanding. All outstanding shares of capital stock of Holdings are owned by the persons and in the amounts set forth on Schedule VII. On the Initial Borrowing Date, the authorized capital stock of the Borrower consists of 10,000 shares of common stock, $.01 par value per share ("Borrower Common Stock"), of which 1,000 shares are issued and outstanding and are owned solely by Holdings. All of such outstanding shares have been duly and validly issued, are fully paid and nonassessable, and have not been issued in violation of any preemptive rights. Except as set forth in Schedule VII, VIII, X (limited only to the documents indicated by an asterisk) and XI, on the Initial Borrowing Date, neither Holdings nor any of its Subsidiaries has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

          7.15  Subsidiaries.  On the Initial Borrowing Date, the corporations,
                ------------
limited liability companies and partnerships listed on Schedule VIII are the only Subsidiaries of Holdings. Schedule VIII correctly sets forth, as of the Initial Borrowing Date, the percentage ownership (direct and indirect) of Holdings in each class of capital stock (or other equity interests) of each of its Subsidiaries and also identifies the direct owner thereof.

          7.16  Compliance with Statutes, etc.  Each of Holdings and its
                ------------------------------
Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls and relating to the prohibition on the corporate practice of medicine), except with respect to each of the foregoing such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole.

          7.17  Investment Company Act.  None of Holdings nor any of its
                ----------------------
Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          7.18  Public Utility Holding Company Act.  None of Holdings nor any of
                ----------------------------------
its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          7.19  Environmental Matters.  (a)  Holdings and each of its
                ---------------------
Subsidiaries is in compliance with, in all respects, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws except such noncompliances which, in the aggregate, could not reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole. There are no past, pending or, to the best knowledge of Holdings or the Borrower, threatened material Environmental Claims against Holdings or any of its Subsidiaries or any Real Property currently owned or operated by Holdings or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences concerning the business or operations of Holdings or any of its Subsidiaries or any Real Property owned or operated at any time by Holdings or any of its Subsidiaries or, to the knowledge of Holdings any property adjoining any such Real Property that could reasonably be expected
(i) to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned or operated by Holdings or any of its Subsidiaries or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law except such Environmental Claims and restrictions which individually or in the aggregate could not reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole.

          (b) Neither Holdings nor any of its Subsidiaries has, at any time, generated, used, treated, stored, transported or released Hazardous Materials on, to or from any Real Property at any time owned, leased or at any time operated by Holdings or any of its Subsidiaries, except for such Hazardous Material of a type and only in a quantity used in the normal course of business of Holdings or its Subsidiaries (or the physician practices) which Hazardous Material is being held, stored, used and disposed of in accordance with applicable law.

          (c) To the best knowledge of Holdings, there are not now and never have been any underground storage tanks located on any Real Property owned or operated by Holdings or any of its Subsidiaries.

          (d) To the best knowledge of Holdings, no Real Property at any time owned or at any time operated by Holdings or any of its Subsidiaries is located in any site listed on, or proposed in the Federal Register for listing on, the Superfund National Priorities List, or listed on the Comprehensive Environmental Response Compensation and Liability Information System or their state equivalent.

          7.20  Labor Relations.  Neither Holdings nor any of its Subsidiaries
                ---------------
is engaged in any unfair labor practice that could reasonably be expected to have a material adverse effect on Holdings and its Subsidiaries taken as a whole. There is (i) no significant unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the best knowledge of Holdings or the Borrower, threatened against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the best knowledge of Holdings or the Borrower, threatened against any of them and (ii) no significant strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the best knowledge of Holdings or the Borrower, threatened against Holdings or any of its Subsidiaries.

          7.21  Patents, Licenses, Franchises and Formulas.  (a)  Holdings,
                ------------------------------------------
together with its Subsidiaries, has a license to use or otherwise has the right to use, free and clear of pending or threatened Liens, all the material patents, patent applications, trademarks, service marks, trade names, trade secrets, copyrights, proprietary information, computer programs, data bases, licenses, franchises and formulas, or rights with respect to the foregoing (collectively, "Intellectual Property"), and has obtained all licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole.

          (b) Holdings, together with its Subsidiaries, has the right to practice under and use all of its Intellectual Property.

          (c) Neither Holdings nor any of its Subsidiaries has knowledge of any claim by any third party contesting the validity, enforceability, use or ownership of the Intellectual Property, or of any existing state of facts that would support a claim that use by Holdings or any of its Subsidiaries of any such Intellectual Property has infringed or otherwise violated any Intellectual Property right of any other Person and that to the best knowledge of Holdings and its Subsidiaries no claim is threatened except for such claims that could not individually or in the aggregate reasonably be expected to have a material adverse affect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole.

          7.22  Indebtedness.  Schedule IX sets forth a true and complete list
                ------------
of all Indebtedness (other than the Loans and the Senior Subordinated Notes) and preferred stock of Holdings and each of its Subsidiaries as of the Initial Borrowing Date after giving effect to the Transaction and the other transactions contemplated hereby (the "Existing Indebtedness"), in each case showing the aggregate amount thereof and the name of the respective obligor and any other entity which directly or indirectly guaranteed such debt. None of the Existing Indebtedness was incurred in connection with, or in contemplation of, the Transaction or the other transactions contemplated hereby except to finance the Pre-Closing Acquisitions.

          7.23  Restrictions on or Relating to Subsidiaries.  Except as set
                -------------------------------------------
forth on Schedule XVIII, there does not exist any encumbrance or restriction on the ability of (i) any Subsidiary of Holdings to pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Holdings or any Subsidiary of Holdings or to pay any Indebtedness owed to Holdings or a Subsidiary of Holdings, (ii) any Subsidiary of Holdings to make loans or advances to Holdings or any of Holdings' Subsidiaries or (iii) Holdings or any Subsidiary of Holdings to transfer any of its properties or assets to Holdings or any Subsidiary of Holdings, except for such encumbrances or restrictions existing under or by reason of (x) applicable law, (y) this Agreement and the other Credit Documents or (z) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings or a Subsidiary of the Borrower.

          7.24  The Transaction.  All aspects of the Transaction have been
                ---------------
effected in accordance with the Documents and all applicable law. At the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required in order to consummate the Transaction shall have been obtained, given, filed or taken and are in full force and effect (or effective judicial relief with respect thereto has been obtained). All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Transaction. Additionally, at the time of consummation thereof, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the consummation of the Transaction. The Physician Practice Groups being acquired pursuant to the Acquisitions have aggregate pro forma Revenues and EBITDA of at least $46.9 million and $6.2 million, respectively. The Purchase Price (and the components of such Purchase Price) for each Acquisition is as set forth in Schedule XVII. All of the pro forma EBITDA referred to in the second preceding sentence is personally guaranteed by the selling physicians. Set forth on Schedule XVII are the names of the individuals providing personal guarantees (the "Personal Guarantees") and a description of such guarantees. Each of the Personal Guarantees constitute the legal, valid and binding obligation of each of the guarantors enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, reorganization, moratorium or similar laws relating to creditors' rights generally or by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

          7.25  Material Contracts.  All Material Contracts of Holdings and each
                ------------------
of its Subsidiaries as of the Initial Borrowing Date are listed on Schedule X.

          7.26  Senior Subordinated Notes.  The subordination provisions of the
                -------------------------
Senior Subordinated Notes and the senior subordinated guaranties relating to such notes and the subordination provisions of the Other Subordinated Debt are enforceable against Holdings and its Subsidiaries and the holders thereof, as the case may be, and the Loans and other Obligations hereunder (including, without limitation, pursuant to the Guaranties) and obligations arising pursuant to the Interest Rate Protection or Other Hedging Agreements are within the definition of "Senior Debt" included in such subordination provisions.

          7.27  Defaults.  As of the Initial Borrowing Date, neither Holdings
                --------
nor any of its Subsidiaries is in, nor has Holdings or any of its Subsidiaries received any notices alleging any, breach or default by Holdings or any of its Subsidiaries under any contract with a doctor or medical practice group or under any other Material Contract.

          7.28  Unwind Provisions.  Except as set forth on Schedule XI as of the
                -----------------
Initial Borrowing Date, neither Holdings nor any of its Subsidiaries is party to an agreement of any nature which allows any party to such agreement, upon the happening or non-happening of an event, to repurchase the stock or assets it sold to Holdings or its Subsidiary in the original sale of such parties medical practice or put such party in the position or a similar position to that the party maintained prior to entering into such agreement.

          7.29  Practice Management Agreements.  As of the Initial Borrowing
                ------------------------------
Date, all of the Practice Management Agreements or similar agreements with physicians or physician entities to which Holdings or its Subsidiaries are directly or indirectly parties to are set forth on Schedule XII. All of the rights and interest, including the ability to collect proceeds, of Holdings and its Subsidiaries under the agreements set forth on Schedule XII are assignable to the Collateral Agent and the Banks, as collateral, without the consent or approval of any third party.

          7.30  Contemporaneous Acquisitions.  All of the Acquisitions that the
                ----------------------------
Borrower or its Subsidiaries will effect on the Initial Borrowing Date are set forth on Schedule XIV (the "Contemporaneous Acquisitions).

          7.31  Post-Closing Acquisitions. All of the Acquisitions that the
                -------------------------
Borrower or its Subsidiaries will effect after the Initial Closing Date with the proceeds of the Loans or the Senior Subordinated Notes deposited in the Cash Collateral Account are set forth on Schedule XV (the "Post-Closing Acquisitions").

          7.32  Repurchase Obligations.  As of the Initial Borrowing Date, no
                ----------------------
Material Contract requires Holdings or any of its Subsidiaries to repurchase, purchase or otherwise acquire or make distributions with respect to, its capital stock (or with respect to rights, options or warrants with respect to its capital stock) other than as set forth on Schedule XI.


          Section 8.  Affirmative Covenants.  Each of Holdings and the Borrower
                      ---------------------
covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder and thereunder, are paid in full:

          8.01  Information Covenants.  The Borrower will furnish to the Agent:
                ---------------------

          (a)  Monthly Reports.  Within 30 days after the end of each fiscal
               ---------------
     month, the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of earnings for such month and for the elapsed portion of the fiscal year ended with the last day of such month, setting forth comparative figures for the corresponding month and elapsed portion of such fiscal year for the prior fiscal year and comparable budgeted figures for such period, all of which shall be certified by the chief financial officer or controller of Holdings, subject to normal year-end audit adjustments and shall be accompanied by a management discussion and analysis of the results of operations and financial condition with respect to such period.

          (b)  Quarterly Financial Statements.  Within 45 days after the close
               ------------------------------
     of each of the first three quarterly accounting periods in each fiscal year of Holdings the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such quarterly period and the related consolidated and consolidating statements of earnings and stockholders' equity and statement of cash flows for such quarter, in each case for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, in each case, setting forth comparative figures for the related periods in the prior fiscal year and comparable budgeted figures for such period, all of which shall be certified by the chief financial officer or controller of Holdings, subject to normal year-end audit adjustments and shall be accompanied by a management discussion and analysis of the results of operations and financial condition with respect to such period.

          (c)  Annual Financial Statements.  Within 90 days after the close of
               ---------------------------
     each fiscal year of Holdings, the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of earnings and stockholders' equity and statement of cash flows for such fiscal year and setting forth comparative figures for the preceding fiscal year and comparable budgeted figures for such period and certified, (x) in the case of the consolidating statements, by the chief financial officer of Holdings and (y) in the case of the consolidated financial statements of Holdings and its Subsidiaries, by any of the "big six" or other independent certified public accountants of recognized national standing reasonably acceptable to the Required Banks, together with a signed opinion of such accounting firm (which opinion shall not be qualified in any respect) stating that in the course of its regular audit of the financial statements of Holdings which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and shall be accompanied by a management discussion and analysis of the results of operations and financial condition with respect to such period.

          (d)  Management Letters.  Promptly after the receipt thereof by
               ------------------
     Holdings or any of its Subsidiaries, a copy of any "management letter" received by Holdings or any of its Subsidiaries from its certified public accountants.

          (e)  Budgets.  As soon as available but in no event later than 30 days
               -------
     after the first day of the applicable fiscal year of Holdings, a budget for Holdings and its Subsidiaries in form customarily prepared by Holdings (including budgeted statements of earnings, sources and uses of cash, cash flow statements and balance sheets) prepared by Holdings for each calendar month of such fiscal year and on an annual basis for the next succeeding fiscal year prepared in reasonable detail with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of the chief financial officer or controller of Holdings to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the periods covered thereby.

          (f)  Officer's Certificates.  At the time of the delivery of the
               ----------------------
     financial statements provided for in Section 8.01(a), (b) and (c), a certificate of the chief financial officer, chief executive officer, president or controller of the Borrower to the effect that no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate, (x) in the case of certificates delivered pursuant to Section 8.01(b) or (c), shall set forth the calculations required to establish whether Holdings was in compliance with the provisions of Sections 3.03, 4.02, 8.15, 9.01, 9.02, 9.04, 9.05,
     9.06 and 9.08 through 9.14 inclusive, at the end of such fiscal quarter or year, as the case may be, and (y) in the case of certificates delivered pursuant to Section 8.01(c), the amount of Excess Cash Flow for the relevant Excess Cash Flow Payment Period.

          (g)  Notice of Default or Litigation.  Promptly, and in any event
               -------------------------------
     within two Business Days after an officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default, (ii) any litigation or governmental investigation or proceeding pending (x) against Holdings or its Subsidiaries which could reasonably be expected to materially and adversely affect the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole or (y) with respect to any Document, (iii) any other event which could reasonably be expected to materially and adversely affect the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole and (iv) any default or breach by Holdings or any of its Subsidiaries under any contract or agreement with any doctor or medical practice or any other Material Contract or receipt of any notice of such default or breach received from any doctor or medical practice or any party to any other Material Contract.

          (h)  Other Reports and Filings.  Promptly upon transmission thereof,
               -------------------------
     copies of any financial information, proxy materials and other information and reports, if any, which the Borrower or any of its Subsidiaries (x) has filed with the Securities and Exchange Commission (the "SEC ") or (y) has delivered to holders of, or any agent or trustee with respect to, Indebtedness of the Borrower or any of its Subsidiaries in its capacity as such a holder, agent, or trustee.

          (i)  Environmental Matters.  Promptly upon, and in any event within
               ---------------------
     two Business Days after an officer of Holdings or of any of its Subsidiaries obtaining knowledge thereof, notice of any of the following environmental matters (i) any pending or threatened material Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned or operated at any time by Holdings or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any Real Property owned or operated at any time by Holdings or any of its Subsidiaries that (a) could reasonably be anticipated to result in a material noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law, or (b) could reasonably be anticipated to form the basis of a material Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned or operated by Holdings or any of its Subsidiaries; (iii) any condition or occurrence on any Real Property owned or operated by Holdings or any of its Subsidiaries or any property adjoining such Real Property that could reasonably be anticipated to cause such Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law; and
     (iv) the taking of any removal or remedial action in response to a material Release or material threatened Release or the actual or alleged presence of any Hazardous Material on or from any Real Property owned or operated at any time by Holdings or any of its Subsidiaries in each case as required by any Environmental Law or any governmental or other administrative agency. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings or such Subsidiary's response thereto. In addition, Holdings will provide the Banks with copies of all material communications with any government or governmental agency relating to material Environmental Claims, all material communications with any person relating to material Environmental Claims, and such detailed reports of any Environmental Claim as may reasonably be requested by the Required Banks.

          (j)  Annual Meetings with Banks.  Within 120 days after the close of
               --------------------------
     each fiscal year of Holdings, Holdings shall, at the request of the Agent, hold a meeting (at a mutually agreeable location and time) with all Banks who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Holdings and its Subsidiaries and the budgets presented for the current fiscal year of the Holdings and its Subsidiaries.

          (k)  Borrowing Base Certificates.  (i)  On the Initial Borrowing Date
               ---------------------------
     and (ii) no later than 11:00 A.M. (New York time) on the thirtieth day after each calendar month, a borrowing base certificate of the Borrower in the form of Exhibit K (each a "Borrowing Base Certificate"), with respect to the Eligible Receivables and Eligible Inventory of the Borrower and its Subsidiaries as of (x) in the case of clause (i), August 30, 1997 (after giving effect to the Transaction) and (y) in the case of clause (ii), the last day of the immediately preceding month, and in all such cases, certified by the chief financial officer, chief executive officer or controller of the Borrower.

          (l)  Other Information.  From time to time, such other information or
               -----------------
     documents (financial or otherwise) with respect to any Credit Party or any of its Subsidiaries, as the Agent or the Required Banks may reasonably request.

          8.02  Books, Records and Inspections.  Holdings will, and will cause
                ------------------------------
each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries, in conformity with United States generally accepted accounting principles and all requirements of law, shall be made of all dealings and transactions in relation to its business and activities. The Holdings will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Agent or any Bank to visit and inspect, under guidance of officers of Holdings or of such Subsidiary, any of the properties of Holdings or such Subsidiary, and to examine the books of account of Holdings or such Subsidiary and discuss the affairs, finances and accounts of Holdings or of such Subsidiary with, and be advised as to the same by, its and their officers, all at such reasonable times and intervals and to such reasonable extent as the Agent or such Bank may request.

          8.03  Maintenance of Property, Insurance.  (a)  Schedule II sets forth
                ----------------------------------
a true and complete listing of all insurance maintained by Holdings and each of its Subsidiaries as of the Effective Date. Holdings will, and will cause each of its Subsidiaries to, (i) keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted), (ii) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are described on Schedule II, and (iii) furnish to each Bank, upon written request, full information as to the insurance carried. The provisions of this Section 8.03 shall be deemed to be supplemental to, but not duplicative of, the provisions of any of the Security Documents that require the maintenance of insurance.

          (b) Holdings will at all times keep, and will cause each of its Subsidiaries to keep, its property insured in favor of the Collateral Agent, and all policies (including mortgage policies) or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by Holdings or its Subsidiaries (other than employee benefit insurance)) (i) shall be endorsed to the Collateral Agent's satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and naming the Collateral Agent, the Agent and each Bank as an additional insured) with respect to Collateral, (ii) shall state that such insurance policies shall not be cancelled or revised without 30 days' prior written notice thereof by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent, (iv) shall contain the standard noncontributory mortgagee clause endorsement in favor of the Collateral Agent with respect to hazard insurance coverage, (v) shall provide that any losses shall be payable notwithstanding (A) any act or neglect of Holdings or any of its Subsidiaries, (B) the occupation or use of the properties for purposes more hazardous than those permitted by the terms of the respective policy if such coverage is obtainable at commercially reasonable rates and is of the kind from time to time customarily insured against by Persons owning or using similar property and in such amounts as are customary, (C) any foreclosure or other proceeding relating to the insured properties or (D) any change in the title to or ownership or possession of the insured properties and (vi) shall be deposited with the Collateral Agent. If Holdings or any of its Subsidiaries shall fail to insure its property in accordance with this Section 8.03, or if Holdings or any of its Subsidiaries shall fail to endorse and deposit all policies or certificates with respect thereto, the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Collateral Agent for all costs and expenses of procuring such insurance.

          8.04  Corporate Franchises.  Holdings will do, and will cause each of
                --------------------
its Subsidiaries (other than Immaterial Subsidiaries) to do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its rights, franchises, licenses and patents; provided, however, that
                                                  --------  -------
nothing in this Section 8.04 shall prevent the withdrawal by Holdings or any Subsidiary of Holdings of its qualification as a foreign corporation in any jurisdiction where such withdrawal could not reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, properties, operations, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole.

          8.05  Compliance with Statutes, etc.  Holdings will, and will cause
                ------------------------------
each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole.

          8.06  Compliance with Environmental Laws.  (a)  Holdings will comply,
                ----------------------------------
and will cause each of its Subsidiaries to comply, in all material respects with all Environmental Laws applicable to ownership or use of the Real Property, will promptly pay or cause Holdings to pay all costs and expenses incurred in such compliance, and will keep or cause to be kept all such Real Properties free and clear of any Liens imposed pursuant to such Environmental Laws. Neither Holdings nor any Subsidiary of Holdings will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property, or transport or permit the transportation of Hazardous Materials to or from any Real Property, other than in compliance with applicable law.

          (b) At the request of the Agent or the Required Banks at any time and from time to time during the existence of this Agreement: (i) if an Event of Default exists under this Agreement, (ii) upon the reasonable belief by the Agent that Holdings or any of its Subsidiaries has breached any representation or covenant herein with respect to any environmental matters and such breach is continuing, or (iii) in the event notice is provided under Section 8.01(i) herein, Holdings will provide, at its sole cost and expense (or will cause Holdings to provide at its sole cost and expense), an environmental site assessment report reasonable in scope concerning any Real Property of Holdings or its Subsidiaries, prepared by an environmental consulting firm approved by the Agent and the Required Banks, indicating the presence or Release of Hazardous Materials on or from any of the Real Property and the potential cost of any removal or remedial action in connection with any Hazardous Materials on such Real Property. If Holdings fails to provide the same after thirty days' notice, the Agent may order the same, and Holdings shall grant and hereby grants to the Agent and the Banks and their agents access to such Real Property and specifically grants the Agent and the Banks an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment all at Holdings' expense, which assessments, if obtained, will be provided to Holdings.

          8.07  ERISA.  As soon as possible and, in any event, within ten (10)
                -----
days after Holdings, any Subsidiary of Holdings or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, Holdings will deliver to each of the Banks a certificate of the chief financial officer of Holdings setting forth the full details as to such occurrence and the action, if any, that Holdings, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by Holdings, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred (except to the extent that Holdings has previously delivered to the Banks a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in
Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection
 .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is
reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to
Section 515 of ERISA to collect a delinquent contribution to a Plan; that Holdings, any Subsidiary of Holdings or any ERISA Affiliate will or may incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section

4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that Holdings or any Subsidiary of Holdings may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan. Holdings will deliver to each of the Banks (i) a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC, and any material notices received by Holdings, any Subsidiary of Holdings or any ERISA Affiliate with respect to any Plan shall be delivered to the Banks no later than ten (10) days after the date such annual report has been filed with the Internal Revenue Service or such records, documents and/or information has been furnished to the PBGC or such notice has been received by Holdings, the Subsidiary or the ERISA Affiliate, as applicable.

          8.08  End of Fiscal Years; Fiscal Quarters.  Holdings will cause its,
                ------------------------------------
and each of its Subsidiaries', fiscal years to end on December 31 and each of its, and each of its Subsidiaries', first three fiscal quarters to end on March 31, June 30 and September 30.

          8.09  Performance of Obligations.  Holdings will, and will cause each
                --------------------------
of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument by which it is bound, except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole.

          8.10  Payment of Taxes.  Holdings will pay and discharge, and will
                ----------------
cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties would otherwise attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of Holdings or any of its Subsidiaries not otherwise permitted under Section 9.01; provided that neither Holdings nor any
                                        --------
of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

          8.11  Interest Rate Protection.  The Borrower shall no later than 120
                ------------------------
days following the Initial Borrowing Date enter into arrangements acceptable to the Agent establishing a fixed or maximum interest rate acceptable to the Agent for an aggregate notional amount of at least 50% of the principal amount of the Borrower's Term Loans outstanding on such date for a period of at least three years. The Borrower shall no later than 180 days following each drawing under the Acquisition Loan Facility and each drawing under the Term Loan Facility enter into arrangements reasonably acceptable to the Agent establishing a fixed or maximum interest rate acceptable to the Agent for an aggregate notional amount of at least 50% of the outstanding principal amount of the Borrower's Acquisition Loans and additional Term Loans (after giving effect to such borrowing) for a period of at least three years.

          8.12  Use of Proceeds.  All proceeds of the Loans shall be used as
                ---------------
provided in Section 7.08.

          8.13  UCC Searches.  At the request of the Agent, Holdings shall
                ------------
deliver to the Agent (at the Borrower's own cost) copies of Request for Information or Copies (UCC-11), or equivalent reports for the purpose of verifying that all financing statements necessary or, in the opinion of the Collateral Agent reasonably desirable, to perfect the security interests purported to be created by the Security Agreement shall have been properly recorded and filed.

          8.14  Intellectual Property Rights.  Holdings will, and will cause
                ----------------------------
each of its Subsidiaries to, make all filings in connection with the transfer of the Intellectual Property rights in the Acquisitions. Holdings will, and will cause each of its Subsidiaries to, maintain in full force and effect any and all Intellectual Property rights necessary or appropriate to the business of Holdings or any Subsidiary of Holdings and take no action (including, without limitation, the licensing of Intellectual Property), or fail to take an action, as the case may be, in connection with such Intellectual Property rights which could reasonably be expected to result in a material adverse effect on the performance, business, assets, nature of assets, liabilities, properties, operations, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole. Holdings will, and will cause each of its Subsidiaries to, diligently prosecute any and all pending applications filed in connection with seeking or seeking to perfect the Intellectual Property rights and take all other reasonable actions necessary for the protection and maintenance of the Intellectual Property rights necessary or appropriate to the business of Holdings or any Subsidiary of Holdings at all times from and after the Initial Borrowing Date other than any such actions the failure of which, in the aggregate, could not reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole.

          8.15  Permitted Acquisitions and Repayment of DVI Indebtedness.  (a)
                --------------------------------------------------------
Subject to the remaining provisions of this Section 8.15 applicable thereto and the requirements contained in the definition of Permitted Acquisition, the Borrower and its Subsidiaries may from time to time after the Initial Borrowing Date effect Permitted Acquisitions or repay the DVI Indebtedness, so long as with respect to each Permitted Acquisition and the repayment of the DVI Indebtedness, to the extent provided below:

               (i) no Default or Event of Default or default or event of default under the Senior Subordinated Notes is in existence at the time of the consummation of such Permitted Acquisition or repayment of the DVI Indebtedness or would exist after giving effect thereto, all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties were made on and as of the date of such Permitted Acquisition or date of repayment of the DVI Indebtedness (both before and after giving effect thereto) and no other agreement, contract or instrument to which the Borrower or any of its Subsidiaries is a party restricts such Permitted Acquisition or repayment of DVI Indebtedness;

               (ii) the Borrower shall have given the Agent and the Banks at least 30 days (or ten Business Days, in the case of clause (s) below) prior written notice of any such Permitted Acquisition (each such notice, a "Permitted Acquisition Notice") or proposed repayment of the DVI Indebtedness, which notice shall (r) contain the estimated date such Permitted Acquisition is scheduled to be consummated or date of repayment of the DVI Indebtedness, (s) attach a true and correct copy of the draft purchase agreement, letter of intent, description of material terms or similar agreement executed by the Borrower or one of its Subsidiaries and the seller in connection with such Permitted Acquisition, (t) contain the estimated aggregate purchase price of such Permitted Acquisition and the amount of related costs and expenses and the intended method of financing thereof, (u) contain the estimated amount of Acquisition Loans required to effect such Permitted Acquisition, (v) contain a description of any Permitted Earn-Out Debt or Permitted Seller Notes to be incurred by Holdings in connection with such Permitted Acquisition and the maximum potential liability of Holdings with respect thereto, and (w) contain a description of the Permitted Equity Issuances to be effected by Holdings in connection with such Permitted Acquisition;

               (iii) the Borrower shall have provided the Banks with all information provided to its Board of Directors or any of its shareholders with respect to such Permitted Acquisition, including without limitation, all information required pursuant to the Securities Purchase Agreement and such other information related to the Person or business, division or product line being acquired and the Permitted Acquisition as the Agent shall reasonably request, including without limitation expert reports prepared by such accounting, environmental, and/or other experts as the Agent shall reasonably request;

               (iv) (I) as soon as available but not less than the earlier of three days after the execution thereof, a copy of the executed purchase agreement and all related agreements, schedules and exhibits with respect to such Permitted Acquisition and (II) at the time of delivery of the purchase agreement, certification from the Borrower as to the purchase price for the acquisition and the estimated amount of all related costs, fees and expenses and that, except as described, there are no other amounts which will be payable in connection with the respective Permitted Acquisition;

               (v) with respect to the Permitted Acquisitions effected during any twelve month period, the sum (without duplication) of (I) Acquisition Loans incurred by the Borrower, (II) the fair market value (as determined in good faith by the Board of Directors of Holdings) of Holdings Common Stock issued as consideration in such Permitted Acquisitions, (III) the aggregate amount (determined by using the face amount of the debt or the amount payable at maturity, whichever is greater) of Permitted Seller Notes issued by Holdings in connection with such Permitted Acquisitions and (IV) the maximum potential liability of Holdings with respect to all Permitted Earn-Out Debt issued in connection with such Permitted Acquisitions, shall not exceed $15,000,000 during any twelve month period with the first such period commencing on the Initial Borrowing Date;

               (vi) calculations are made by the Borrower of the Consolidated EBITDA of the Person or business, division or product line being acquired pursuant to the respective Permitted Acquisition (determined in accordance with the definition of Consolidated EBITDA contained herein, but treating references therein and in any other defined terms used in determining Consolidated EBITDA to "Holdings" to instead be references to the Person or business, division or product line being acquired pursuant to the respective Permitted Acquisition), and the amount thereof shall exceed zero for the period of four consecutive fiscal quarters (taken as one accounting period) most recently ended prior to the date of the Permitted Acquisition (the "Calculation Period"); provided, however, in the case of calculations
                                 --------  -------
     based on financial statements not audited by a "big-six accounting firm" or other nationally recognized accounting firm reasonably acceptable to the Agent, the Agent and the Required Banks shall be satisfied that the Consolidated EBITDA of such Person or business, division or product line being acquired pursuant to the respective Permitted Acquisition exceeds zero for the Calculation Period;

               (vii) the Agent shall be satisfied in its reasonable discretion that the proposed Permitted Acquisition will not be reasonably likely to result in materially increased liabilities (contingent or otherwise) of Holdings or any of its Subsidiaries other than Permitted Seller Notes and Permitted Earn-Out Debt incurred in accordance with the provisions of this Agreement (including, without limitation, tax, ERISA or environmental liabilities);

     provided that, so long as the Permitted Acquisition Notice has been given
     --------
     as required above and so long as Holdings has furnished each Bank, following request by the Agent, information with respect to liabilities of the type described in this clause with all information so requested, if the Agent has not notified the Borrower on or prior to the tenth day prior to the consummation of the Permitted Acquisition that Agent has not yet been satisfied that the proposed Permitted Acquisition would not be reasonably likely to result in materially increased liabilities of the Borrower or any of its Subsidiaries, such Bank shall be deemed for purposes of this clause
     (vii) to be so satisfied;

               (viii) in the case of both Permitted Acquisitions and repayment of DVI Indebtedness, after giving effect to any additional indebtedness to be incurred in connection therewith and, in the case of Permitted Acquisitions only, the Consolidated EBITDA of the Person or business, division or product line being acquired pursuant to the respective Permitted Acquisition determined in accordance with clause 8.15(a)(vi) above for the Calculation Period, (I) the ratio of Consolidated Indebtedness on the last day of the Calculation Period to Consolidated EBITDA of Holdings and its Subsidiaries for the Calculation Period, on a Pro Forma Basis shall be equal to or less than 3.50:1 and (II) the ratio of Consolidated Senior Indebtedness on the last day of the Calculation Period to Consolidated EBITDA of Holdings and its Subsidiaries for the Calculation Period, on a Pro Forma Basis shall be equal to or less than the lesser of 2.50:1;

               (ix) in the case of both Permitted Acquisitions and repayment of DVI Indebtedness, recalculations are made by the Borrower of compliance with the covenants contained in Sections 9.09 through 9.13, inclusive, for the Calculation Period in a Pro Forma Basis, and such recalculations shall show that all such covenants would have been complied with throughout the Calculation Period on a Pro Forma Basis;

               (x) in the case of both Permitted Acquisitions and repayment of DVI Indebtedness, the Borrower in good faith believes, on a Pro Forma Basis (as if the Calculation Period were the one-year period following the date of the consummation of the respective Permitted Acquisition) that the financial covenants contained in such Sections 9.09 through 9.13, inclusive, will continue to be met for the one year period following the date of the consummation of the respective Permitted Acquisition;

               (xi) in the case of a repayment of the DVI Indebtedness, the consent of the Required Banks shall have been obtained; provided, however,
                                                             --------  -------
     this restriction shall not prevent any mandatory payments on the DVI Indebtedness from sources other than Term Loans;

               (xii) in the case of Permitted Acquisitions, the purchase price for any Permitted Acquisition may not exceed ten times the Consolidated EBITDA of the Person or business, division or product line being acquired for the Calculation Period;

               (xiii) in the case of Permitted Acquisitions, the Borrower shall not draw more than $2 million from the Acquisition Loan Facility to be used to purchase any one Person or business, division or product line;

               (xiv) in the case of Permitted Acquisitions, the sum of the items described in clauses (I) - (IV) of Section 8.15(a)(v) in connection with each Permitted Acquisition shall not exceed $5 million;

               (xv) with respect to the Permitted Acquisitions effected during a twelve month period, the Borrower shall not draw more than $7 million from the Acquisition Loan Facility during any twelve month period;

               (xvi) the aggregate amount (determined by using the face amount of the debt or the amount payable at maturity, whichever is greater) of Permitted Seller Notes and Permitted Earn-Out Debt issued by Holdings after the date hereof shall not exceed $19.5 million and (A) such Indebtedness shall have an average maximum current pay interest of no more than 8% per annum, with no single item of Indebtedness bearing interest at a rate greater than 10% per annum, (B) no single item of Indebtedness shall have a final maturity of less than two years and (C) all such Indebtedness shall have an average weighted-life to maturity of not less than 2.5 years.

               (xvii) in the case of Permitted Acquisitions, the Borrower shall only include for any Person or business, division or product line acquired, 100% of audited financial statement based Consolidated EBITDA calculated on a Pro Forma Basis and 75% of personally guaranteed unaudited financial statement based Consolidated EBITDA calculated on a Pro Forma Basis with respect to calculation made in connection with the covenants contained in this Section 8.15 and Sections 9.09 through 9.13, inclusive; and

               (xviii) prior to the consummation of the respective Permitted Acquisition or repayment of DVI Indebtedness, as the case may be, the Borrower shall furnish the Agent and the Banks an officer's certificate executed by the chief financial officer of Holdings, certifying as to compliance with the requirements of the applicable preceding clauses (i) through (xvii) and containing the calculations required by preceding clauses (v), (vi),
     (viii), (ix), (xii), (xiv), (xv) and (xvi). The consummation of each Permitted Acquisition or the repayment of the DVI Indebtedness, as the case may be, shall be deemed to be a representation and warranty by Holdings that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 6 and 10;

          (b) At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, not less than 100% of the capital stock of such Subsidiary shall be directly owned by the Borrower and such 100% owned by the Borrower shall be pledged for the benefit of the Secured Creditors pursuant to the Pledge Agreement or pursuant to a similar agreement satisfactory to the Agent; provided, however, for up to three (3) Business Day after such Permitted
       --------  -------
Acquisition, Holdings may own such Subsidiary.

          (c) The Borrower shall cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to execute and deliver, prior to the date of the respective Permitted Acquisition, the Subsidiaries Guaranty (or by an amendment thereto pursuant to which it shall be a party thereto) or a substantially similar guaranty, in either case with the documentation to be in form and substance satisfactory to the Agent.

          (d) The Borrower shall on the date of a Permitted Acquisition cause the respective Subsidiary of the Borrower to, grant to the Collateral Agent, for the benefit of the Secured Creditors, first priority perfected security interests in all property of the Borrower or such Subsidiaries (whether real, personal or otherwise) acquired in connection with the Permitted Acquisition and to take, or cause such Subsidiary to take, all actions requested by the Agent or the Required Banks (including, without limitation, the obtaining of UCC-11's, the filing of UCC-1's and the obtaining of mortgage policies, title surveys and real estate appraisals) in connection with the granting of such security interests. All security interests required to be granted pursuant to this
Section 8.15(d) shall be granted pursuant to such security documentation (which shall be substantially similar to the analogous Security Documents already executed and satisfactory in form and substance to the Agent) and shall (except as otherwise consented to by the Agent and the Required Banks) constitute valid and enforceable perfected security interests prior to the rights of all third Persons and subject to no other Liens except Permitted Liens. The security documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens, in favor of the Collateral Agent for the benefit of the Secured Creditors, required to be granted pursuant to the respective Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full by the Borrower. At the time of the execution and delivery of Additional Security Documents, the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, mortgage policies, environmental appraisals, surveys and other related documents as may be reasonably requested by the Collateral Agent or the Required Banks to assure themselves that this Section has been complied with. All actions required to be taken by this Section 8.15(d) with respect to the Additional Collateral shall be completed no later than the date on which the Permitted Acquisition is effected.

          8.16  Registry.  The Borrower hereby designates the Agent to serve as
                --------
the Borrower's agent, solely for purposes of this Section 8.16, to maintain a register (the "Register") on which it will record the Commitments from time to time of each of the Banks, the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower's obligations in respect of such Loans. With respect to any Bank, the transfer of the Commitments of such Bank and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of an assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Agent on the Register only upon the acceptance by the Agent of a properly executed and delivered assignment and assumption agreement pursuant to
Section 14.04(b). Coincident with the delivery of such an assignment and assumption agreement to the Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Bank shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Bank and/or the new Bank. The Borrower agrees to indemnify the Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Agent in performing its duties under this Section 8.16.

          8.17  Further Actions.  (a)  Each Credit Party shall grant to the
                ---------------
Collateral Agent, for the benefit of the Secured Creditors, at the request of the Agent or the Required Banks, at any time, a security interest in any Real Property or vehicles owned by any such Credit Party and any other assets of such Credit Party not already subject to a Mortgage or other Security Document. Each Credit Party shall take all actions requested by the Agent or the Required Banks (including, without limitation, the obtaining of mortgage policies, title surveys and real estate appraisals satisfying the requirements of all applicable laws) in connection with the granting of such security interests; provided,
                                                                  --------
however, in no event shall the Agent or the Required Banks request a security
-------
interest in any Leaseholds
unless the Agent or the Required Banks has reasonably determined that such Leasehold has material value.

          (b)  The security interests required to be granted pursuant to clause
(a) above shall be granted pursuant to mortgages, deeds of trust and security agreements, in each case satisfactory in form and substance to the Agent and the Required Banks, which mortgages and security agreements shall create valid and enforceable perfected security interests prior to the rights of all third Persons and subject to no other Liens except Permitted Liens. The mortgages and other instruments related thereto and security agreements shall be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect the Liens, in favor of the Collateral Agent for the benefit of the Secured Creditors, required to be granted pursuant to such documents and all taxes, fees and other charges payable in connection therewith shall be paid in full by the Borrower. At the time of the execution and delivery of the additional documents, the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, mortgage policies, title surveys, real estate appraisals, certificates of title and other related documents as may be reasonably requested by the Agent or the Required Banks to assure themselves that this Section 8.17 has been complied with.

          (c) Each Credit Party agrees that each action required by Section 8.17(a), or (b) shall be completed within 60 days of the date such action is requested to be taken.

          8.18  Concentration Account.  Within ninety days after the Initial
                ---------------------
Borrowing Date, Holdings shall, and shall have caused each of its Subsidiaries to, have duly authorized, executed and delivered a Concentration Account Consent Letter in such form as approved by the Collateral Agent (each as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, a "Concentration Account Consent Letter") with the Collateral Agent and the Concentration Account Bank, acknowledging that the Concentration Account listed on a notice sent by Holdings or any of its Subsidiaries to the Collateral Agent at the time of creation of such account maintained at the Concentration Account Bank is under the exclusive dominion and control of the Collateral Agent and that all moneys, instruments and other securities deposited in such Concentration Account are to be held by the Concentration Account Bank for the benefit of the Collateral Agent subject to the right of the account parties to utilize such deposited amounts in accordance with the Concentration Deposit Account Consent Letter. Each of Holdings and its Subsidiaries represents and warrants that it does not now maintain, and will not in the future maintain, any other Concentration Account with any Concentration Account Bank other than the applicable Concentration Account; provided, however, that Holdings and its
                                  --------  -------
Subsidiaries shall be permitted to establish new Concentration Accounts pursuant to the terms of the Security Agreement.

          8.19  Subsidiary Metroplex Note.  In connection with any payment with
                -------------------------
respect to the Subsidiary Metroplex Note, Holdings shall make the necessary requests under the Equity Call Agreement in order to obtain all funds necessary to make such payment from the shareholders of Holdings party to the Equity Call Agreement unless the funds necessary to make such payment consist of Excluded Public Offering Proceeds; provided, however, in the event that Holdings does not
                          --------  -------
make the necessary requests under the Equity Call Agreement, then the Agent shall be entitled to make such request.

          8.20  Assignment of Practice Management Agreement.  Holdings will, and
                -------------------------------------------
will cause each of its Subsidiaries a party to any agreement set forth on
Schedule XII to, assign all rights and interest, including the ability to collect proceeds, that it may have under such agreements to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Agreement.

          8.21  Corporate Separateness.  Holdings and each of its Subsidiaries
                ----------------------
will take all such action as is necessary to keep the operations of each such Person separate and apart from those of each such other Person, including, without limitation, ensuring that all customary corporate formalities, including the maintenance of corporate records and holding regular meetings of shareholders and directors are followed. None of Holdings or any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the corporate existence of Holdings or any of its Subsidiaries being disregarded, or in the assets and liabilities of Holdings or any of its Subsidiaries being substantively consolidated with those of Holdings or any of its Subsidiaries in a bankruptcy, reorganization or other insolvency proceeding.

          8.22  MHOA Pledged Securities.  Immediately following the repayment of
                -----------------------
the DVI Indebtedness and the DVI Revolver, the applicable Credit Parties shall duly authorize, execute and deliver a Pledge Agreement substantially in the form of Exhibit G-2 and shall deliver to the Collateral Agent, as Pledgee thereunder, all of the Pledged Securities referred to therein then owned by Holdings and each Subsidiary of Holdings together with executed and undated irrevocable stock powers.


          Section 9.  Negative Covenants.  Holdings hereby covenants that on and
                      ------------------
after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder and thereunder, are paid in full:

          9.01  Liens.  Holdings will not, and will not permit any of its
                -----
Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to Holdings or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions
                                                    --------
of this Section 9.01 shall not prevent Holdings or any of its Subsidiaries from creating, incurring, assuming or permitting the existence of the following (liens described below are herein referred to as "Permitted Liens"):

               (i) inchoate Liens with respect to Holdings or any of its Subsidiaries for taxes not yet due or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;

               (ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', ware housemen's, materialmen's, mechanics' and landlords' liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower's or any of its Subsidiaries' property or assets or materially impair the use thereof in the operation of the business of the Borrower or its Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

               (iii) Liens of the Borrower or its Subsidiaries in existence on the Effective Date which are listed, and the property subject thereto described, on Schedule XVI, but only to the respective dates, if any, set forth in such Schedule XVI for the removal and termination of any such Liens;

               (iv) inchoate Liens (where there has been no execution or levy and no pledge or delivery of collateral) arising from and out of judgments or decrees in existence at such time not constituting an Event of Default;

               (v)   Liens created pursuant to the Security Documents;

               (vi) easements, rights-of-way, restrictions, covenants, encroachments and other similar charges or encumbrances on the property of Holdings or any of its Subsidiaries arising in the ordinary course of business and not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries;

               (vii) Liens on property of the Borrower and its Subsidiaries subject to, and securing only, Capitalized Lease Obligations to the extent such Capitalized

     Lease Obligations are permitted by Section 9.05(iii); provided that such
                                                           --------
     Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of Holdings or any of its Subsidiaries;

               (viii) Liens (other than any Lien imposed by ERISA) on property of Holdings or any of its Subsidiaries incurred or deposits made in the ordinary course of business in connection with (x) workers' compensation, unemployment insurance and other types of social security or (y) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); provided that the aggregate
                                                     --------
     amount of cash and the fair market value of the property encumbered by Liens described in this clause (viii)(y) shall not exceed $100,000;

               (ix) Liens placed upon equipment or machinery used in the ordinary course of the business of the Borrower or any of its Subsidiaries within 60 days following the time of purchase thereof by the Borrower or any of its Subsidiaries and improvements and accretions thereto to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or any Indebtedness incurred to refinance such Indebtedness, provided that
                                                                  --------
     (x) the aggregate principal amount of all Indebtedness secured by Liens permitted by this clause (ix) does not exceed at any one time outstanding the amounts permitted pursuant to 9.05 (iii) with respect to all machinery and equipment and (y) in all events, the Lien encumbering the equipment or machinery so acquired and improvements and accretions thereto does not encumber any other asset of Holdings or any of its Subsidiaries;

               (x) Liens arising from precautionary UCC-1 financing statement filings regarding operating leases entered into by Holdings or any of its Subsidiaries in the ordinary course of business; and

               9.02  Consolidation, Merger, Purchase or Sale of Assets, etc.
                     -------------------------------------------------------
Holdings will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or enter into any partnerships, joint ventures or sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions by the Borrower or any of its Subsidiaries of inventory, materials and equipment in the ordinary course of business) of any Person, except that:

               (i) Capital Expenditures by the Borrower and its Subsidiaries shall be permitted to the extent not in violation of Section 9.08;

               (ii) the Borrower and its Subsidiaries may sell assets so long as the aggregate amount of Net Sale Proceeds from such sales pursuant to this clause (ii) in any one fiscal year does not exceed $600,000;

               (iii) each of Holdings and its Subsidiaries may lease (as lessee) real or personal property to the extent permitted by Sections 9.04 and 9.08;

               (iv)    investments may be made to the extent permitted by
     Section 9.06;

               (v) each of the Borrower and its Subsidiaries may make sales of inventory in the ordinary course of business;

               (vi) the Transaction shall be permitted as contemplated by the Documents;

               (vii) Permitted Acquisitions may be effected in accordance with the requirements of Section 8.15;

               (viii) Dividends permitted under Section 9.03 shall be permitted hereunder; and

               (ix) the Designated Assets shall be permitted to be resold to the original sellers thereof pursuant to, and in accordance with, the repurchase provisions of the Designated Agreements.

To the extent the Required Banks waive the provisions of this Section 9.02 with respect to the sale of any Collateral (to the extent the Required Banks are permitted to waive such provisions in accordance with Section 14.12), or any Collateral is sold as permitted by this Section 9.02, such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Agent and Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

               9.03  Dividends. Holdings will not, nor will Holdings permit any
                     ---------
of its Subsidiaries to, declare or pay any Dividends with respect to Holdings or any of its Subsidiaries, except that any Subsidiary of the Borrower may pay Dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower (other than Immaterial Subsidiaries) and the Borrower may pay Dividends to Holdings (a) with the proceeds of Acquisition Loans so long as contemporaneously with its receipt thereof, Holdings uses such proceeds to effect Permitted Acquisitions and (b) with the proceeds of the Senior

Subordinated Notes so long as contemporaneously with its receipt thereof, Holdings uses such proceeds to repay amounts owing with respect to the Company Metroplex Notes.

          9.04  Leases.  Holdings will not incur any expense (including, without
                ------
limitation, any property taxes paid as additional rent or lease payments) under any agreement to rent or lease any real or personal property (or any extension or renewal thereof) (excluding Capitalized Lease Obligations) and Holdings will not permit the aggregate expense (including, without limitation, any property taxes paid as additional rent or lease payments) incurred by Holdings and its Subsidiaries on a consolidated basis under any agreement to rent or lease any real or personal property (or any extension or renewal thereof) (excluding Capitalized Lease Obligations) to exceed $4 million for the period commencing on the Initial Borrowing Date and ending on December 31, 1997 or to exceed $8 million for fiscal year 1998, $10 million for fiscal year 1999, $12 million for fiscal year 2000 and $14 million for any fiscal year thereafter.

          9.05  Indebtedness.  Holdings will not, and will not permit any of its
                ------------
Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

               (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

               (ii) Indebtedness of the Borrower or any of its Subsidiaries under any Interest Rate Protection or Other Hedging Agreement or under any similar type of agreement to the extent such is entered into to satisfy the requirements of Section 8.11;

               (iii) Indebtedness of the Borrower and its Subsidiaries
     evidenced by Capitalized Lease Obligations incurred to the extent permitted pursuant to Section 9.08 and Indebtedness secured by Liens permitted by
     Section 9.01(ix); provided that the aggregate amount of Indebtedness
                       --------
     evidenced by Capitalized Lease Obligations under all Capital Leases when aggregated with the amount of Indebtedness secured by Liens permitted by
     Section 9.01(ix) (I) incurred during any one year shall not exceed $1 million (except for 1998 when it shall not exceed $1.25 million) and (II) outstanding at any one time shall not exceed $5 million plus the amounts outstanding on the Initial Borrowing Date as set forth on Schedule XIX;

               (iv) Existing Indebtedness of Holdings or any of its Subsidiaries listed on Schedule IX but without giving effect to any refinancing, renewal or extension in the principal amount thereof or drawing of funds under the DVI Revolver;

               (v) Indebtedness of Holdings evidenced by Permitted Seller Notes or constituting Permitted Earn-Out Debt issued in amounts not to exceed, and in accordance with, the requirements of Section 8.15;

               (vi) The Borrower or any of its Wholly-Owned Subsidiaries may make intercompany loans to any domestic Wholly-Owned Subsidiaries of the Borrower (other than Immaterial Subsidiaries), provided that such loans are evidenced by an intercompany master note in form and substance satisfactory to the Agent and such note is pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreement; and

               (vii) Indebtedness evidenced by the Senior Subordinated Notes in an aggregate principal amount originally issued not to exceed $9,000,000; provided, however, up to an additional $6,000,000 of additional Senior Subordinated Notes shall be permitted to be issued so long as both before and after giving effect to such issuance there shall exist no Default or Event of Default and so long as the interest rate applicable to such notes does not exceed 14%.

                 9.06  Advances, Investments and Loans. Holdings will not, and
                       -------------------------------
will not permit any of its Subsidiaries to, directly or indirectly lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents, except that the following shall be permitted:

               (i) the Borrower and its Subsidiaries (other than Immaterial Subsidiaries) may acquire and hold receivables owing to any of them (including, without limitation, through the indirect acquisition thereof through a security interest), if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;

               (ii) the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents; provided that all such cash or Cash Equivalents shall
                           --------
     be held by the Borrower or such Subsidiary in the Concentration Account in accordance with the terms of the Concentration Account Consent Letter except Subsidiaries of the Borrower may maintain cash in bank accounts of each such Subsidiary so long as the aggregate amount contained in all accounts of the Subsidiaries does not exceed one million dollars and; provided further, that at any time that any Revolving Loans or Swingline
     ----------------
     Loans are outstanding, the aggregate amount of cash and Cash Equivalents permitted to be held by Holdings and its Subsidiaries shall not exceed $3,500,000 for any period of five consecutive days;

               (iii) the Borrower may enter into interest rate protection agreements to the extent such is entered into to satisfy the requirements of Section 8.11;

               (iv) the Borrower and its Subsidiaries may make Capital Expenditures to the extent permitted by Section 9.08;

               (v) the Transaction shall be permitted in accordance with the provisions of Section 5;

               (vi) the Borrower and its Subsidiaries may endorse negotiable instruments for collection in the ordinary course of business;

               (vii) the Borrower and its Subsidiaries may make loans and advances in the ordinary course of business consistent with past practices to their respective employees for moving, travel and emergency expenses and other similar expenses and may make advances to doctors for the purpose of allowing the doctors to make tax payments, so long as the aggregate principal amount thereof at any one time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $500,000; and

               (viii) the Borrower or any Wholly-Owned Subsidiary may make intercompany loans permitted pursuant to Section 9.05(vi).

               9.07  Transactions with Affiliates. Holdings will not, and will
                     ----------------------------
not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of Holdings or any Affiliate of Holdings' Subsidiaries unless (a) such transaction or series of related transactions is in writing and on terms that are no less favorable to Holdings or such Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm's-length dealings with an unrelated third party, (b) with respect to any transaction or series of related transactions involving aggregate value in excess of $50,000, Holdings delivers an officers' certificate to the Agent certifying that such transaction or series of related transactions complies with clause (a) above and such transaction or series of related transactions has been approved by a majority of the disinterested members of the board of directors of Holdings and
(c) with respect to any transaction or series of related transactions involving aggregate payments in excess of $500,000, such transaction or series of related transactions has been approved by the disinterested directors of Holdings (or in the event there is only one disinterested director, by such disinterested director) and Holdings delivers to the Agent a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is fair to Holdings or such Subsidiary from a financial point of view; except that (i) Holdings and its Subsidiaries may effect the Transaction, and (ii) loans and advances made in accordance with Section 9.06(vii) shall be permitted.

               9.08  Capital Expenditures. (a) Holdings will not and will not
                     --------------------
permit any of its Subsidiaries to, make any expenditure for fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with generally accepted accounting principles and including Capitalized Lease Obligations) (collectively, "Capital Expenditures"), except that (x) during the period (taken as one accounting period) commencing on November 1, 1997 and ending on December 31, 1997 the Borrower and its Subsidiaries may make Capital Expenditures (other than in connection with Permitted Acquisitions) so long as the aggregate amount thereof does not exceed the greater of (x) the amount permitted pursuant to the Securities Purchase Agreement and (y) $1,000,000 during such period and (y) during any calendar year thereafter the Borrower and its Subsidiaries may make Capital Expenditures (other than in connection with Permitted Acquisitions) so long as the aggregate amount thereof does not exceed the greater of (x) the amount permitted pursuant to the Securities Purchase Agreement and (y) the amount set forth opposite such fiscal year below, such amounts set forth below will be adjusted upward by $25,000 for each physician employed directly or indirectly by any company acquired pursuant to each Permitted Acquisition; provided that 80% of the allowable Capital Expenditures not spent in 1997 may be
--------
carried over into 1998.

                        Fiscal Year               Amount
                        -----------               ------

                            1998                $5,000,000
                            1999                 5,000,000
                            2000                 5,000,000
                            2001                 5,000,000
                            2002                 5,000,000

               (b) In addition to the Capital Expenditures permitted above, the Borrower and its Subsidiaries may make Permitted Acquisitions in accordance with
Section 8.15 in an amount not to exceed the amounts permitted thereby.

               9.09  Fixed Charge Coverage Ratio. Holdings will not permit the
                     ---------------------------
Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters (or, if shorter, the period beginning on November 1, 1997 and ending on the last day of a fiscal quarter of Holdings ended after November 1, 1997), in each case taken as one accounting period, to be less than 1.05:1.00 for the fiscal quarter ending on December 31, 1997, 1.10:1.00 for the fiscal quarter ending on March 31, 1998, 1.15:1.00 for the fiscal quarter ending on June 30, 1998 and 1.20:1:00 for all fiscal quarters ending thereafter.

          9.10  Interest Coverage Ratio.  Holdings will not permit the ratio of
                -----------------------
its Consolidated EBITDA to its Consolidated Interest Expense for any period of four consecutive fiscal quarters (or, if shorter, the period beginning on November 1, 1997 and ending on the last day of a fiscal quarter of Holdings ended after November 1, 1997), in each case taken as one accounting period, ending on a date set forth below to be less than the ratio set forth opposite such date:

          Fiscal Quarter
              Ended                             Ratio
          --------------                        -----
          December 31, 1997                   3.25:1.00
          March 31, 1998                      3.50:1.00
          June 30, 1998                       3.75:1.00
          September 30, 1998                  4.00:1.00
          December 31, 1998                   4.00:1.00
          March 31, 1999                      4.50:1.00
          June 30, 1999                       4.50:1.00
          September 30, 1999                  4.50:1.00
          December 31, 1999                   4.50:1.00
          March 31, 2000                      5.00:1.00
          June 30, 2000                       5.00:1.00
          September 30, 2000                  5.00:1.00
          December 31, 2000                   5.00:1.00
          March 31, 2001                      5.00:1.00
          June 30, 2001                       5.00:1.00
          September 30, 2001                  5.00:1.00
          December 31, 2001                   5.00:1.00
          March 31, 2002                      5.00:1.00
          June 30, 2002                       5.00:1.00

          9.11  Leverage Ratios.  (A) Consolidated Indebtedness to Consolidated
                ---------------       -----------------------------------------
EBITDA.  Holdings will not permit the ratio of Consolidated Indebtedness as at
------
the end of any fiscal quarter ended on a date set forth below to Consolidated EBITDA for any period of four consecutive fiscal quarters (or, if shorter, the period beginning on the Initial Borrowing Date and ending on the last day of a fiscal quarter ended after the Initial Borrowing Date), in each case taken as one accounting period, ending on a date set forth below to be greater than the ratio set forth opposite such date below:

          Fiscal Quarter
              Ended                             Ratio
          --------------                        -----
          December 31, 1997                   4.00:1.00
          March 31, 1998                      4.00:1.00
          June 30, 1998                       4.00:1.00
          September 30, 1998                  4.00:1.00
          December 31, 1998                   4.00:1.00
          March 31, 1999                      3.50:1.00
          June 30, 1999                       3.50:1.00
          September 30, 1999                  3.50:1.00
          December 31, 1999                   3.50:1.00
          March 31, 2000                      3.50:1.00
          June 30, 2000                       3.50:1.00
          September 30, 2000                  3.50:1.00
          December 31, 2000                   3.50:1.00
          March 31, 2001                      3.00:1.00
          June 30, 2001                       3.00:1.00
          September 30, 2001                  3.00:1.00
          December 31, 2001                   3.00:1.00
          March 31, 2002                      2.00:1.00
          June 30, 2002                       2.00:1.00

          (B)   Consolidated Senior Indebtedness to Consolidated EBITDA.
                -------------------------------------------------------
Holdings will not permit the ratio of Consolidated Senior Indebtedness as at the end of any fiscal quarter ended on a date set forth below to Consolidated EBITDA for any period of four consecutive fiscal quarters (or, if shorter, the period beginning on the Initial Borrowing Date and ending of the last day of a fiscal quarter ended after the Initial Borrowing Date), in each case taken as one accounting period, ending on a date set forth below to be greater than the ratio set forth opposite such date:

          Fiscal Quarter
              Ended                             Ratio
          --------------                        -----
          December 31, 1997                   3.00:1.00
          March 31, 1998                      3.00:1.00
          June 30, 1998                       3.00:1.00
          September 30, 1998                  3.00:1.00
          December 31, 1998                   2.50:1.00
          March 31, 1999                      2.50:1.00
          June 30, 1999                       2.50:1.00
          September 30, 1999                  2.50:1.00

          December 31, 1999                   2.50:1.00
          March 31, 2000                      2.00:1.00
          June 30, 2000                       2.00:1.00
          September 30, 2000                  2.00:1.00
          December 31, 2000                   2.00:1.00
          March 31, 2001                      1.50:1.00
          June 30, 2001                       1.50:1.00
          September 30, 2001                  1.50:1.00
          December 31, 2001                   1.50:1.00
          March 31, 2002                      1.00:1.00
          June 30, 2002                       1.00:1.00

          9.12  Minimum Consolidated Net Worth.  Holdings will not permit its
                ------------------------------
Consolidated Net Worth (exclusive of write offs attributable to goodwill during the first six months after the Initial Borrowing Date) at any time to be less than the sum of (x) $12,000,000 plus (y) an amount equal to 85% of the increase to the Consolidated Net Worth of Holdings from each issuance after the Effective Date of capital stock of Holdings or any of its Subsidiaries.

          9.13  Minimum EBITDA.  Holdings will not permit its Consolidated
                --------------
EBITDA for any period of four consecutive fiscal quarters (or, if shorter, the period beginning on the Initial Borrowing Date and ending on the last day of a fiscal quarter of Holdings ended after the Initial Borrowing Date), in each case taken as one accounting period, to be less than the sum of (x) $5,800,000 and
(y) an amount equal to 75% of the Consolidated EBITDA of each company acquired after the Initial Borrowing Date for the twelve month period immediately preceding the date of each such company's acquisition.

          9.14  Accounts Receivable Days.  Holdings will not permit the number
                ------------------------
of Accounts Receivable Days on the last day of any fiscal quarter to be greater than 75.

          9.15  Limitation on Voluntary Payments and Modification; Limitation on
                ----------------------------------------------------------------
Modifications of Certificate of Incorporation, By-Laws and Certain Other
------------------------------------------------------------------------
Agreements; etc.  Holdings will not, and will not permit any of its Subsidiaries
----------------
to:

            (i) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption (including pursuant to any change of control provision) or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due), any Existing Indebtedness, Senior Subordinated Notes, Permitted Earn-Out Debt or Permitted Seller Notes or make (or give any notice in respect of) any payment pursuant to Section 2.02(a) or (d) of the Senior Subordinated Loan Agreement;

             (ii) amend or modify, or permit the amendment or modification of, any material provision of the Documents, the Existing Indebtedness, Permitted Earn-Out Debt, Permitted Seller Notes, the Senior Subordinated Notes or any agreement relating to any of the foregoing;

             (iii) amend, modify or change its Certificate of Incorporation (including, without limitation, by the filing or modification of any certificate of designation) or By-Laws, in a manner adverse to the Banks or any agreement entered into by it, with respect to its capital stock, or enter into any new agreement with respect to its capital stock;

             (iv) amend, modify or change, terminate, or enter into any new Shareholders' Agreement or amend, modify or change the Securities Purchase Agreement;

             (v) amend, modify or change, terminate or enter into any new Tax Sharing Agreement; or

             (vi) amend, modify or change, or enter into any new Management Agreement, Employee Benefit Plan or Employment Agreement except if the aggregate cost to Holdings and its Subsidiaries as a result of such amendments, modifications, changes to such plans and agreements and new plans and agreements is not reasonably likely to have a material adverse effect on the performance, business, property, assets, nature of assets, liabilities, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole.

          9.16      Limitation on Certain Restrictions on Subsidiaries. Except
                    --------------------------------------------------
as set forth on Schedule XVIII, Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of Holdings to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Holdings or any Subsidiary of Holdings, or pay any Indebtedness owed to Holdings or a Subsidiary of Holdings, (ii) make loans or advances to Holdings or any of Holdings's Subsidiaries or (iii) transfer any of its properties or assets to Holdings, except for such encumbrances or restrictions existing under or by reason of (w) applicable law, (x) this Agreement and the other Credit Documents and (y) customary provisions restricting subletting or assignments of any lease governing a leasehold interest of Holdings or a Subsidiary of Holdings.

          9.17      Limitation on Issuance of Capital Stock. (a) Holdings will
                    ---------------------------------------
not permit any of its Subsidiaries to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares, (ii) for stock splits, stock dividends and similar issuances which do not decrease the percentage ownership of any person in any class of the capital stock of Holdings or such Subsidiary, and (iii) upon the formation of any new Subsidiary as permitted by this Agreement in connection with Permitted Acquisitions. Any stock issued as permitted by this Section 9.17, if owned by Holdings or any of Holdings's Subsidiaries, shall be immediately pledged as Collateral and delivered pursuant to the Pledge Agreement.

          (b) Holdings will not issue any capital stock, except for (i) shares of capital stock issued upon conversion of any stock issued or authorized to be issued under its Certificate of Incorporation as of the Effective Date, (ii) shares of capital stock issued upon the exercise of any warrants of Holdings outstanding as of the Effective Date, (iii) stock dividends and stock splits, and (iv) issuances of Holdings Common Stock or Holdings Prime Stock (including, without limitation, Permitted Equity Issuances) for cash (except that Permitted Equity Issuances in connection with Permitted Acquisitions shall be permitted in accordance with Section 8.15), where, after giving effect to all such issuances, the proceeds therefrom are applied in accordance with Section 4.02(A)(e) and no Default or Event of Default would exist under Section 10.12.

          9.18  Business.  On and after the tenth Business Day following the
                --------
Initial Borrowing Date, Holdings will not conduct any business or own any assets other than the stock of the Borrower (and other than immaterial assets and leasehold interests), and for one Business Day after the acquisition thereof, stock of Subsidiaries acquired or formed in connection with Permitted Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries, to engage (directly or indirectly) in any business other than a Permitted Business.

          9.19  Limitation on Creation of Subsidiaries.  Holdings will not, and
                --------------------------------------
will not permit any of its Subsidiaries to, establish, create or acquire any new Subsidiaries, except (a) Subsidiaries of the Borrower may be acquired or formed in connection with Permitted Acquisitions to the extent otherwise permitted by this Agreement and direct Subsidiaries of Holdings may be acquired or formed in connection with Permitted Acquisitions so long as within one Business Day of the acquisition thereof the stock of such Subsidiary is transferred to the Borrower or (b) other Subsidiaries of the Borrower may be formed so long as in connection with such formation such Subsidiary executes pledge agreements, security agreements and guaranties in form and substance reasonably satisfactory to the Agent and all capital stock of such Subsidiary is pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to a pledge agreement reasonably satisfactory to the Agent.

          9.20  Concentration Account.  Holdings will not, and will not permit
                ---------------------
any of its Subsidiaries to, directly or indirectly, open, maintain or otherwise have any checking, savings or other deposit accounts at any bank or other financial institution where cash or Cash Equivalents is or may be deposited or maintained with any Person, other than (i) the bank deposit accounts of Subsidiaries of Holdings or
(ii) the Concentration Account.

          9.21   Unwind Provisions.  Neither Holdings nor any of its or its
                 -----------------
Subsidiaries will enter into any agreement of any nature of the type described in Section 7.28 except for agreements substantially in the same form as the agreements which are in effect on the Initial Borrowing Date, so long as any "unwind provisions" or similar provisions arising in the case of any event other than a breach under such agreement by Holdings or any of its Subsidiaries shall not be effective prior to the 65th month anniversary of the Initial Borrowing Date.

          Section 10.  Events of Default.  Upon the occurrence of any of the
                       -----------------
following specified events (each an "Event of Default"):

          10.01  Payments.  The Borrower shall (i) default in the payment when
                 --------
due of any principal of any Loan or any Note or any Unpaid Drawing or (ii) default, and such default shall continue unremedied for two or more Business Days, in the payment when due of any interest on any Loan or Note or Unpaid Drawing, or any Fees or any other amounts owing by it hereunder or thereunder; or

          10.02  Representations, etc.  Any representation, warranty or
                 ---------------------
statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

          10.03  Covenants.  Any Credit Party shall (i) default in the due
                 ---------
performance or observance by it of any term, covenant or agreement contained in
Section 8.01(g)(i), 8.08, 8.11, 8.15, 8.16, 8.17, 8.19, 9 or 14.15, or (ii)
default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement, and such default shall continue unremedied for a period of 30 days after written notice thereof to the Borrower by the Agent; or

          10.04  Default Under Other Agreements.  Holdings or any of its
                 ------------------------------
Subsidiaries shall (i) default in any payment of any Indebtedness (other than the Indebtedness referred to in Section 10.01) beyond the period of grace (not to exceed 10 days), if any, provided in the instrument or agreement under which such Indebtedness was created, (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Indebtedness referred to in Section 10.01) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any Indebtedness to become due prior to its stated maturity and such default shall not have been cured or waived, or (iii) any Indebtedness (other than the Indebtedness referred to in Section 10.01) of Holdings or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that it shall not constitute an
                                      --------
Event of Default pursuant to this Section 10.04 unless the aggregate amount of all Indebtedness referred to in the preceding clauses (i) through (iii) above exceeds $250,000 at any one time; or

          10.05  Bankruptcy, etc.  Holdings or any of its Subsidiaries shall
                 ----------------
commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against Holdings or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed or discharged, with in 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries, or Holdings or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries, or there is commenced against Holdings or any of its Subsidiaries any such proceeding which remains undismissed or undischarged for a period of 60 days, or Holdings or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

          10.06  ERISA.  (a) Any Plan shall fail to satisfy the minimum funding
                 -----
standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or
Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph
(b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days; any Plan which is subject to Title IV of

ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan has not been timely made, Holdings or any Subsidiary of Holdings or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section
401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under
Section 4980B of the Code, or the Holdings or any Subsidiary of Holdings has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, and/or in the aggregate, in the opinion of the Required Banks, has had, or could reasonably be expected to have, a material adverse effect upon the business, operations, condition (financial or otherwise) or prospects of Holdings or any Subsidiary of Holdings; or

          10.07  Security Documents.  At any time after the execution and
                 ------------------
delivery thereof, any of the Security Documents shall cease to be in full force and effect or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 7.11), and subject to no other Liens (except as permitted by Section 7.11), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period specifically applicable thereto pursuant to the terms of such Security Document; or

          10.08  Guaranties.  At any time after the execution and delivery
                 ----------
thereof, any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor, or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm such Guarantor's obligations under the respective Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the respective Guaranty and such default shall continue beyond any grace period specifically applicable thereto; or

          10.09  Judgments.  One or more judgments or decrees shall be entered
                 ---------
against Holdings or any of its Subsidiaries involving in the aggregate for Holdings and its

Subsidiaries a liability (not paid or fully covered by a reputable insurance company) in excess of $250,000 for all such judgments and decrees and any such judgments or decrees shall not be satisfied, vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days; or

          10.10  Event Constituting a Material Adverse Change.  The occurrence
                 --------------------------------------------
of an event, fact, circumstance or other matter the occurrence of which could reasonably be expected to have a materially adverse effect on the performance, business, assets, nature of assets, liabilities, properties, condition, (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole.

          10.11  Physician Turnover.  The occurrence of greater than 15% of the
                 ------------------
Designated Physicians terminating his or her employment (exclusive of death, disability or retirement) with Holdings and its Subsidiaries.

          10.12  Change in Control.  There shall be a Change in Control; then,
                 -----------------
and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent, upon the written request of the Required Banks, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent, any Bank or the holder of any Note to enforce its claims against any Credit Party (provided that, if an
                                                         --------
Event of Default specified in Section 10.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Bank shall forthwith terminate immediately and any Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.05, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash, to be held as security by the Collateral Agent for the benefit of the Banks in a cash collateral account established and maintained by the Collateral Agent pursuant to a cash collateral agreement in form and substance satisfactory to the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit then outstanding; (v) exercise any rights or remedies under any of the Guaranties; and (vi) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents.

          Section 11.  Definitions and Accounting Terms.
                       --------------------------------

          11.01  Defined Terms.  As used in this Agreement, the following terms
                 -------------
shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Account Receivable Days" shall mean, as of the last day of any fiscal quarter, the number of account receivable days determined by multiplying (i) the quotient obtained by dividing (x) the total face amount of the net account receivables balance of the Borrower and its Subsidiaries as of such last day by
(y) the net revenues of the Borrower and its Subsidiaries for such quarter by
(ii) 90 days.

          "Acknowledgements" shall have the meaning provided in Section 14.10.

          "Acquisition Agreements" shall mean each Agreement listed on Schedule XVII pursuant to which each of the Acquisitions was, is or will be, effected in each case as the same may be supplemented, modified, amended or restated from time to time in accordance with Section 9.15.

          "Acquisition Documents" shall mean the Acquisition Agreements and all other documents entered into or delivered in connection with the Acquisitions as the same may be supplemented, modified, amended or restated from time to time in accordance with Section 9.15 provided therein.

          "Acquisition Loan" shall have the meaning provided in Section 1.01(b).

          "Acquisition Loan Commencement Date" shall mean the date on which the proceeds of Term Loans and Senior Subordinated Notes deposited in the Cash Collateral Account on the Initial Borrowing Date have been utilized to effect Post-Closing Acquisitions.

          "Acquisition Loan Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in Part A of Schedule I hereto directly below the column entitled "Acquisition Loan Commitment," as the same may be (x) reduced or terminated from time to time pursuant to Section 3.03,
4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 1.12 or 14.04.

          "Acquisition Loan Facility" shall mean the facility evidenced by the Total Acquisition Loan Commitment.

          "Acquisition Loan Maturity Date" shall mean the four year and six month anniversary of the Initial Borrowing Date.

          "Acquisition Loan Termination Date" shall mean the second anniversary of the Initial Borrowing Date.

          "Acquisition Notes" shall have the meaning provided in Section 1.05(a)(ii).

          "Acquisition TL Percentage" shall mean a fraction (expressed as a percentage), the numerator of which is equal to the aggregate principal amount of all Acquisition Loans outstanding at such time and the denominator of which is equal to the aggregate principal amount of all Term Loans and Acquisition Loans outstanding at such time.

          "Acquisitions" shall mean and include each of the Pre-Closing Acquisitions, the Contemporaneous Acquisitions and the Post-Closing Acquisitions.

          "Additional Collateral" shall mean all property (whether real or personal) in which security interests are granted (or purported to be granted) (and continue to be in effect at the time of determination) pursuant to Section
8.15 or 8.17.

          "Additional Security Documents" shall mean all mortgages, pledge agreements, security agreements and other security documents entered into pursuant to Section 8.15 or 8.17 with respect to Additional Collateral.

          "Adjusted Consolidated Net Income" for any period shall mean Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense, non-cash interest expense and other non-cash charges) included in arriving at Consolidated Net Income for such period less the sum of the amount of all net non-cash gains or losses (exclusive of items reflected in Adjusted Working Capital) and gains or losses from sales of assets (other than sales of inventory in the ordinary course of business) included in arriving at Consolidated Net Income for such period.

          "Adjusted Working Capital" shall mean Consolidated Current Assets (excluding cash and Cash Equivalents) minus Consolidated Current Liabilities.

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 5.05
                           --------  -------
and 9.07, an Affiliate of Holdings shall include any Person that directly or indirectly (including through limited partner or general partner interests) owns more than 5% of any class of the capital stock of Holdings or any of its Subsidiaries and for all purposes of this Agreement, neither the Agent, the Collateral Agent, any Bank or any of their respective Affiliates, shall be considered an Affiliate of Holdings or any of its Subsidiaries. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

          "Affiliate Contracts" shall have the meaning provided in Section 5.05.

          "Agent" shall mean Banque Paribas in its capacity as Agent for the Banks hereunder, and shall include any successor to the Agent appointed pursuant to Section 12.09.

          "Aggregate Unutilized Commitment" with respect to any Bank at any time shall mean the sum of (i) such Bank's Unutilized Revolving Loan Commitment at such time, plus (ii) such Bank's Acquisition Loan Commitment at such time plus
(iii) such Bank's Term Loan Commitment at such time.

          "Agreement" shall mean this Credit Agreement, as modified, supplemented or amended from time to time.

          "Applicable Margin" shall mean a percentage per annum equal to (i) in the case of Base Rate Loans, 1 3/4% and (ii) in the case of Eurodollar Loans, 3.00%.

          "Bank" shall mean each financial institution listed on Part A of
Schedule I, as well as any institution which becomes a "Bank" hereunder pursuant to Section 14.04.

          "Bank Default" shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 2.04(c) or (ii) a Bank having notified in writing the Borrower and/or the Agent that it does not intend to comply with its obligations under Section 1.01 or 2, including in either case as a result of any takeover of such Bank by any regulatory authority or agency.

          "Bankruptcy Code" shall have the meaning provided in Section 10.05.

          "Banque Paribas" shall mean Banque Paribas, a French banking organization acting through its New York Branch.

          "Base Rate" shall mean the higher of (i) 1/2 of 1% in excess of the Federal Funds Rate and (ii) the Prime Lending Rate.

          "Base Rate Loan" shall mean (i) each Swingline Loan and (ii) any Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

          "Blocked Commitment" shall mean an amount equal to $8,000,000 reduced by any principal repayment of the DVI Indebtedness.

          "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

          "Borrower Common Stock" shall have the meaning provided in Section
7.14.

          "Borrowing" shall mean the borrowing of one Type of Loan of a single Tranche from all the Banks having Commitments with respect to such Tranche (or from the Swingline Bank in the case of Swingline Loans) on a pro rata basis on a
                                                             --- ----
given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period; provided that Base
                                                          --------
Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

          "Borrowing Base" shall mean, as at any date of which the amount thereof is being determined, an amount equal to 75% of Eligible Receivables and 60% of Eligible Inventory each as determined from the Borrowing Base Certificate most recently delivered pursuant to Section 8.01(k).

          "Borrowing Base Certificate" shall have the meaning provided in
Section 8.01(k).

          "Borrowing Base Deficiency" shall mean, at any time, the amount, if any, by which (A) the sum of (x) the aggregate principal amount of outstanding Revolving Loans and Swingline Loans at such time and (y) the total Letter of Credit Outstandings at such time exceeds (B) the Borrowing Base.

          "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the New York interbank Eurodollar market.

          "Calculation Period" shall have the meaning provided in Section
8.15(a).

          "Capital Expenditures" shall have the meaning provided in Section
9.08.

          "Capital Lease," as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with generally accepted accounting principles, is accounted for as a capital lease on the balance sheet of that Person.

          "Capitalized Lease Obligations" of any Person shall mean all rental obligations under Capital Leases, in each case taken at the amount thereof accounted for as Indebtedness in accordance with such principles.

          "Cash Collateral Account" shall mean a cash collateral account maintained with Banque Paribas, as Collateral Agent for the benefit of Secured Creditors, pursuant to the Cash Collateral Agreement.

          "Cash Collateral Agreement" shall mean a Cash Collateral Agreement in the form of Exhibit M to this Agreement.

          "Cash Equivalents" shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the
                            --------
United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank organized under the laws of the United States, any State thereof or the District of Columbia having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof, or the District of Columbia having, capital, surplus and undivided profits aggregating in excess of $200,000,000 and having a long-term unsecured debt rating of at least "A" or the equivalent thereof from Standard & Poor's Corporation ("S&P") or "A2" or the equivalent thereof from Moody's Investors Service, Inc. ("Moody's"), with maturities of not more than six months from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's and in each case maturing not more than six months after the date of acquisition by such Person, (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through
(iv) above.

          "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. (S) 9601 et seq.
                         -- ----

          "Change in Control" means the occurrence of one or more of the following: (i) any Person, entity or "group" (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act) (other than the Investor Group) obtains the power to elect a majority of the Board of Directors of Holdings,
(ii) either Weston and its Affiliates, Sarah Garvin or the Investor Group shall cease to have record and beneficial ownership of at least 75% of the number of shares of Holdings Common Stock owned by such Persons on the Effective Date,
(iii) any Person, entity or "group" (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act) (other than the Investor Group) shall become the "beneficial owner" (as defined in Rules 13(d) and 13(d)-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of 20% or more of any outstanding class of capital stock of Holdings having ordinary voting power in the election of directors of Holdings, (iv) the Board of Directors of Holdings shall cease to consist of a majority of Continuing Directors, or (v) Sarah Garvin shall cease to serve (except in the cases of death or disability) as President and Chief Executive Officer of Holdings, except if any time after an initial public offering of Holdings Common Stock, Holdings shall replace Sarah Garvin within 180 days of her ceasing to serve as President and Chief Executive Officer of Holdings with an individual approved by the Agent.

          "Claims" shall have the meaning provided in the definition of "Environmental Claims."

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and to any subsequent provision of the Code, amendatory thereof, supplemental thereto or substituted therefor.

          "Collateral" shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purport to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Additional Collateral and all cash and Cash Equivalents delivered as collateral pursuant to this Agreement or any other Credit Document.

          "Collateral Agent" shall mean the Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

          "Collective Bargaining Agreements" shall have the meaning provided in
Section 5.05.

          "Commitment" shall mean, with respect to each Bank, such Bank's Term Loan Commitment, Acquisition Loan Commitment and Revolving Loan Commitment, if any.

          "Commitment Commission" shall have the meaning provided in Section 3.01(a).

          "Companies" means each of the Companies identified on Schedule XVII.

          "Company Metroplex Note" shall mean the Promissory Note dated June 16, 1997 in the original principal amount of $6,460,000 from Holdings payable to Metroplex Hematology/Oncology Associates, L.L.P.

          "Concentration Account" shall mean a separate account which shall be established and maintained with the Concentration Account Bank for the benefit of the Secured Creditors by Holdings and each of its Subsidiaries and in which the Collateral Agent has a security interest pursuant to the Concentration Account Consent Letter.

          "Concentration Account Bank" shall mean NationsBank or such other bank that may become a Concentration Account Bank in accordance with the provisions of the Security Agreement.

          "Concentration Account Consent Letter" shall have the meaning provided in Section 8.18.

          "Consolidated Current Assets" shall mean the consolidated current assets of Holdings and its Subsidiaries.

          "Consolidated Current Liabilities" shall mean the consolidated current liabilities of Holdings and its Subsidiaries, but excluding the current portion of any long-term Indebtedness which would otherwise be included therein.

          "Consolidated EBIT" shall mean, for any period, the Consolidated Net Income before interest income, Consolidated Interest Expense and provision for taxes and without giving effect to any extraordinary gains or losses, gains or losses from sales of assets (other than inventory sold in the ordinary course of business) or unrealized foreign exchange gains or losses.

          "Consolidated EBITDA" for any period shall mean Consolidated EBIT, adjusted by adding thereto the amount of all amortization of intangibles and depreciation that were deducted in arriving at Consolidated Net Income for such period; provided that for purposes of Section 9.11 and Section 8.15(viii), to
        --------
the extent Consolidated EBITDA is
being determined, for any period of less than four consecutive fiscal quarters, the amount of Consolidated EBITDA to be used for purposes of calculations being made pursuant to such Section for the period of determination shall be equal to the product of the amount of Consolidated EBITDA for such period and a fraction, the numerator of which is 365 and the denominator of which is the number of days elapsed during such period and to the extent Consolidated EBITDA includes companies acquired during the immediately preceding twelve month period for which such financial covenants are being calculated, the Consolidated EBITDA shall be calculated in accordance with Section 8.15 (xvii) for that portion of such twelve month period occurring prior to the date of such acquisition and actual results shall be used for that portion of such twelve month period occurring after the date of such acquisition.

          "Consolidated Indebtedness" shall mean, at any time, all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis (excluding the Promissory Note dated June 16, 1997 in the original principal amount of $6,200,000 from MHOA Texas I, L.L.C. payable to Metroplex Hematology/Oncology Associates, L.L.P. so long as the obligations of the shareholders of PHC under the Equity Call Agreement are in full force and effect and no shareholder is in breach thereof and all Indebtedness of the type described in clause (vii) of the definition thereof, except to the extent amounts are owing with respect thereto upon the termination of the respective agreement constituting such Indebtedness) plus any original issue discount attributable to such Indebtedness less the amount of cash and Cash Equivalents in the Cash Collateral Account.

          "Consolidated Interest Expense" shall mean, for any period, the total consolidated interest expense of Holdings and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) payable during such period in respect of all Indebtedness of Holdings and its Subsidiaries, on a consolidated basis, for such period (including, without duplication, that portion of Capitalized Lease Obligations of Holdings and its Subsidiaries representing the interest factor for such period).

          "Consolidated Net Income" shall mean, for any period, net income of Holdings and its Subsidiaries for such period determined on a consolidated basis (after provision for taxes); provided, however, (a) the net income of any
                             --------  -------
Subsidiary of Holdings, which is not a Wholly-Owned Subsidiary, shall have its net income included in the Consolidated Net Income of Holdings and its Subsidiaries only to the extent of the ownership interest of Holdings and its Wholly-Owned Subsidiaries in such non-Wholly-Owned Subsidiaries and only so long as such Subsidiary is not party to any contract or other agreement of the type described in Section 9.16, except in the case of MHOA Texas, L.L.C., the DVI Debt Documents and (b) the net income of any Immaterial Subsidiary and of the Designated Companies shall not be included in the Consolidated Net Income of Holdings and its Subsidiaries.

          "Consolidated Net Worth" shall mean, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with generally accepted accounting principles in the United States, constitutes stockholders equity.

          "Consolidated Senior Indebtedness" shall mean, at any time, an amount equal to the amount of all Consolidated Indebtedness at such time less the outstanding principal amount of Senior Subordinated Notes at such time and less the outstanding principal amount of all other subordinated Indebtedness of Holdings.

          "Contemporaneous Acquisitions" shall have the meaning provided in
Section 7.30.

          "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however,
                                                            --------  -------
that the term Contingent Obligation should not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

          "Continuing Directors" shall mean, with respect to Holdings, the directors of Holdings on the Initial Borrowing Date and each other director, if such other director's nomination for election to the board of directors of Holdings is recommended by a majority of the then Continuing Directors.

          "Credit Documents" shall mean this Agreement, each Note, each Notice of Borrowing, each Notice of Conversion, each Letter of Credit, each Letter of Credit Request, the Subsidiaries Guaranty and each Security Document.

          "Credit Event" shall mean the making of any Loan or the issuance of any Letter of Credit.

          "Credit Party" shall mean Holdings and each of its Subsidiaries.

          "Debt Agreements" shall have the meaning provided in Section 5.05.

          "Debt Termination Documents" shall have the meaning provided in
Section 5.16(c).

          "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Defaulting Bank" shall mean any Bank with respect to which a Bank Default is then in effect.

          "Designated Agreements" shall mean the (i) Practice Repurchase Agreement by and among the Borrower, Mark Williams, M.D., Kenneth R. Feuer, M.D., Robert T. Baker, M.D., Robert F. Stonerock, Jr., M.D., Thomas C. Marbury, M.D., C. Raymond Cottrell, M.D., Lionel C. Abbott, M.D., Antonio Caos, M.D., Timothy L. Prince, M.D., Alex Menendez, M.D., and Jeffrey M. Cohen, M.D. pertaining to the Designated Assets of Internal Medicine Specialists, Inc.; (ii) Practice Repurchase Agreement by and among the Borrower, Don Buswell-Charkow, M.D., Allen R. Costello, M.D., John Cappleman, M.D., Christopher Edwards, M.D., and Thomas Wentzell, M.D. pertaining to the Designated Assets of Primary Care Specialists, Inc.; (iii) and Practice Repurchase Agreement by and among the Borrower and Sergio W. Larach, M.D., Paul R. Williamson, M.D., and Andrea Ferrara, M.D. pertaining to the Designated Assets of Larach, Williamson & Ferrara, Inc, as each such agreement is in effect on the Effective Date.

          "Designated Assets" shall mean the assets of the Designated Companies defined and described as the "Company Assets" in the Designated Agreements as initially executed.

          "Designated Companies" shall mean each of Primary Care Specialists, Inc., Internal Medicine Specialists, Inc. and Larach Williamson & Ferrara, Inc.

          "Designated Physicians" shall mean the physicians set forth on a Schedule to be delivered to the Agent within 30 days of the Initial Borrowing Date which are the physicians employed directly or indirectly (including through a Practice Management Agreement or similar agreement) who received any consideration in the form of cash payment, stock or seller note in connection with the Acquisitions.

          "Dividend" with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to its stockholders or authorized or made any other distribution, payment or delivery of property (other than common stock of such Person) or cash to its stockholders in their capacity as stockholders, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock). Without limiting the foregoing, "Dividends" with respect to any Person shall also include all cash payments made or required to be made by such Person with respect to any stock appreciation rights, equity incentive plans or any similar plans or setting aside of any funds for the foregoing purposes.

          "Documents" shall mean the Credit Documents, the Acquisition Documents, the Debt Termination Documents, the Equity Amendments, the Senior Subordinated Loan Documents, the Subordinated Debt Amendments and the Acknowledgements.

          "Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States.

          "Drawing" shall have the meaning provided in Section 2.05(b).

          "DVI Debt Documents" shall mean Loan and Security Agreement No. 1 among MHOA Texas I, L.L.C., as Borrower, Physician Health Corporation, as Guarantor, and DVI Financial Services Inc., as Lender, dated as of June 16, 1997, the Loan and Security Agreement No. 2 among MHOA Texas I, L.L.C., as Borrower, Physician Health Corporation, as Guarantor, and DVI Financial Services Inc., as Lender, dated as of June 16, 1997, the Loan and Security Agreement No. 3 among MHOA Texas I, L.L.C., as Borrower, Physician Health Corporation, as Guarantor, and DVI Financial Services Inc., as Lender, dated as of June 16, 1997, the Loan and Security Agreement No. 4 among MHOA Texas I, L.L.C., as Borrower, Physician Health Corporation, as Guarantor, and DVI Financial Services Inc., as Lender, dated as of June 16, 1997, the Loan and Security Agreement No. 5 among MHOA Texas I, L.L.C., as Borrower, Physician Health Corporation, as Guarantor, and DVI Financial Services Inc., as Lender, dated as of June 16, 1997, the Loan and Security Agreement No. 6 among MHOA Texas I, L.L.C., as Borrower, Physician Health Corporation, as Guarantor, and DVI Financial Services Inc., as Lender, dated as of June 16, 1997, and all documents related to any of the foregoing, including, without limitation, guarantees, security agreements and pledge agreements, as such agreements are in effect on the Effective Date hereof.

          "DVI Indebtedness" shall mean indebtedness of MHOA Texas I, L.L.C. owing to DVI Financial Services Inc. in an amount not to exceed $8,000,000 under the DVI Debt Documents.

          "DVI Payment Date" shall mean the single date on which all then outstanding DVI Indebtedness is repaid in full.

          "DVI Revolver" shall mean the indebtedness incurred pursuant to the Loan and Security Agreement among MHOA Texas I, L.L.C. and DVI Business Credit Corporation, dated as of June 16, 1997.

          "Effective Date" shall have the meaning provided in Section 14.10.

          "Eligible Inventory" shall mean the gross dollar value (valued at the lower of cost (determined on a first in first out basis) or market value) of the inventory of the Borrower and its Subsidiaries, which conforms to the representations and warranties contained in the Security Agreement and at all times continues to be acceptable to the Collateral Agent in its reasonable judgment, less (i) any supplies (other than raw materials) spare parts, goods returned or rejected (except to the extent that such returned or rejected goods continue to conform to the representations and warranties contained in the Security Agreement and continue to be acceptable to the Collateral Agent in its reasonable judgment) by customers and goods returned to suppliers, (ii) any advance payments made by customers with respect to inventory of the Borrower and its Subsidiaries, (iii) inventory subject to any Lien other than Liens created under the Security Agreement, (iv) any market reserves maintained by the Borrower and its Subsidiaries and (v) any reserves required by the Collateral Agent in its reasonable judgment for a special order of goods, market value declines and bill and hold (deferred shipments) sales.

          "Eligible Receivables" shall mean the total face amount of the receivables of the Borrower and its Subsidiaries and other Subsidiaries of Holdings arising in the ordinary course of business (including, without limitation, all receivables owing to the Borrower or any of its Subsidiaries pursuant to practice management agreements) which conform to the representations and warranties contained in the Security Agreement (including, without limitation, that the Collateral Agent shall have and maintain a first priority perfected security interest in all such receivables) and at all times continue to be acceptable to the Collateral Agent in its reasonable judgment less any returns, discounts, claims, credit and allowances of any nature (whether issued, owing, granted or outstanding) and less all allowances (including contractual allowances) on the books of the Borrower and its Subsidiaries and less reserves for any other matter affecting the creditworthiness of account debtors owing the receivables and excluding (i) bill and hold (deferred shipment) and consignment transactions, (ii) contracts or sales to any Affiliate, (iii) all receivables which are not due by their terms or have not been paid in full within 120 days of the invoice date thereof or which have been disputed or made subject to set-off,
(iv) all receivables from departments or instrumentalities or from any party subject to any bankruptcy, receivership insolvency or like proceedings by the account debtor, and (v) sales to account debtors outside the United States.

          "Eligible Transferee" shall mean and include a commercial bank, financial institution, other "accredited investor" (as defined in Regulation D of the Securities Act) other than individuals, or a "qualified institutional buyer" as defined in Rule 144A of the Securities Act.

          "Employee Benefit Plans" shall have the meaning provided in Section 5.05.

          "Employment Agreements" shall have the meaning provided in Section
5.05.

          "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any violation of, or liability under, any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Law" shall mean any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, policy and rule of common law now or hereafter in effect (including, without limitation, the EPA guidance on asbestos abatement and removal) and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. (S) 1251 et seq.; the Toxic
                                                            -- ----
Substances Control Act, 15 U.S.C. (S) 7401 et seq.; the Clean Air Act, 42 U.S.C.
                                           -- ----
(S) 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. (S) 3803 et seq.; the
         -- ----                                                  -- ----
Oil Pollution Act of 1990, 33 U.S.C. (S) 2701 et seq.; the Occupational Safety
                                              -- ----
and Health Act, 29 U.S.C. (S) 651 et seq.; and any applicable state and local or
                                  -- ----
foreign counterparts or equivalents.

          "Equity Amendments" shall have the meaning provided in Section 5.20.

          "Equity Call Agreement" shall mean the Equity Call Agreement dated as of June 16, 1997 among the Company, Metroplex Hematology/Oncology Associates, L.L.P. and Weston and the other investors party thereto as in effect on the date hereof.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement, and to any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings or a Subsidiary of Holdings would be deemed to be a "single employer" (i) within the meaning of Section 414(b), (c),
(m) or (o) of the Code or (ii) as a result of Holdings or a Subsidiary of Holdings being or having been a general partner of such person.

          "Eurodollar Loan" shall mean each Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

          "Event of Default" shall have the meaning provided in Section 10.

          "Excess Cash Flow" shall mean, for any period, the remainder of (i) the sum of (a) Adjusted Consolidated Net Income for such period, and (b) the decrease, if any, in Adjusted Working Capital from the first day to the last day of such period, minus (ii) the sum of (a) the amount of cash Capital Expenditures (to the extent not financed with Indebtedness and excluding Permitted Acquisitions) but not in excess of the amounts permitted pursuant to
Section 9.08 and the amount of cash expended on Permitted Acquisitions (to the extent not financed with Indebtedness or equity), made by the Borrower on a consolidated basis during such period, (b) the amount of permanent principal payments of Indebtedness for borrowed money of the Borrower (other than repayments of Loans); provided that repayments of Loans shall be deducted in
                      --------
determining Excess Cash Flow if such repayments were applied to Scheduled Repayments required to be made during such period, were made as a voluntary prepayment with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans or Swingline Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment) during such period, and (c) the increase, if any, in Adjusted Working Capital from the first day to the last day of such period. In making the foregoing determinations under clause (i)(b) or (ii)(c) of the immediately preceding sentence, the amount of the Adjusted Working Capital acquired as a result of each Permitted Acquisition which occurred during the respective period for which Excess Cash Flow is being determined shall have been deemed to have been acquired on the first day of such period.

          "Excess Cash Flow Payment Period" shall mean each fiscal year of Holdings.

          "Excluded Public Offering Proceeds" shall mean (i) proceeds from the issuance of common equity by Holdings in the initial public offering of common equity of Holdings used to repurchase up to 40,000 shares of common stock (or warrants exercisable into 40,000 shares of common stock) at a purchase price per share not to exceed the initial public offering price and (ii) 100% of all proceeds from the initial public offering of common equity of Holdings up to an aggregate of $40 million.

          "Existing Indebtedness" shall have the meaning provided in Section
7.22.

          "Facility" shall mean any of the credit facilities established under this Agreement, i.e., the Term Loan Facility, the Acquisition Loan Facility or
                ----
the Revolving Loan Facility.

          "Facing Fee" shall have the meaning provided in Section 3.01(b).

          "Federal Funds Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds Brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

          "Fees" shall mean all amounts payable pursuant to or referred to in
Section 3.01.

          "Fixed Charge Coverage Ratio" for any period shall mean the ratio of
(x) Consolidated EBITDA for such period less Capital Expenditures made by Holdings and its Subsidiaries during such period to (y) Fixed Charges for such period.

          "Fixed Charges" for any period shall mean the sum of (i) Consolidated Interest Expense for such period, (ii) the aggregate principal amount of all scheduled payments of Indebtedness (including the principal portion of rentals under Capitalized Lease Obligations but excluding repayment of Revolving Loans and Swingline Loans not accompanied by a permanent reduction to the Total Revolving Loan Commitment) required to be made during such period, (iii) payments on Holdings Preferred Stock and (iv) taxes paid by Holdings and its Subsidiaries for such period.

          "Guaranties" shall mean and include each of the Subsidiary Guaranties executed by the Subsidiaries of Holdings (other than the Borrower and the Immaterial Subsidiaries) and the Holdings Guaranty.

          "Guarantor" shall mean Holdings and each Subsidiary of Holdings (other than the Immaterial Subsidiaries).

          "Hazardous Materials" means (a) petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas;
(b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar meaning and regulatory effect, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated under applicable Environmental Laws.

          "Holdings" shall have the meaning provided in the first paragraph of this Agreement.

          "Holdings Additional Convertible Securities" shall have the meaning provided in Section 7.14.

          "Holdings Common Stock" shall have the meaning provided in Section
7.14.

          "Holdings Guaranty" shall mean the guaranty of Holdings contained in
Section 13 hereof.

          "Holdings Preferred Stock" shall have the meaning provided in Section 7.14.

          "Holdings Prime Stock" shall have the meaning provided in Section
7.14.

          "Immaterial Subsidiaries" shall mean Subsidiaries of Holdings which have assets with a book value and fair market value of less than $20,000 (and the aggregate amount of assets of all such Subsidiaries does not exceed $100,000) and are not party to any material contracts and Central Florida Medical Management Services Organization as long as it continues in its present business and does not enter into any other business.

          "Indebtedness" shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services other than trade payables and accrued expenses arising in the ordinary course of business, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv),
(v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar
                                                ----
obligations, (vi) all Contingent Obligations of such Person and (vii) all obligations under any Interest Rate Protection or Other Hedging Agreement or under any similar type of agreement entered into with a Person not a Bank.

          "Indemnified Matters" shall have the meaning provided in Section
14.01.

          "Indemnitees" shall have the meaning provided in Section 14.01.

          "Initial Borrowing Date" shall mean the date on which the initial Credit Event occurs.

          "Intellectual Property" shall have the meaning provided in Section
7.21.

          "Interest Determination Date" shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

          "Interest Period" shall have the meaning provided in Section 1.09.

          "Interest Rate Protection or Other Hedging Agreements" shall have the meaning provided in the Security Documents.

          "Investor Group" shall mean Weston Presidio Capital II, L.P.; Mercury Asset Management plc, on behalf of Rowan Nominees Limited; NatWest Ventures Investments Limited c/o EGL Holdings; St. Paul Venture Capital IV, LLC; Partech U.S. Partners III C.V.; U.S. Growth Fund Partners C.V.; Axa U.S. Growth Fund LLC; Double Black Diamond II LLC; Almanori Limited; Multinvest Limited; BancBoston Investments Inc.; National City Venture Corporation; Larry Gerdes; William Easton; Edward H. Bowman, Jr.; Martin Lamaison; Orville R. Gordon; Howard F. Elkins; Richard V. Lawry; Guaranty & Trust Co. c/o David O. Ellis KEOGH (No. 410-66530-1-9-390); Kathleen E. J. Ellis; Jeremy Ellis; Karen Ellis; Gemma Ellis; Rowan Nominees c/o Mercury Asset Management Ltd.; and Natwest Ventures, Ltd.

          "Issuing Bank" shall mean Banque Paribas and any Bank which at the request of the Borrower agrees, in such Bank's sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2. The sole Issuing Bank on the Initial Borrowing Date is Banque Paribas.

          "L/C Supportable Indebtedness" shall mean (i) obligations of the Borrower or any of its Subsidiaries incurred in the ordinary course of business with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of the Borrower or any of its Subsidiaries as are reasonably acceptable to the Issuing Bank and otherwise permitted to exist pursuant to the terms of this Agreement.

          "Leaseholds" of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

          "Letter of Credit" shall have the meaning provided in Section 2.01(a).

          "Letter of Credit Cash Collateral Account" shall have the meaning provided in Section 4.02(A)(a).

          "Letter of Credit Fee" shall have the meaning provided in Section 3.01(c).

          "Letter of Credit Outstandings" shall mean, at any time, the sum of
(i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the amount of all Unpaid Drawings.

          "Letter of Credit Request" shall have the meaning provided in Section 2.03(a).

          "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

          "Loan" shall mean each Term Loan, each Revolving Loan, each Swingline Loan and each Acquisition Loan.

          "Management Agreements" shall have the meaning provided in Section
5.05.

          "Mandatory Borrowing" shall have the meaning provided in Section 1.01(e).

          "Margin Stock" shall have the meaning provided in Regulation U.

          "Material Contracts" shall have the meaning provided in Section 5.05.

          "Maturity Date" with respect to a Tranche shall mean either the Term Loan Maturity Date, the Acquisition Loan Maturity Date, the Revolving Loan Maturity Date or the Swingline Expiry Date, as the case may be.

          "Maximum Swingline Amount" shall mean $2,000,000.

          "Minimum Borrowing Amount" shall mean (i) with respect to the Term Loan Facility (other than Term Loans incurred after the Initial Borrowing Date), $5,000,000, (ii) with respect to Term Loans incurred after the Initial Borrowing Date, zero, (iii) with respect to the Acquisition Loan Facility, $500,000 and
(iv) with respect to the Revolving Loan Facility (other than Swingline Loans), $1,000,000 and for Swingline Loans, $250,000.

          "Net Sale Proceeds" shall mean for any sale of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale, net of reasonable transaction costs (including, without limitation, attorneys' fees), the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness which is secured by the respective assets which were sold, and the estimated marginal increase in income taxes which will be payable by Holdings' consolidated group as a result of such sale.

          "New Bank" shall mean each Bank which is not an Original Bank.

          "Note" shall mean each Term Note, each Acquisition Note, each Revolving Note and the Swingline Note.

          "Notice of Borrowing" shall have the meaning provided in Section 1.03(a).

          "Notice of Conversion" shall have the meaning provided in Section
1.06.

          "Notice Office" shall mean the office of the Agent located at 227 West Monroe Street, Suite 3300, Chicago, Illinois 60606, Attn: Mark Radzik and Rowena Festin or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

          "Obligations" shall mean all amounts owing to the Agent, the Collateral Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

          "Original Bank" shall mean Banque Paribas who is the only bank under the Original Credit Agreement immediately prior to the Restatement Effective Date.

          "Original Credit Agreement" shall have the meaning provided in the first WHEREAS clause.

          "Other Subordinated Debt" shall have the meaning provided in Section 5.21.

          "Participant" shall have the meaning provided in Section 2.04(a).

          "Payment Office" shall mean the office of the Agent located at 227 West Monroe Street, Suite 3300, Chicago, Illinois 60606, Attn: Mark Radzik, Rowena Festin or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

          "Percentage" of any Bank at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Bank at such time and the denominator of which is the Total Revolving Loan Commitment at such time; provided that if the Percentage of any Bank is to be
                         --------
determined after the Total Revolving Loan Commitment has been terminated, then the Percentages of the Banks shall be determined immediately prior (and without giving effect) to such termination.

          "Permitted Acquisition" shall mean the acquisition by the Borrower or any of its Subsidiaries of assets constituting all or substantially all of a business, business unit, division or product line of any Person not already a Subsidiary of the Borrower or 100% of the capital stock of any such Person, although any such acquisition shall only be a Permitted Acquisition so long as
(A) the consideration therefor consists solely of the proceeds of Acquisition Loans, Permitted Equity Issuances, Permitted Seller Notes and Permitted Earn-Out Debt; (B) the assets acquired, or the business of the Person whose stock is acquired, shall be in a Permitted Business; (C) those acquisitions that are structured as asset acquisitions shall be consummated by the Borrower through a new United States Subsidiary formed by the Borrower, which shall be a Wholly-Owned Subsidiary of the Borrower, to effect such acquisition and (D) those acquisitions that are structured as stock acquisitions shall be effected through a purchase of 100% of the capital stock of such Person by the Borrower or through a merger between such Person and a newly-formed direct Wholly-Owned Subsidiary of the Borrower, as the case may be, so that after giving effect to such merger 100% of the capital stock of the surviving corporation of such merger is owned by the Borrower; provided, however, a Subsidiary of Holdings may effect the Permitted Acquisition so long as the stock of such Subsidiary is transferred to the Borrower within three Business Day of the acquisition thereof. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition shall be a Permitted Acquisition only if all requirements of Section 8.15 with respect to Permitted Acquisitions are met with respect thereto.

          "Permitted Acquisition Notice" shall have the meaning provided in
Section 8.15(a).

          "Permitted Business" shall mean a line of business in which the Borrower and its Subsidiaries is engaged on the Initial Borrowing Date and reasonably related extensions thereof.

          "Permitted Earn-Out Debt" shall mean Indebtedness of Holdings incurred in connection with a Permitted Acquisition and in accordance with Section 8.15, which Indebtedness is not secured by any assets of Holdings or any of its Subsidiaries (including, without limitation, the assets so acquired) and is only payable by Holdings upon the passage of time (e.g., non-compete payments) or in
                                              ----
the event certain future performance goals are achieved with respect to the assets acquired; provided that such Indebtedness shall only constitute Permitted
                 --------
Earn-Out Debt to the extent the terms of such Indebtedness expressly limit the maximum potential liability of Holdings with respect thereto and all such other terms shall be in form and substance reasonably satisfactory to the Agent.

          "Permitted Equity Issuances" shall mean issuances of Holdings Common Stock or Holdings Prime Stock by Holdings as consideration in Permitted Acquisitions, but only to the extent permitted pursuant to Section 8.15.

          "Permitted Liens" shall have the meaning provided in Section 9.01.

          "Permitted Seller Notes" shall mean notes issued by Holdings to sellers of stock or assets in a Permitted Acquisition and issued in accordance with Section 8.15, which notes shall be unsecured and unguaranteed, and shall otherwise be in form and substance reasonably satisfactory to the Agent.

          "Person" shall mean any individual, partnership, joint venture, firm, coporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

          "Personal Guarantees" shall have the meaning provided in Section 7.24.

          "Plan" shall mean any pension plan, as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings, a Subsidiary of Holdings or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which Holdings, a Subsidiary of Holdings or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

          "Pledge Agreement" shall have the meaning provided in Section 5.07.

          "Pledge Agreement Collateral" shall mean all "Collateral" as defined in the Pledge Agreement.

          "Pledged Securities" shall have the meaning assigned that term in the Pledge Agreement.

          "Pledged Stock" shall have the meaning assigned that term in the Pledge Agreement.

          "Post-Closing Acquisitions" shall have the meaning proved in Section 7.31.

          "Pre-Closing Acquisitions" shall mean the acquisitions set forth on
Schedule XIII.

          "Prime Lending Rate" shall mean the rate which The Chase Manhattan Bank announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by Banque Paribas or The Chase Manhattan Bank, who may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

          "Pro Forma Basis" shall mean, with respect to any Permitted Acquisition or repayment of DVI Indebtedness, the calculation of the consolidated results of Holdings and its Subsidiaries otherwise determined in accordance with this Agreement as if the respective Permitted Acquisition or repayment of DVI Indebtedness (and all other Permitted Acquisitions and repayments consummated during the respective Calculation Period or thereafter and prior to the date of determination pursuant to Section 8.15 or other applicable provision of this Agreement) had been effected on the first day of the respective Calculation Period; provided that all calculations shall take
                                   --------
into account the following assumptions:

               (i) with respect to Consolidated Interest Expense or Consolidated Indebtedness, if any Indebtedness is incurred pursuant to the respective Permitted Acquisition or repayment of DVI Indebtedness (or was incurred in any other Permitted Acquisition or other repayment of DVI Indebtedness which occurred during the relevant Calculation Period or thereafter and prior to the date of determination) then all such Indebtedness shall be deemed to have been outstanding from the first day of the respective Calculation Period (and the interest expense associated with such Indebtedness, shall be determined at the actual rates applicable thereto or which would have been applicable had such debt been outstanding for the whole such period and shall be included in determining Consolidated Interest Expense on such Pro Forma Basis) and all Indebtedness that was outstanding during the Calculation Period or thereafter and prior to the date of the Permitted Acquisition or repayment of DVI Indebtedness but not outstanding on the date of the Permitted Acquisition or repayment of DVI Indebtedness shall be deemed to have been repaid in full on the first day of the Calculation Period; and

               (ii) if all or any portion of the respective Calculation Period occurs before November 1, 1997, then compliance with Section 8.15(a) and Sections 9.09 through 9.13, inclusive on a Pro Forma Basis, shall only be required to be established for the period beginning on the Initial Borrowing Date and ending on the last day of the respective Calculation Period; provided that to the extent a financial covenant calculation
             --------
     compares a balance sheet item to an income statement item, all calculations relating to the financial results of the Person or business, division or product line being acquired pursuant to the Permitted Acquisition shall, to the extent that such results relate to income statement items, be multiplied by a fraction (x) the numerator of which shall be the number of days from the Initial Borrowing Date to the end of the Calculation Period and (y) the denominator of which shall be the number of days in the Calculation Period without giving effect to this clause (iii) which provides that the Calculation Period commences on the Initial Borrowing Date (and is therefore less than four fiscal quarters).

          "Projections" shall have the meaning provided in Section 5.15.

          "Purchase Price" shall mean the aggregate purchase price for each Acquisition and the amount and form of each type of consideration payable with respect thereto as set forth on Schedule XVII hereto and the applicable Acquisition Documents.

          "Quarterly Payment Date" shall mean the last Business Day of each March, June, September and December of each calendar year.

          "Quoted Rate" shall mean (a) the offered quotation to first-class banks in the New York interbank Eurodollar market by the Agent for U.S. dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of the Agent for which an interest rate is then being determined with maturities comparable to the Interest Period applicable to such Eurodollar Loan determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period, divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

          "RCRA" shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. (S) 6901 et seq.
                                                          -- ----

          "Real Property" of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

          "Recovery Event" shall mean the receipt by Holdings or any Subsidiary of Holdings of any cash insurance proceeds payable by reason of theft, physical destruction or damage or any other similar event with respect to any properties or assets of Holdings or any Subsidiary of Holdings (including, without limitation, business interruption insurance).

          "Refinanced Indebtedness" shall have the meaning provided in Section 5.16(b).

          "Register" shall have its meaning provided in Section 8.16.

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Regulation G" shall mean Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Related Fund" shall mean, with respect to any Bank that is a fund that invests in loans and is managed by the same investment advisor as such Bank or by an Affiliate of such investment advisor.

          "Release" means disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, pouring and the like, into or upon any land or water or air, or otherwise entering into the environment.

          "Replaced Bank" shall have the meaning provided in Section 1.12.

          "Replacement Bank" shall have the meaning provided in Section 1.12.

          "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection
 .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

          "Required Acquisition Facility Banks" shall mean Banks the sum of whose Acquisition Loan Commitments and Acquisition Loans represent an amount greater than 50% of the Total Acquisition Loan Commitment and Acquisition Loans of all Banks.

          "Required Banks" shall mean Banks the sum of whose outstanding Term Loans, Term Loan Commitments, Acquisition Loan Commitments, outstanding Acquisition Loans and Revolving Loan Commitments (or after the termination thereof, the sum of outstanding Revolving Loans and Percentages of Swingline Loans and Letter of Credit Outstandings), represent an amount greater than 50% of the sum of all outstanding Term Loans, the Total Term Loan Commitments, the Total Acquisition Loan Commitment, all outstanding Acquisition Loans and the Total Revolving Loan Commitment (or after the termination thereof, the sum of the then total outstanding Revolving Loans and the aggregate Swingline Loans and Letter of Credit Outstandings).

          "Required Term Facility Banks" shall mean Banks the sum of whose outstanding Term Loans represent an amount greater than 50% of all outstanding Term Loans of all Banks.

          "Restatement Effective Date" shall have the meaning provided in
Section 14.10.

          "Returns" shall have the meaning provided in Section 7.09.

          "Revolving Loan Commitment" shall mean, for each Bank, the amount set forth opposite such Bank's name on Part A of Schedule I hereto directly below the column entitled "Revolving Loan Commitment," as same may be (x) reduced or terminated from time to time pursuant to Section 3.02, 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to
Section 1.12 or 14.04.

          "Revolving Loan Facility" shall mean the Facility evidenced by the Total Revolving Loan Commitment.

          "Revolving Loan Maturity Date" shall mean the four year and six month anniversary of the Initial Borrowing Date.

          "Revolving Loans" shall have the meaning provided in Section 1.01(c).

          "Revolving Notes" shall have the meaning provided in Section 1.05(a)(iii).

          "Scheduled Acquisition Loan Repayment" shall have the meaning provided in Section 4.02(A)(d).

          "Scheduled Repayment" shall have the meaning provided in Section 4.02(A)(d).

          "Scheduled Term Loan Repayment" shall have the meaning provided in
Section 4.02(A)(c).

          "SEC" shall have the meaning provided in Section 8.01(h).

          "Section 4.04(b)(ii) Certificate" shall have the meaning provided in
Section 4.04(b)(ii).

          "Secured Creditors" shall mean (x) the Banks, the Agent, the Collateral Agent and (y) any Bank which on the date hereof is, or subsequently becomes, party to any Interest Rate Protection or Other Hedging Agreement.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Securities Purchase Agreement" shall mean the Securities Purchase Agreement, dated as of June 16, 1997 among the Company, Weston and certain other investors.

          "Security Agreement" shall have the meaning provided in Section 5.08.

          "Security Agreement Collateral" shall mean all "Collateral" as defined in the Security Agreement.

          "Security Documents" shall mean the Pledge Agreement, the Security Agreement, the Cash Collateral Agreement, the Concentration Account Consent Letter and each Additional Security Document.

          "Senior Subordinated Loan Agreement" shall mean the Senior Subordinated Loan Agreement, dated as of October 27, 1997, among the Borrower, Paribas Capital Funding, as agent, and the lenders listed on the signature pages thereof.

          "Senior Subordinated Loan Documents" shall mean and include each of the documents and other agreements entered into in connection with the issuance by the Borrower of the Senior Subordinated Notes (including, without limitation, the Senior Subordinated Loan Agreement and all guarantees related thereto), as in effect on the Initial Borrowing Date and as the same may be entered into, modified, supplemented or amended from time to time pursuant to the terms hereof and thereof.

          "Senior Subordinated Notes" shall mean the Borrower's unsecured Senior Subordinated Notes due 2005, as in effect on the Initial Borrowing Date and as the same may be modified, amended or supplemented from time to time in accordance with the terms hereof and thereof, including Senior Subordinated Notes issued after the Initial Borrowing Date in accordance with the terms hereof and thereof.

          "Shareholders' Agreements" shall have the meaning provided in Section 5.05.

          "Stated Amount" of each Letter of Credit shall, at any time, mean the maximum amount available to be drawn thereunder at such time (in each case determined without regard to whether any conditions to drawing could then be met).

          "Subordinated Debt Amendments" shall have the meaning provided in
Section 5.21.

          "Subsidiaries Guaranty" shall have the meaning provided in Section
5.09.

          "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

          "Subsidiary Metroplex Note" shall mean the Promissory Note dated June 16, 1997 in the original amount of $6,210,000 from Physicians Health Corporation payable to Metroplex Hematology Oncology Associates, L.L.P. which Note was assumed by MHOA Texas I, LLC.

          "Swingline Bank" shall mean Banque Paribas, in its capacity as the maker of Swingline Loans.

          "Swingline Expiry Date" shall mean the date which is two Business Days prior to the Revolving Loan Maturity Date.

          "Swingline Loans" shall have the meaning provided in Section 1.01(d).

          "Swingline Note" shall have the meaning provided in Section
1.05(a)(iv).

          "Syndication Termination Date" shall mean the earlier of (x) 180 days after the Initial Borrowing Date or (y) the date on which the Agent, in its sole discretion, determines (and notifies the Borrower) that the primary syndication (and the resultant addition of institutions as Banks pursuant to Section 14.04) has been completed.

          "Tax Sharing Agreements" shall have the meaning provided in Section 5.05.

          "Taxes" shall have the meaning provided in Section 4.04(a).

          "Term Loan" shall have the meaning provided in Section 1.01(a).

          "Term Loan Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in Part A of Schedule I directly below the column entitled "Tranche Term Loan Commitment," as the same may be (x) reduced or terminated pursuant to Section 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to
Section 1.12 or 14.04.

          "Term Loan Commitment Percentage" shall mean, with respect to each Bank, a fraction (expressed as a percentage), the numerator of which is equal to the Term Loan Commitment of such Bank at such time and the denominator of which is equal to the Term Loan Commitments of all Banks at such time.

          "Term Loan Commitment Termination Date" shall mean the four year and six month anniversary of the Initial Borrowing Date.

          "Term Loan Facility" shall mean the facility evidenced by Total Term Loan Commitment.

          "Term Loan Maturity Date" shall mean the four year and six month anniversary of the Initial Borrowing Date.

          "Term Note" shall have the meaning provided in Section 1.05(a)(i).

          "Term TL Percentage" shall mean, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate principal amount of all Term Loans outstanding at such time, and the denominator of which is equal to the aggregate principal amount of all Term Loans outstanding at such time and the aggregate principal amount of all Acquisition Loans outstanding at such time.

          "Total Acquisition Loan Commitment" shall mean, at any time, the sum of the Acquisition Loan Commitments of each of the Banks.

          "Total Commitment" shall mean, at any time, the sum of the Commitments of each of the Banks.

          "Total Revolving Loan Commitment" shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Banks.

          "Total Term Loan Commitment" shall mean, at any time, the sum of the Term Loan Commitment of each of the Banks.

          "Tranche" shall mean the respective facility and commitments utilized in making Loans hereunder, with there being four separate Tranches, i.e.,
                                                                    ----
whether Term Loans, Acquisition Loans, Revolving Loans or Swingline Loans.

          "Transaction" shall mean collectively, (i) the incurrence of Loans hereunder on the Initial Borrowing Date, (ii) the consummation of the Acquisitions, (iii) the issuance of the Senior Subordinated Notes, (iv) the issuance of capital stock of Holdings in connection with the transactions contemplated hereby, (v) the repayment of all Refinanced Indebtedness, together with all accrued interest, premiums, fees, commissions and expenses owing in connection therewith, and the termination of all commitments thereunder, (vi) the payment of the Transaction Fees and Expenses in connection therewith, and
(vii) the entering into of the Equity Amendments and the Subordinated Debt Amendments.

          "Transaction Fees and Expenses" shall mean all fees and expenses incurred in connection with and arising out of the Transaction and the transactions contemplated thereby and hereby; provided, however, that the aggregate amount of such fees
                    --------  -------
and expenses shall not exceed $2.0 million in the aggregate.

          "Type" shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a
                                    ----
Eurodollar Loan.

          "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

          "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.

          "United States" and "U.S." shall each mean the United States of America.

          "Unpaid Drawing" shall have the meaning provided for in Section
2.05(a).

          "Unutilized Revolving Loan Commitment" for any Bank, at any time, shall mean the Revolving Loan Commitment of such Bank at such time less the sum of (i) the aggregate principal amount of Revolving Loans made by such Bank and then outstanding and (ii) such Bank's Percentage of the Letter of Credit Outstandings.

          "Weston" shall mean Weston Presidio Capital Partners II, L.P.

          "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.


          Section 12.  The Agent.
                       ---------

          12.01  Appointment.  The Banks hereby designate Banque Paribas as
                 -----------
Agent (for purposes of this Section 12, the term "Agent" shall include Banque Paribas in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its officers, directors, agents or employees.

          12.02  Nature of Duties.  The Agent shall have no duties or
                 ----------------
responsibilities except those expressly set forth in this Agreement and the Security Documents. Neither the Agent nor any of its officers, directors, agents or employees shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein.

          12.03  Lack of Reliance on the Agent.  Independently and without
                 -----------------------------
reliance upon the Agent, each Bank and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the participation in Letters of Credit and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans, the participation in the Letters of Credit or at any time or times thereafter. The Agent shall not be responsible to any Bank or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Holdings or its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Holdings or its Subsidiaries or the existence or possible existence of any Default or Event of Default. In no event shall the Agent be required in contravention of applicable law or if such action would cause it, in its sole determination, to incur any risk or liability for which it is not adequately indemnified for to its satisfaction.

          12.04  Certain Rights of the Agent.  If the Agent shall request
                 ---------------------------
instructions from the Required Banks with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Banks; and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Bank or the holder of any Note shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Banks.

          12.05  Reliance.  The Agent shall be entitled to rely, and shall be
                 --------
fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, cablegram, radiogram, legal opinion, order or other document or telephone message signed, sent or made by any Person that the Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by it.

          12.06  Indemnification.  (a)  To the extent the Agent is not
                 ---------------
reimbursed and indemnified by the Borrower, the Banks will reimburse and indemnify the Agent, in proportion to their respective "percentages" as used in determining the Required Banks, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Agent in performing its duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Bank shall
                                                    --------
be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct.

          (b) The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Credit Document (except actions expressly required to be taken by it hereunder or under the Credit Documents) unless it shall first be indemnified to its satisfaction by the Banks pro rata
                                                                      --- ----
against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

          12.07  The Agent in Its Individual Capacity.  With respect to its
                 ------------------------------------
obligation to make Loans under this Agreement, the Agent shall have the rights and powers specified herein for a "Bank" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Banks," "Required Banks," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, may hold equity interests in the Borrower or any of its Affiliates and may accept fees and other consideration from the Borrower or any other Credit Party for services in connection with this Agreement and otherwise without having any liability to, and without having to account for the same to, the Banks.

          12.08  Holders.  The Agent may deem and treat the payee of any Note as
                 -------
the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

          12.09  Resignation by the Agent.  (a)  The Agent may resign from the
                 ------------------------
performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days' prior written notice to the Borrower and the Banks. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

          (b) Upon any such notice of resignation, the Required Banks shall appoint a successor Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower.

          (c) If a successor Agent shall not have been so appointed within such 15 Business Day period, the Agent, with the consent of the Borrower, shall then appoint a successor Agent who shall serve as Agent hereunder or thereunder until such time, if any, as the Banks appoint a successor Agent as provided above.

          (d) If no successor Agent has been appointed pursuant to clause (b) or (c) above by the 30th Business Day after the date such notice of resignation was given by the Agent, the Agent's resignation shall become effective and the Banks shall thereafter perform all the duties of the Agent hereunder and/or under any other Credit Document until such time, if any, as the Banks appoint a successor Agent as provided above.


          Section 13.  Guaranty.
                       --------

          13.01  The Guaranty.  In order to induce the Banks to enter into this
                 ------------
Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by Holdings from the proceeds of the Loans and the issuance of the Letters of

Credit, Holdings hereby agrees with the Banks as follows: Holdings hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Borrower to the Banks under this Agreement and the other Credit Documents and under each Interest Rate Protection or Other Hedging Agreement entered into by a Bank or an affiliate of a Bank with the Borrower. If any or all of the indebtedness of the Borrower to the Banks becomes due and payable hereunder or under such other Credit Documents or Interest Rate Protection or Other Hedging Agreements, Holdings unconditionally promises to pay such indebtedness to the Banks, or order, on demand, together with any and all expenses which may be incurred by the Agent or the Banks in collecting any of the indebtedness. The word "indebtedness" is used in this Section 13 in its most comprehensive sense and means any and all advances, debts, obligations and liabilities of the Borrower arising in connection with this Agreement or any other Credit Documents or under any Interest Rate Protection or Other Hedging Agreement with a Bank or an affiliate of the Bank, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

          13.02  Bankruptcy.  Additionally, Holdings unconditionally and
                 ----------
irrevocably guarantees the payment of any and all indebtedness of the Borrower to the Banks whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 10.05, and unconditionally and irrevocably promises to pay such indebtedness to the Banks, or order, on demand, in lawful money of the United States.

          13.03  Nature of Liability.  The liability of Holdings hereunder is
                 -------------------
exclusive and independent of any security for or other guaranty of the indebtedness of the Borrower whether executed by Holdings, any other guarantor or by any other party, and the liability of Holdings hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Agent or the Banks on the indebtedness which the Agent or such Banks repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

          13.04  Guaranty Absolute.  No invalidity, irregularity or
                 -----------------
unenforceability of all or any part of the indebtedness guaranteed hereby or of any security therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the indebtedness guaranteed herein.

          13.05  Independent Obligation.  The obligations of Holdings hereunder
                 ----------------------
are independent of the obligations of any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor or the Borrower and whether or not any other guarantor or the Borrower be joined in any such action or actions. Holdings waives, to the fullest extent permitted by law, the benefit of any statue of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to Holdings.

          13.06  Authorization.  Holdings authorizes the Agent and the Banks
                 -------------
without notice or demand to Holdings, and without affecting or impairing its liability hereunder, from time to time to:

          (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the indebtedness (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the indebtedness as so changed, extended, renewed or altered;

          (b) take and hold security for the payment of the indebtedness and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the indebtedness or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

          (c) exercise or refrain from exercising any rights against the Borrower or others or otherwise act or refrain from acting;

          (d) release or substitute any one or more endorsers, guarantors, the Borrower or other obligors;

          (e) settle or compromise any of the indebtedness, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Banks;

          (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Banks regardless of what liability or liabilities of Holdings or the Borrower remain unpaid;

          (g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements; and/or

          (h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Section 13.

          13.07  Reliance.  It is not necessary for the Agent or the Banks to
                 --------
inquire into the capacity or powers of the Borrower or its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

          13.08  Subordination.  Any indebtedness of the Borrower now or
                 -------------
hereafter held by Holdings is hereby subordinated to the indebtedness of the Borrower to the Agent and the Banks; and such indebtedness of the Borrower to Holdings, if the Agent (at the direction of the Required Banks), after an Event of Default has occurred, so requests, shall be collected, enforced and received by Holdings as trustee for the Banks and be paid over to the Banks on account of the indebtedness of the Borrower to the Banks, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Guaranty. Prior to the transfer by Holdings of any note or negotiable instrument evidencing any indebtedness of the Borrower to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

          13.09  Waiver.  (a)  Holdings waives any right to require the Agent or
                 ------
the Banks to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in the Agent's or the Banks' power whatsoever. Holdings waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the indebtedness (other than payment), including, without limitation, any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the indebtedness or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than to the extent of payment in full of the indebtedness. The Agent and the Banks may, in accordance with the Credit Documents, at their election, foreclose on any security held by the Agent, the Collateral Agent or the Banks by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Agent and the Banks may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the indebtedness has been paid. Holdings waives any defense arising out of any such election by the Agent and the Borrower, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against the Borrower or any other party or any security.

          (b) Except as otherwise specifically required hereunder, Holdings waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. Holdings assumes all responsibility for being and keeping itself informed of the Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of non-payment of the indebtedness and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that the Agent and the Banks shall have no duty to advise Holdings of information known to them regarding such circumstances or risks.

          13.10  Guaranty Continuing.  This Guaranty is a continuing one and all
                 -------------------
liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Bank, of any holder of any Note, or issuer of, or participant in, any Letter of Credit in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Bank or any subsequent holder of a Note, or issuer of, or participant in, a Letter of Credit would otherwise have. No notice to or demand on Holdings in any case shall entitle Holdings to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Bank or any holder, creator or purchaser to any other or further action in any circumstances without notice or demand.

          13.11  Binding Nature of Guaranties.  This Guaranty shall be binding
                 ----------------------------
upon Holdings and its successors and assigns and shall inure to the benefit of the Bank and their successors and assigns.

          13.12  Judgments Binding.  If claim is ever made upon any Bank, any
                 -----------------
subsequent holder of a Note or issuer of, or participant in, any Letter of Credit for repayment or recovery of any amount or amounts received in payment or on account of any of the indebtedness and any of the aforesaid payees repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property, or (b) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower) then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation hereof or the can cellation of any Note, or other instrument evidencing any liability of the Borrower, and Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.


          Section 14.  Miscellaneous.
                       -------------

          14.01  Payment of Expenses, etc.   Each of Holdings and the Borrower,
                 -------------------------
jointly and severally, agree to: (i) whether or not the transactions herein contemplated are consummated, pay all out-of-pocket costs and expenses of the Agent (including, without limitation, the fees and disbursements of White & Case and local counsel) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Agent in connection with its syndication efforts with respect to this Agreement (including, without limitation, the fees and disbursements of White & Case) and of the Agent and each of the Banks in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the fees and disbursements of counsel for the Agent and for each of the Banks); (ii) pay and hold each of the Banks harmless from and against any and all present and future stamp, excise and other similar taxes with respect to the foregoing matters and save each of the Banks harm less from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) defend, protect, indemnify and hold harmless the Agent and each Bank, and each of their respective officers, directors, employees, representatives, attorneys and agents (collectively called the "Indemnitees") from and against any and all liabilities, obligations (including removal or remedial actions), losses, damages (including foreseeable and unforeseeable consequential damages and punitive damages), penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys' and consultants fees and disbursements) of any kind or nature whatsoever that may at any time be incurred by, imposed on or assessed against the Indemnitees directly or indirectly based on, or arising or resulting from, or in any way related to, or by reason of (a) any investigation, litigation or other proceeding (whether or not the Agent, the Collateral Agent or any Bank is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among the Agent, the Collateral Agent, any Bank, Holdings or any third person or otherwise) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein (including, without limitation, the Transaction) or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents; or, (b) the actual or alleged generation, presence or Release of Hazardous Materials on or from, or the transportation of Hazardous Materials to or from, any Real Property owned or at any time operated by Holdings or any of its Subsidiaries or; (c) any Environmental Claim relating to Holdings or any of its Subsidiaries or any Real Property owned or at any time operated by Holdings or any of its Subsidiaries or; (d) the exercise of the rights of the Agent and of any Bank under any of the provisions of this Agreement or any other Credit Document or any Letter of Credit or any Loans hereunder; or (e) the consummation of any transaction contemplated herein (including, without limitation, the Transaction) or in any other Credit Document (the "Indemnified Matters") regardless of when such Indemnified Matter arises; but excluding any such Indemnified Matter based solely on the gross negligence or willful misconduct of any Indemnitee.

          14.02  Right of Setoff.  In addition to any rights now or hereafter
                 ---------------
granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of each Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Bank pursuant to
Section 14.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

          14.03  Notices.  Except as otherwise expressly provided herein, all
                 -------
notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to Holding or the Borrower, at its address specified opposite its signature below; if to any Bank, at its address specified opposite its name below; and if to the Agent, at its Notice Office; or, as to any Credit Party or the Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Bank, at such other address as shall be designated by such Bank in a written notice to each Borrower and the Agent. All such notices and communications shall, when mailed, telegraphed, telexed, facsimiled, or cabled or sent by overnight courier, be effective three Business Days after deposited in the mails, certified, return receipt requested, when delivered to the telegraph company, cable company or one day following delivery to an overnight courier, as the case may be, or sent by telex or facsimile device, except that notices and communications to the Agent shall not be effective until received by the Agent.

          14.04  Benefit of Agreement.  (a)  This Agreement shall be binding
                 --------------------
upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Credit Party may assign
                                   --------  -------
or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Banks; and provided further, that although any Bank may transfer, assign or grant
----------------
participations in its rights hereunder, such Bank shall remain a "Bank" for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments or Loans hereunder except as provided in Section 14.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a "Bank" hereunder; and provided further, that no Bank shall transfer or grant any
                      ----------------
participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the Commitments in which such participant is participating over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment, and that an increase in any Commitment shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation.

          (b) Notwithstanding the foregoing, any Bank (or any Bank together with one or more other Banks) may (x) (A) pledge its Loans and/or Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank or (B) assign all or a portion of its Loans or Commitments and related outstanding Obligations hereunder to its parent company, principal office and/or any Affiliate of such Bank which is at least 50% owned by such Bank or its parent company or to one or more other Banks or to a Related Fund or (y) assign all or a portion equal to at least $5,000,000, of such Loans or Commitments and related outstanding Obligations hereunder to one or more Eligible Transferees each of which assignees shall become a party to this Agreement as a Bank by execution of an assignment and assumption agreement substantially in the form of Exhibit L (appropriately completed); provided that:
                                                                  --------
(i) at such time Part A of Schedule I shall be deemed modified to reflect the Commitments of such new Bank and of the existing Banks; (ii) new Notes will be issued to such new Bank and to the assigning Bank upon the request of such new Bank or assigning Bank, such new Notes to be in conformity with the requirements of Section 1.05 to the extent needed to reflect the revised Commitments; (iii) the consent of the Agent, which consent shall not be unreasonably withheld, shall be required in connection with any assignment (provided, however, that no
                                                     --------  -------
such consent shall be required in the case of any assignment to another Bank, any Bank's Affiliate or a Related Fund); and (iv) the Agent shall receive at the time of each such assignment, from the assigning Bank, the payment of a non-refundable assignment fee of $3,000. To the extent of any assignment pursuant to this Section 14.04(b), the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned Commitments. No transfer or assignment under this Section 14.04(b) will be effective until recorded by the Agent on the Register pursuant to Section 8.16. At the time of each assignment pursuant to this Section 14.04(b) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Bank shall provide to Holdings and the Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04(b)(ii) Certificate) required by Section 4.04(b).

          14.05  No Waiver; Remedies Cumulative.  No failure or delay on the
                 ------------------------------
part of the Agent or any Bank or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between Holdings or any other Credit Party and the Agent or any Bank or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Agent or any Bank or the holder of any Note would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or any Bank or the holder of any Note to any other or further action in any circumstances without notice or demand.

          14.06  Payments Pro Rata.  (a)  The Agent agrees that promptly after
                 -----------------
its receipt of each payment from or on behalf of either Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Banks pro
                                                                         ---
rata based upon their respective shares, if any, of the Obligations with respect
----
to which such payment was received.

          (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings or Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the respective Credit Party to such Banks in such amount as shall result in a proportional participation by all the Banks in such amount; provided that if all
                                                            --------
or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          14.07  Calculations; Computations.  (a)  The financial statements to
                 --------------------------
be furnished to the Banks pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Banks); provided that, except as otherwise specifically provided herein, all
        --------
computations of Excess Cash Flow and all computations determining compliance with Sections 9.04 and 9.08 through 9.13, inclusive, including the definitions used therein, shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements delivered to the Banks pursuant to Section 5.15.

          (b) All computations of interest and Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

          14.08  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF
                 -----------------------------------------------------------
JURY TRIAL.  (A)  THIS AGREEMENT AND THE OTHER
----------

CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY ACCEPT FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY DESIGNATE, APPOINT AND EMPOWER CT CORPORATION SYSTEM WITH OFFICES ON THE DATE HEREOF AT 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS THEIR DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, AND EACH OF HOLDINGS AND THE BORROWER AGREE TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE AGENT UNDER THIS AGREEMENT. EACH OF HOLDINGS AND THE BORROWER FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO HOLDINGS OR THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURES BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT UNDER THIS AGREEMENT, ANY BANK OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHER WISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.

          (B) EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY WAIVE ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER

IRREVOCABLY WAIVE AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          (C) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          14.09  Counterparts.  This Agreement may be executed in any number of
                 ------------
counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Agent.

          14.10  Effectiveness.  (a)  This Agreement shall become effective on
                 -------------
the date (the "Restatement Effective Date") on which (i) each of Holdings, the Borrower, each of the Original Banks and each New Bank shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent at its Notice Office or, in the case of the Original Banks and each New Bank, shall have given to the Agent telephonic (confirmed in writing), written or facsimile transmission notice (actually received) at such office that the same has been signed and mailed to it and (ii) the conditions contained in
Section 6 (to the extent applicable) and 14.10(b) are met. Unless the Agent has received actual notice from any Bank that the conditions described in clause
(ii) of the preceding sentence have not been met to its satisfaction, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Agent's determination that the conditions described in clause (ii) of the immediately preceding sentence have been met and upon the payment of all amounts required to be paid on the Restatement Effective Date pursuant to Section 1.01(f), then the Restatement Effective Date shall be deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto have not been met (although the occurrence of the Restatement Effective Date shall not release the Borrower from any liability for failure to satisfy one or more of the applicable conditions contained Sections 6 or 14.10(b).

          (b) The occurrence of the Restatement Effective Date is subject to the satisfaction of the following additional conditions:

          (i)  the delivery of all Notes by the Borrower to the Agent;

          (ii) each Credit Party shall have executed and delivered to the Agent the Acknowledgment;

          (iii) Jackson Walker L.L.P. shall have executed and delivered to the Agent a legal opinion in form and substance satisfactory to the Agent;

          (iv) the Senior Subordinated Loan Documents shall have been amended in a manner satisfactory to the Agent;

          (v) all necessary third-party consents to the transaction contemplated hereby shall have been obtained and all necessary corporate proceedings to authorize the transactions contemplated hereby shall have been taken; and

          (vi) on the Restatement Effective Date, each Credit Party shall have duly authorized, executed and delivered an acknowledgement and agreement in form satisfactory to the Agent (the "Acknowledgements"), which acknowledgment and agreement, among other things, (i) acknowledges this Agreement and the transactions contemplated hereby, (ii) acknowledges and agrees that, after giving effect to the Restatement Effective Date, all Documents executed by such party shall remain in full force and effect in accordance with the terms thereof and (iii) acknowledges and agrees that the term Obligations (when used in any Document to which such Credit Party is a party including, without limitation, the Security Documents and the Guaranties) includes all of the Obligations under this Agreement after giving effect to the Restatement Effective Date and any increase in the amounts owing to the Banks or the Agent under this Agreement.

          14.11  Headings Descriptive.  The headings of the several sections and
                 --------------------
subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          14.12  Amendment or Waiver.  (a)  Neither this Agreement nor any other
                 -------------------
Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Banks; provided that no such change, waiver, discharge or termination
                --------
shall, without the consent of each Bank (with Obligations of the respective types being directly affected thereby): (i) extend the final scheduled maturity of any Loan or Note or extend the stated maturity of any Letter of Credit or Unpaid Drawing beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase the Commitments of any Bank over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or a mandatory prepayment shall not constitute an increase of the Commitment of any Bank, and that an increase in the available portion of any Commitment of any Bank shall not constitute an increase in the Commitment of such Bank); (ii) release all or substantially all of the Collateral (except as expressly provided in the relevant Credit Documents); (iii) amend, modify or waive any provision of this Section 14.12;
(iv) reduce the percentage specified in, or otherwise modify, the definition of Required Banks (it being understood that, with the consent of the Required Banks, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Banks on substantially the same basis as the extensions of Term Loans, Acquisition Loans, Acquisition Loan Commitments and Revolving Loan Commitments are included on the Effective Date); or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided further, that no such
                                             ----------------
change, waiver, discharge or termination shall: (s) without the consent of the Swingline Bank, amend, modify or waive any provision relating to Swingline Loans or the rights or obligations of the Swingline Bank; or (t) increase the Commitments of any Bank over the amount thereof then in effect (it being understood that a waiver of any conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or of a mandatory prepayment shall not constitute an increase of the Commitment of any Bank, and that an increase in the available portion of any Commitment of any Bank shall not constitute an increase in the Commitment of such Bank) without the consent of such Bank; or (u) without the consent of the Issuing Bank, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit; or (v) without the consent of the Agent, amend, modify or waive any provision of Section 12 or any other provision relating to the rights or obligations of the Agent; or (w) without the consent of the Collateral Agent, amend, modify or waive any provision of Section 12 or any other provision relating to the rights or obligations of the Collateral Agent; or (x) without the consent of the Required Term Facility Banks (A) amend, modify or waive any of the terms contained in (I) Sections 4.01(iv), 4.01(v), 4.01(vi), 4.02(B)(a)(i) or the definitions of Term TL Percentage or Acquisition TL Percentage to the extent that, in any such case, such amendment, modification or waiver would alter the application of prepayments or repayments as between Term Loans and Acquisition Loans in a manner adverse to the Term Loans or (II)
Section 4.02(A)(c) or the definition of Required Term Facility Banks; or (y) without the consent of the Required Acquisition Facility Banks (A) amend, modify or waive any of the terms contained in (I) Section 4.01(iv), 4.01(v), 4.01(vi), 4.02(B)(a)(i) or the definitions of Term TL Percentage or Acquisition TL Percentage to the extent that, in any such case, such amendment, modification or waiver would alter the application of prepayments or repayments as between Term Loans and Acquisition Loans in a manner adverse to the Acquisition Loans or (II)
Section 4.02(A)(d), the definition of Required Acquisition Facility Banks or the definition of Acquisition Loan Termination Date.

          (b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clause
(a)(i) through (v), inclusive, of the first proviso to Section 14.12(a), the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained, then the Borrower shall have the right to replace each such non-consenting Bank or Banks (so long as all non-consenting Banks are so replaced) with one or more Replacement Banks pursuant to Section 1.12 so long as at the time of such replacement, each such Replacement Bank consents to the proposed change, waiver, discharge or termination, provided that the Borrower shall not have the right to replace a
             --------
Bank solely as a result of the exercise of such Bank's rights (and the withholding of any required consent by such Bank) pursuant to clauses (s)-(y) of the second proviso to Section 14.12(a).

          (c)  Notwithstanding anything to the contrary contained above in this
Section 14.12, the Collateral Agent may (i) enter into amendments to the Subsidiaries Guaranty and the Security Documents for the purpose of adding additional Subsidiaries of Holdings (or other Credit Parties) as parties thereto and (ii) enter into security documents to satisfy the requirements of Sections
8.15 and 8.17, in each case without the consent of the Required Banks.

          14.13  Survival.  All indemnities set forth herein including, without
                 --------
limitation, in Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 14.01 shall survive the execution and delivery of this Agreement and the Notes and the making and repayment of the Loans.

          14.14  Domicile of Loans.  Each Bank may transfer and carry its Loans
                 -----------------
at, to or for the account of any office, Subsidiary or Affiliate of such Bank.

          14.15  Post-Closing Obligations.  The Borrower hereby acknowledge that
                 ------------------------
in connection with certain assignments hereof, the Agent or any of the Banks may be required to obtain a rating of the Obligations and Commitments hereunder of the Borrower and the Borrower hereby consent to such Agent or Bank providing to the respective rating agency such information regarding the Obligations and creditworthiness of the Borrower as is customary practice of such rating agency.

          14.16  Addition of New Banks; Original Notes.  (a)  On and as of the
                 -------------------------------------
occurrence of the Restatement Effective Date, in accordance with Section 14.10 hereof, each New Bank shall become a "Bank" under, and for all purposes of, this Agreement and the other Credit Documents.

          (b) On the Restatement Effective Date, immediately after giving effect thereto, all outstanding Notes (as defined in the Original Credit Agreement) issued by the Borrower to Banque Paribas under the Original Credit Agreement shall be deemed cancelled.

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:
-------

990 Hammond Drive, #300                 PHYSICIAN HEALTH CORPORATION
Atlanta, GA  30328
Telephone:  (770) 673-1974
Facsimile:  (770) 673-1079
                                        By:___________________________________
                                           Title:


990 Hammond Drive, #330                 PHC HOLDING CORPORATION
Atlanta, GA  30328
Telephone:  (770) 673-1974
Facsimile:  (770) 673-1970
                                        By:___________________________________
                                           Title:


227 West Monroe Street                  BANQUE PARIBAS,
Suite 3300                               Individually and as Agent
Chicago, IL  60606
Attention:  Mark Radzik
            Rowena Festin               By:___________________________________
Telephone:  (312) 853-6000                 Title:
Facsimile:  (312) 853-6020

                                        By:___________________________________
                                           Title:


Two Ravina Drive                        CREDITANSTALT
Suite 1680
Atlanta, GA  30346
Attention:  Carl Drake
Telephone:  (770) 390-1852              By:___________________________________
Facsimile:  (770) 390-1851                 Title:

Healthcare Financial Division           FINOVA CAPITAL CORPORATION
311 S. Wacker Drive
Suite 4400
Chicago, IL  60606-6618
Attention:  Michael Keller              By:___________________________________
Telephone:  (312) 322-3546                 Title:
Facsimile:  (312) 322-3553


225 Franklin Street                     IMPERIAL BANK
29th Floor
Boston, MA  02110
Attention:  Oscar C. Jazdowski          By:___________________________________
Telephone:  (617) 521-9406                 Title:
Facsimile:  (617) 521-9410


c/o ING Capital Advisors, Inc.          ARCHIMEDES FUNDING, L.L.C.
333 S. Grand Avenue
Suite 4250                              By:  ING Capital Advisors, Inc.
Los Angeles, CA  90071
Attention:  Kathleen Lenarcic
Telephone:  (213) 346-3971              By:___________________________________
Facsimile:  (213) 346-3995                 Title:


2301 S. Kingshighway                    SOUTHWEST BANK OF ST.LOUIS
St. Louis, MO  63110-3498
Attention: Lansden Mclandless, III
Telephone:  (314) 776-5200
Facsimile:  (314) 776-2146              By:___________________________________
                                           Title:


1900 Fifth Avenue North                 AMSOUTH BANK
Birmingham, AL  35203
Attention:  Keith Law
Telephone:  (205) 801-0103
Facsimile:  (205) 326-4790              By:___________________________________
                                           Title: